   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1996

                                                 REGISTRATION NO. 333-3374
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              NOVOSTE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         FLORIDA                     5047                   59-2787476
     (STATE OR OTHER          (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                          4350-C INTERNATIONAL BLVD.
                            NORCROSS, GEORGIA 30093
                                (770) 717-0904
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               THOMAS D. WELDON
                              NOVOSTE CORPORATION
                          4350-C INTERNATIONAL BLVD.
                            NORCROSS, GEORGIA 30093
                                (770) 717-0904
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

        SETH I. TRUWIT, ESQ.                  LAWRENCE S. WITTENBERG, ESQ.
    EPSTEIN BECKER & GREEN, P.C.
           250 PARK AVENUE                TESTA, HURWITZ & THIBEAULT, LLP
                                                    HIGH STREET TOWER
      NEW YORK, NEW YORK 10177                       125 HIGH STREET
           (212) 351-4500                      BOSTON, MASSACHUSETTS 02110
                                                     (617) 248-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                              NOVOSTE CORPORATION

                             CROSS-REFERENCE SHEET
              (BETWEEN ITEMS IN PART I OF FORM S-1 AND PROSPECTUS)

  FORM S-1 ITEM NO. AND CAPTION                 PROSPECTUS CAPTION
  -----------------------------                 ------------------
 1.Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.....  Outside Front Cover Page; Underwriting
 2.Inside Front and Outside Back
     Cover Pages of Prospectus....  Inside Front Cover Page; Outside Back Cover
                                    Page
 3.Summary Information, Risk Fac-
     tors and Ratio of Earnings to
     Fixed Charges................  Prospectus Summary; Risk Factors
 4.Use of Proceeds................  Prospectus Summary; Use of Proceeds
 5.Determination of Offering
     Price........................  Outside Front Cover Page; Underwriting
 6.Dilution.......................  Dilution
 7.Selling Security Holders.......  Not Applicable
 8.Plan of Distribution...........  Outside Front Cover Page; Underwriting
 9.Description of Securities to be
     Registered...................  Description of Capital Stock
10.Interests of Named Experts and
     Counsel......................  Not Applicable
11.Information with Respect to the
     Registrant
  a.Description of Business.......  Prospectus Summary; Business
  b.Description of Property.......  Business
  c.Legal Proceedings.............  Not Applicable
  d.Market Price of and Dividends
      on the Registrant's Common
      Equity and Related
      Shareholder Matters.........  Front Cover Page; Capitalization; Dividend
                                    Policy Shares Eligible for Future Sale;
                                    Description of Capital Stock;
  e.Financial Statements..........  Financial Statements
  f.Selected Financial Data.......  Selected Financial Data
  g.Supplementary Financial Infor-
      mation......................  Not Applicable
  h.Management's Discussion and
      Analysis of Financial
      Condition and Results of
      Operations..................  Management's Discussion and Analysis of
                                    Financial Condition and Results of
                                    Operations
  i.Changes in and Disagreements
      with Accountants on
      Accounting and Financial
      Disclosure..................  Not Applicable
  j.Directors and Executive Offi-
      cers........................  Management
  k.Executive Compensation........  Management
  l.Security Ownership of Certain
      Beneficial Owners and
      Management..................  Principal Shareholders
  m.Certain Relationships and
      Related Transactions........  Certain Transactions
12.Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities..................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to completion, dated May 15, 1996

Prospectus
dated     , 1996

                                2,000,000 Shares

                              [LOGO] NOVOSTE/TM/
                                  Common Stock

All of the 2,000,000 shares of Common Stock offered hereby are being issued and sold by Novoste Corporation ("Novoste" or the "Company").

Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq National Market subject to official notice of issuance under the symbol "NOVT."

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT (1) COMPANY (2)
- --------------------------------------------------------------------------------
Per Share....................................    $          $           $
- --------------------------------------------------------------------------------
Total (3)....................................   $          $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $475,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any, at the Price to Public less the Underwriting Discount. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

The shares of Common Stock are offered by the Underwriters subject to prior sale when, as, and if delivered and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that certificates for such shares will be available for delivery at the offices of
Piper Jaffray Inc. in Minneapolis, Minnesota on or about    , 1996.

Piper Jaffray inc.
                                                           Montgomery Securities

                              [LOGO] NOVOSTE/TM/

Novoste Corporation is developing the King Beta-Cath/TM/ System ("KBC System"), an intraluminal beta radiation catheter delivery system designed to reduce the frequency of restenosis subsequent to percutaneous transluminal coronary angioplasty ("PTCA"). The guidewire previously utilized in a PTCA procedure is used to direct the delivery catheter to the target site within the artery. The KBC System's radiation source train is then hydraulically delivered from the transfer device to the target site through the delivery catheter. After the prescribed radiation dosage has been delivered, the radiation source train is returned through the delivery catheter to the transfer device.


                                     [ART]



     The diagram above illustrates the KBC System currently used in the Company's clinical trial. The design of the KBC System is expected to be improved during its development and accordingly the final design is expected to differ from that shown above.

     The Company's KBC System is an investigational device and has not been approved by the FDA for commercial sale in the United States. The KBC System is in the early stage of clinical testing, and clinical data obtained to date are insufficient to demonstrate safety and efficacy. There can be no assurance that the KBC System will receive FDA approval if such approval is sought.

                                  ----------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH OTHERWISE MIGHT PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish its shareholders with annual audited financial statements examined by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Novoste/TM/, PulsePlus/TM, King Beta-Cath/TM/ and the Novoste/TM/ logo are trademarks of the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and the Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in the Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

  Novoste Corporation ("Novoste" or the "Company") is developing the King Beta-Cath System, an intraluminal beta radiation catheter delivery system designed to reduce the frequency of restenosis subsequent to percutaneous transluminal coronary angioplasty ("PTCA"). The King Beta-Cath System ("KBC System") applies localized beta radiation to the site of the vascular injury caused by a PTCA procedure and is designed to inhibit long-term cell proliferation ("hyperplasia") and vascular remodeling, each primary causes of restenosis. The KBC System was developed in collaboration with certain physicians at Emory University Hospital, including its Director of Interventional Cardiology, Dr. Spencer B. King, III. The Company is conducting a human clinical trial at Emory under an Investigational Device Exemption ("IDE") granted by the U.S. Food and Drug Administration ("FDA") to determine the clinical safety of the KBC System for use in coronary arteries. As of May 10, 1996, 11 of the 15 patients to be included in the trial had been enrolled and treated without any adverse events or complications.

  More than 13 million people in the United States currently have been diagnosed with coronary artery disease, the leading cause of death in the United States. Coronary artery disease is characterized by the progressive accumulation of plaque, which narrows the coronary artery and reduces blood flow to the heart muscle. Coronary artery bypass graft surgery ("CABG"), in which blood vessel grafts are used to bypass the site of a blocked artery, has been shown to be highly effective in treating coronary artery disease. However, CABG is a highly invasive, traumatic and expensive surgical procedure. PTCA, in which a small balloon catheter is inflated in the narrowed section of a coronary artery, has emerged as a highly effective, less invasive alternative to CABG. In 1995, approximately 400,000 CABG and approximately 500,000 PTCA procedures were performed in the United States.

  The principal limitation of PTCA is a high rate of restenosis, a renarrowing of the treated artery often requiring reintervention. Studies have shown restenosis to affect between 25% to 45% of PTCA patients within six months after the procedure. The use of coronary stents (expandable, implantable metal devices) to reduce the rate of restenosis has grown rapidly as an adjunctive therapy to PTCA. Recent studies have concluded that the rate of restenosis in patients who receive coronary stents following PTCA is approximately 30% lower than in patients treated only by PTCA. Restenosis can occur shortly after a PTCA procedure due to elastic recoil, or over a longer period of time due to cell proliferation ("hyperplasia") or geometric remodeling of the arterial segment. Stents appear to be effective in reducing the frequency of restenosis resulting from elastic recoil and appear to limit vascular remodeling, but they may increase, rather than decrease, hyperplasia.

  The KBC System targets the primary causes of restenosis by attempting to prevent or inhibit hyperplasia and long-term vascular remodeling by applying localized beta radiation to the treated site in the coronary artery immediately following PTCA. Radiation has been used therapeutically in medicine for almost 50 years and is used extensively for the treatment of proliferative cell diseases, such as cancer. The KBC System has been designed to use beta radiation because the Company believes it is well-suited for intraluminal use following PTCA, where the objective is to treat the wall of an artery with minimal radiation exposure to adjacent tissue. The KBC System is designed to be safe and to fit well with techniques currently employed by interventional cardiologists in the cardiac catheterization lab. The Company expects that the KBC System will provide significant cost savings, principally by reducing the costs associated with reintervention required following PTCA and coronary stenting. While the Company's current clinical trial seeks to demonstrate the safety and efficacy of the KBC System alone to reduce the frequency of restenosis following PTCA, pre-clinical studies have suggested that the KBC System may also be effective in reducing the frequency of restenosis as a combination therapy with coronary stenting.

  The Company's objective is to become the leader in the commercialization of intravascular radiation devices for the treatment of restenosis. Key elements of the Company's strategy include (i) achieving first to market position in the United States, (ii) establishing beta radiation therapy as the standard therapy to reduce the frequency of restenosis following PTCA, (iii) seeking early commercialization in countries with favorable regulatory environments, and (iv) leveraging the Company's core catheter and radioactive isotope technologies to expand its product offerings to include peripheral angioplasty and other potential applications.

  Novoste, a development stage company with minimal revenues to date, was incorporated in Florida in January 1987 and was capitalized and commenced operations in May 1992. The Company's principal executive offices are located at 4350-C International Blvd., Norcross, Georgia 30093, and its telephone number is (770) 717-0904.

                                ----------------

  Unless otherwise indicated, all references in this Prospectus to the Company's authorized and outstanding securities, other than in the Financial Statements and the Notes thereto, give pro forma effect to (i) the conversion of all shares of Class B Common Stock outstanding on May 10, 1996 into 1,611,269 shares of Common Stock, (ii) the cashless exercise of certain outstanding stock purchase warrants for an aggregate of 861,300 shares of Common Stock, assuming an offering price of $13.00 per share, (iii) the exercise of the balance of all outstanding stock purchase warrants for an aggregate of 47,104 shares of Common Stock at an aggregate exercise price of $208,219, (iv) the conversion of all outstanding convertible notes and accrued interest into an aggregate of 497,349 shares of Common Stock, assuming a closing date of this Offering of May 30, 1996, (v) the conversion of accrued salaries into 100,195 shares of Common Stock and (vi) an amendment to the Company's Articles of Incorporation to remove the Company's existing Class B Common Stock and to create a class of authorized but undesignated Preferred Stock. The actions described in this paragraph shall occur on or immediately prior to the closing of this Offering and are collectively referred to as the "Recapitalization."

                                  THE OFFERING

Common Stock offered by the Company.....  2,000,000 shares

Common Stock to be outstanding after
 the Offering...........................  7,648,275 shares(1)

Use of proceeds.........................  To fund human clinical trials, to establish sales and marketing
                                          capabilities, to expand manufacturing
                                          activities, to conduct further
                                          research and development projects and
                                          for general corporate purposes,
                                          including repayment of debt and
                                          working capital.

Proposed Nasdaq National Market
 symbol.................................  NOVT

                         SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      PERIOD FROM
                                                     THREE MONTHS      INCEPTION
                                                     ENDED MARCH     (MAY 22, 1992)
                         YEAR ENDED DECEMBER 31,         31,            THROUGH
                         -------------------------  ---------------    MARCH 31,
                          1993     1994     1995     1995    1996         1996
                         -------  -------  -------  ------  -------  --------------
STATEMENT OF OPERATIONS
 DATA:
  Revenues.............. $   --   $    70  $     3  $    1  $   --      $   273
  Costs and expenses:
   General and
    administrative......     724      924    1,327     251      372       4,067
   Research and
    development.........     500    1,094    1,659     313      741       4,185
   Depreciation and
    amortization........     106      204      227      61       70         632
  Other income
   (expense)............       5      (44)      (8)     (4)     (28)        (66)
                         -------  -------  -------  ------  -------     -------
  Net loss.............. $(1,325) $(2,196) $(3,218) $ (628) $(1,211)    $(8,677)
                         =======  =======  =======  ======  =======     =======
  Net loss per
   share(2)............. $ (0.38) $ (0.54) $ (0.69) $(0.14) $ (0.24)
                         =======  =======  =======  ======  =======
  Shares used to compute
   net loss per
   share(2).............   3,443    4,031    4,671   4,541    4,947

                                                     MARCH 31, 1996
                                           ------------------------------------
                                                                  PRO FORMA AS
                                           ACTUAL   PRO FORMA(3) ADJUSTED(3)(4)
                                           -------  ------------ --------------
BALANCE SHEET DATA:
  Working capital (deficit)............... $(1,954)    $  416       $24,121
  Total assets............................   3,005      3,975        25,880
  Deficit accumulated during development
   stage..................................  (8,677)    (8,700)       (8,700)
  Total shareholders' equity (deficit)....    (599)     1,771        25,476

- --------

(1) Based on the number of shares of Common Stock outstanding on May 10, 1996. Excludes 1,831,575 shares of Common Stock issuable upon exercise of options outstanding on such date, which had a weighted average exercise price of $1.69 per share. Also excludes (i) 350,750 shares available for future grant under the Company's Stock Option Plan and (ii) 826 shares subject to issuance upon completion of consulting services. See "Management--Executive Compensation" and "Certain Transactions."
(2) See Note 1 of the Notes to the Financial Statements for an explanation of the method used to determine the number of shares to compute net loss per share.

(3) Gives effect to (i) the issuance in April 1996 of promissory notes of approximately $761,700 and (ii) the Recapitalization.

(4) Gives effect to the sale of the shares of Common Stock offered hereby, at an assumed offering price of $13.00 per share, and the application of the estimated net proceeds therefrom (including the repayment of $1.5 million of promissory notes issued in March and April 1996, and $300,000 of bank indebtedness), and after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  An investment in the shares of Common Stock being offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully.

ACCUMULATED DEFICIT; SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN; AND EXPECTATION OF FUTURE LOSSES

  Novoste has received minimal revenues and experienced significant losses in each year since its inception. The Company's losses are due primarily to substantial expenditures related to the development of its products. At March 31, 1996, the Company had an accumulated deficit of approximately $8.7 million since its inception in May 1992. The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The auditors' report states that the accumulated deficit (approximately $7.5 million at December 31, 1995) and the Company's need to raise additional financing to continue the development of its products raise substantial doubt about the Company's ability to continue a going concern. See "Financial Statements." The Company will incur significant additional operating losses through at least 1998 and expects cumulative losses to increase significantly as the Company continues to expand its research and development, clinical trials, and marketing efforts. The Company's ability to achieve profitable operations is dependent in large part on successfully commercializing its KBC System. There can be no assurance that the Company will ever commercialize the KBC System or any of its other products or achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements--Independent Auditors' Report."


EARLY STAGE OF CLINICAL TESTING; NO ASSURANCE OF SAFETY AND EFFICACY

  The KBC System is in an early stage of clinical testing, and there can be no assurance as to when, if ever, its safety and efficacy in reducing the frequency of restenosis will be demonstrated. In January 1996, the Company began a feasibility study at Emory University Hospital, designed to demonstrate the safety of the KBC System before beginning more extensive trials to determine its efficacy. As of May 10, 1996, 11 of the 15 patients to be enrolled in this study had been enrolled and treated without any adverse events or complications. The Company plans to commence similar feasibility studies at Rhode Island Hospital by the end of May 1996 and in Canada and Europe by the end of 1996. There can be no assurance that these feasibility studies will be successful in demonstrating the safety of the KBC System. If the feasibility studies are successful, the Company will use their results to support an application to the FDA for an IDE permitting a multi-center clinical trial designed to establish the efficacy of the KBC System in reducing the frequency of restenosis. The FDA may reject the Company's application for an IDE or require additional information before granting it. The Company currently expects to begin the multi-center trial no sooner than 1997, and various factors, including FDA requests for additional information, difficulties in enrolling patients or physicians, and unforeseen problems in producing the number of KBC Systems required to conduct the trial, could delay the start of the trial for an indeterminate amount of time. The multi-center trial will require the treatment of a statistically adequate number of patients and following up with such patients for a period of at least six months. It is only after completion of these trials that the Company would apply for the regulatory approvals required to commence marketing of the KBC System in the United States. There can be no assurance that the KBC System or any of the Company's other products will prove to be safe and effective in clinical trials or will ultimately be approved for marketing by United States or foreign regulatory authorities. The Company does not expect to submit an application for pre-market approval ("PMA") for its KBC System for at least two years, and there can be no assurance that the Company will ever submit a PMA or that, if submitted, such PMA will be approved by the FDA. If the KBC System does not prove to be safe and effective in clinical trials or if the Company is otherwise unable to commercialize the KBC System successfully, the Company's business, financial condition and results of operations will be materially adversely affected and could result in cessation of the Company's business. In addition, the clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory approvals. Even if such obstacles are identified and overcome, commercialization of the KBC System may be delayed. See "Business--Clinical Status" and "--Government Regulation."

NO ASSURANCE OF TIMELY REGULATORY APPROVAL; GOVERNMENT REGULATION

  The Company will not be able to commence marketing or commercial sales of the KBC System in the United States until it receives approval from the FDA of a PMA application for the KBC System. The Company expects to begin the multi-center clinical trial necessary to support a PMA no sooner than 1997, and the Company cannot begin such trial until it has completed feasibility studies and has received FDA approval of an IDE for such trial. Accordingly, the Company does not expect to file a PMA for at least two years, and does not anticipate receiving approval for at least one year after a PMA is accepted for filing, if at all. There can be no assurance that the FDA will approve either the IDE or the PMA. Accordingly, there can be no assurance as to when, or if, the Company will complete clinical trials of the KBC System, or that data from such trials, if completed, will be adequate to support approval of a PMA for marketing. Furthermore, there can be no assurance that the Company will be able to obtain PMA approval on a timely basis, if at all, and delays in the receipt of or failure to receive such approvals would have a material adverse effect on the Company's business, financial condition and results of operations and could result in cessation of the Company's business.

  Sales of the KBC System outside the United States will be subject to regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than required for FDA approval, and the requirements may differ. In addition, there may be foreign regulatory barriers other than pre-market approval, and the FDA must approve exports of devices. In Europe, commencing in 1998 the Company will be required to obtain certifications necessary to enable the CE mark to be affixed to the KBC System to market them throughout the European Union. Additionally, the Company is required to maintain ISO 9001/EN 460001 certification subject to periodic surveillance audits. The Company may be required to spend significant capital to respond to requests for additional information by the FDA or foreign regulatory bodies or may otherwise be required to spend significant amounts of capital to obtain FDA and foreign regulatory approvals. Any such events could substantially delay or preclude the Company from marketing the KBC System in the United States or foreign countries.

  Any devices manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA and certain state agencies. Foreign and domestic regulatory approvals, if granted, may include significant limitations on the indicated uses for which the product may be marketed. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. In addition, the FDA and certain state and foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The Company will also be required to adhere to applicable FDA regulations setting forth current Good Manufacturing Practices ("GMP") requirements, which include testing, control and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements are monitored through periodic inspections by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including marketing products for unapproved uses, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to clear premarket notification or grant pre-market approval for the Company's products, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new regulations or policies could prevent the Company from obtaining, or affect the timing of, future regulatory approvals or clearances.

  Because the KBC System utilizes radiation sources, its manufacture, distribution, transportation, import/export, use and disposal will also be subject to federal, state and/or local laws and regulations relating to the use and handling of radioactive materials. Specifically, after PMA approval is obtained, approval by the U.S. Nuclear Regulatory Commission ("NRC"), or an equivalent state agency, of the Company's radiation sources for certain medical uses will be required to commercially distribute the radiation sources to licensed recipients in the United States. In addition, the Company and/or its supplier of radiation sources must obtain a specific license from the NRC to commercially distribute such radiation sources as well as comply with all applicable regulations. The Company and/or its supplier of radiation sources must also comply with NRC and U.S. Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of the KBC System. In addition, hospitals may be required to obtain or expand their licenses to use and handle beta radiation prior to receiving radiation sources for use in the KBC System. Comparable radiation regulatory requirements and/or approvals are anticipated in markets outside the United States. If any of the foregoing approvals are significantly delayed or not obtained, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Government Regulation."

UNCERTAINTY OF MARKET ACCEPTANCE

  There can be no assurance that the KBC System will gain any significant market acceptance among physicians, patients and health care payors, even if required regulatory approvals are obtained. The Company believes that achieving market acceptance will depend heavily on the results of clinical trials and the Company's ability to demonstrate, through such trials, a significant reduction in restenosis rates using the KBC System. There can be no assurance that the Company's clinical trials will achieve such results. Market acceptance of the KBC System may also depend on educating physicians regarding the use of a new procedure, overcoming physician objections to the use of radiation in the cardiac catheterization laboratory ("cath lab") and convincing health care payors that the benefits of using the KBC System outweigh its cost. There can be no assurance that the Company will be successful in achieving these goals. See "Business--Sales and Marketing," "-- Government Regulation" and "--Third Party Reimbursement"

DEPENDENCE ON KBC SYSTEM

  The Company, which has not yet commercialized any of its products, anticipates that for the foreseeable future it will be solely dependent on the successful development and commercialization of the KBC System. The KBC System is in the early stages of development, and will require further development, as well as regulatory clearance or approval, before it can be marketed in the United States or internationally. There can be no assurance that the Company's development efforts will be successful or that the KBC System will be shown to be safe or effective, capable of being manufactured in commercial quantities at acceptable costs, cleared or approved by regulatory authorities or successfully marketed. In addition, there can be no assurance that demand for the KBC System will be sufficient to allow profitable operations. Failure of the KBC System to be successfully commercialized would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The KBC System," "--Sales and Marketing," "-- Manufacturing" and "--Government Regulation."

SOLE SOURCE OF SUPPLY

  The Company has obtained all of its requirements of radiation source materials pursuant to an exclusive agreement (the "Supply Agreement") with a single European supplier (the "Supplier"). Under the Supply Agreement, which has an initial term ending in the year 2000 and renews automatically for successive three year periods unless notice of termination is given two years prior to a renewal date, the Company may not purchase radiation source materials for use in restenosis therapy from anyone other than the Supplier. Although the Supply Agreement permits the Company to use an alternative source during any period in which the Supplier is unable to provide the materials, the Company believes that because of the technical expertise and capital investment required to manufacture the radiation source materials, it would be extremely difficult to find an alternate source of supply in the event that the Supplier is unable to provide the materials. In addition, portions of the process used to manufacture the materials may be proprietary to the Supplier. The Supplier has no obligation to make any of its know-how or technology available to any alternate source of supply. Although the Company has an option to purchase all of the Supplier's assets relating to the supply of radiation source materials, the exercise of such option and the transfer of the required technology and expertise to the Company or an alternative source would be costly, time consuming, and uncertain of success. Any inability of the Supplier to provide radiation source materials would limit the Company's ability to increase its business beyond its then existing inventory of such radiation source material. As a result of these factors, any failure or disruption in the ability of the Supplier to provide the radiation source materials could have a material adverse effect on the business, financial condition and results of operation of the Company. See "Business--Manufacturing."

COMPETITION

  Competition in the medical device industry, and specifically the markets for cardiovascular devices and devices to improve the outcome of coronary revascularization procedures, is intense. Guidant Corporation, Boston Scientific Corporation, Medtronic Inc. and Johnson & Johnson, among others, are developing devices to improve the outcome of coronary revascularization procedures. Many companies are developing therapies to reduce the frequency of restenosis. Johnson & Johnson, among others, currently markets coronary stents which have been successful in reducing the frequency of restenosis. Other companies have under development various radiation therapy products to reduce the frequency of restenosis. In addition, drugs, gene therapy and other minimally invasive catheter-based procedures are currently being developed. Many of the Company's competitors and potential competitors have substantially greater capital resources than does the Company and also have greater resources and expertise in the areas of research and development, obtaining regulatory approvals, manufacturing and marketing. There can be no assurance that the Company's competitors and potential competitors will not succeed in developing, marketing and distributing technologies and products that are more effective than those developed and marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. Additionally, there is no assurance that the Company will be able to compete effectively against such competitors and potential competitors in terms of manufacturing, marketing and sales.

  Any product developed by the Company that gains regulatory clearance or approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, gain regulatory approval and reimbursement acceptance and supply commercial quantities of the product to the market are expected to be important competitive factors. In addition, the Company believes that the primary competitive factors for products addressing restenosis include safety, efficacy, ease of use, reliability, suitability for use in cath labs, service and price. The Company also believes that physician relationships, especially relationships with leaders in the interventional cardiology community, are important competitive factors. Although the Company believes that it is the first in the United States to have initiated an FDA-approved human clinical trial of a radiation system for reducing the frequency of restenosis, there can be no assurance that the Company will be first to market such a system in the United States or to market such a system effectively.

LIMITATIONS ON THIRD PARTY REIMBURSEMENT

  The KBC System, if approved for commercial sale, will be purchased primarily by hospitals. Hospitals and physicians bill various third-party payors, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care services provided to their patients. The FDA has classified the KBC System as an experimental device and accordingly its use in the human clinical trials will not be reimbursable under the Medicare program or by private insurers until after the PMA approval is achieved, if ever. The classification of the KBC System as experimental will materially increase the costs of conducting clinical trials in the United States, and such costs could have a material adverse effect on the Company's business, financial condition and results of operations. Such classification, among other reasons, may lead the Company to conduct the majority of its clinical trials outside the United States. Relying on foreign clinical trials may subject the Company to certain risks, including the necessity to obtain FDA approval to export the products from the United States, the risk that the FDA may not accept data from certain foreign countries, the difficulty in identifying clinical sites able to conform to FDA requirements, foreign medical regulations and foreign radiation regulations. Even if the KBC System were to receive approval for marketing by the FDA, there can be no assurance that third-party payors will cover the KBC System, or, if covered, that third-party payors will not place certain restrictions on the circumstances in which coverage will be available. In addition, payors may deny reimbursement if they determine that a product was not used in accordance with established payor protocol regarding cost-effective treatment methods or was used for an unapproved indication. Third-party payors are also increasingly challenging the prices charged for medical products and services and, in some instances, have put pressure on medical device suppliers to lower their prices. The Company is unable to predict what changes will be made in the reimbursement methods used by third-party health care payors. There can be no assurance that the KBC System will be considered cost effective by third-party payors, that reimbursement for the KBC System will be available or, if available, that payors' reimbursement levels will not adversely affect the Company's ability to sell the KBC System on a profitable basis. In addition, the cost of health care has risen significantly over the past decade, and there have been and may continue to be proposals by legislators, regulators and third-party payors to curb these costs. Failure by hospitals and physicians to obtain reimbursement from third-party payors, changes in third-party payors' policies toward reimbursement for the KBC System or legislative action could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Third Party Reimbursement."

LACK OF SALES AND MARKETING EXPERIENCE; RELIANCE ON DISTRIBUTORS AND CORPORATE PARTNERS

  At present, the Company has no sales and a limited marketing and sales capability. The Company intends to sell its products in the United States directly and outside the United States through international distributors and corporate partners. There can be no assurance that the Company will be able to recruit and train adequate sales and marketing personnel to successfully commercialize the KBC System in the United States. The inability to recruit or retain suitable international distributors or corporate partners could also have a material adverse effect on the Company's business, financial condition and results of operations. The Company intends to select one or more established market leaders in the radiation isotope business to inventory and deliver the radiation sources and provide related training, testing and support services to hospitals in both the United States and international markets. The inability to recruit or retain one or more such entities for this purpose could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK

  To date, the Company has not yet commercialized any of its products and its manufacturing activities have consisted of producing small quantities of its products for use in pre-clinical studies and limited clinical trials. To achieve profitability, the Company's products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Production in commercial quantities will require the Company to expand its manufacturing capabilities and to hire and train additional personnel. The Company has no experience in manufacturing its products in commercial quantities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. Difficulties encountered by Novoste in manufacturing scale-up could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that future manufacturing difficulties, which could have a material adverse effect on the Company's business, financial condition and results of operations, will not occur. See "Business--Manufacturing."

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY

  The Company currently has one pending United States patent application and a related continuation-in-part application covering aspects of the KBC System, and has filed a counterpart application under the Patent Cooperation Treaty preserving the Company's right to file applications in the European Patent Office and certain other countries. The United States Patent and Trademark Office ("USPTO") has taken an initial action on the Company's pending patent application, rejecting certain claims based only on objections to the content, form or wording of the claims under Section 112 of the United States Patent Law. The Company believes based upon advice of its patent counsel that such objections may be overcome to the examiner's satisfaction by appropriate changes to the claim language or format. Allowance of the claims is also subject to the examiner's review of additional prior art that may be more pertinent than the prior art considered previously by the examiner. There can be no assurance that any claims under the pending applications will be allowed, or if allowed, will offer any protection or that they will not be rejected, challenged, reexamined, invalidated or circumvented. In addition, there can be no assurance that competitors will not obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products in either the United States or international markets.

  The Company received a letter from NeoCardia, L.L.C. ("NeoCardia") dated July 7, 1995, in which NeoCardia notified the Company that NeoCardia is the exclusive licensee of U.S. Patent No. 5,199,939 (the "Dake Patent") and requested that the Company confirm that its products did not infringe the claims of the Dake Patent. The Company had previously concluded based upon advice of patent counsel that the Company's proposed KBC System would not infringe any valid claim of the Dake Patent. On August 25, 1995, on behalf of the Company, its patent counsel responded that the Company did not infringe the Dake Patent. The USPTO has ordered reexamination of the Dake Patent, and the Company has been advised that on February 29, 1996, following reexamination of the Dake Patent, the USPTO preliminarily rejected all claims of the Dake Patent, as anticipated by or as obvious in view of prior art. In April 1996, the holder of the Dake Patent submitted a response to the USPTO, reasserting that the claims of the Dake Patent are valid and submitting additional claims as well. Based upon such submission, the USPTO will again consider the patentability of the claims and may make the rejection final, confirm the patentability of the original claims, or allow new or amended claims which might narrow or broaden the original claims. The holder of the Dake Patent has the right to appeal any final rejection of its patent claims. There can be no assurance that any or all claims of the Dake Patent will ultimately be rejected or limited in any material respect or that broader claims will not be allowed. In addition, there can be no assurance that the Company's products will not infringe any original, amended or new claims of the Dake Patent which survive the reexamination proceeding or that NeoCardia will not sue the Company for patent infringement and obtain damages from the Company and/or injunctive relief restraining the Company from commercializing the KBC System, or that the Company will not be required to obtain a license from NeoCardia or redesign the KBC System to avoid infringement, any of which could have a material adverse effect on the Company's business, financial condition and results of operations or could result in cessation of the Company's business.

  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement claims or litigation or interference proceedings declared by the USPTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time-consuming. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties or require the Company to redesign its products or processes to avoid infringement or prevent the Company from selling its products in certain markets, if at all. Although patent and intellectual property disputes regarding medical devices have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that the necessary licenses would be available to the Company on satisfactory terms, if at all, or that the Company could redesign its products or processes to avoid infringement. Any adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Accordingly, there can be no assurance that current and potential competitors or other third parties have not or will not file applications for, or have not or will not receive, patents and will not obtain additional proprietary rights relating to materials or processes used or proposed to be used by the Company.

  The Company has developed certain of its patent and proprietary rights relating to the KBC System in conjunction with Emory University ("Emory"). To obtain the exclusive rights to commercialize the KBC System for the treatment of restenosis, the Company entered into a license agreement with Emory under which Emory will be entitled to royalty payments based upon net sales of the KBC System. If the agreement were terminated by Emory as a result of the Company's failure to pay such royalties or any other breach of its obligations under such agreement, the Company's rights to use jointly owned patents (including any patent covering the continuation-in-part application which has been filed) would become non-exclusive, the Company would have no rights to practice future patents owned exclusively by Emory and the Company could be required by Emory to cooperate in licensing the pending U.S. patent application and its foreign counterparts to third parties so that they would be able to commercialize and sell the KBC System.

  All of the physicians on staff at Emory who were involved in the development of the KBC System, including Spencer B. King, III, M.D., have assigned their rights in the technology, if any, to Novoste and/or Emory, except that one physician has not executed a formal assignment of his rights in the technology covered by the Company's continuation-in-part application. Such physician could assert non-exclusive ownership rights in such application. If he were successful in this assertion, such physician would have the right to exploit any technology covered by the continuation-in-part application but not covered by the original application, and the Company's rights to such technology would be non-exclusive. There can be no assurance that, in such event, the physician's right to exploit such technology would not have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company typically obtains confidentiality and invention assignment agreements in connection with employment, consulting and advisory relationships. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology. See "Business--Patents and Proprietary Technology."

ADDITIONAL CAPITAL REQUIREMENTS

  The Company has expended and will continue to expend substantial funds on research, development and clinical trials of its products, the establishment of commercial-scale manufacturing facilities and sales and marketing of the KBC System. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's future liquidity and capital requirements will depend upon numerous factors, including the progress and costs of clinical trials, the potential requirement and the potential costs for product modifications, the timing and costs of various U.S. and foreign regulatory filings, and the timing or availability of various U.S. and foreign governmental approvals. If regulatory approvals are received, the Company's future liquidity and capital requirements will depend upon other factors, including the timing and extent to which the Company's products gain market acceptance, the timing and costs of product introduction, and the costs of developing marketing, servicing and distribution capabilities. The Company may require additional funds which it would seek to raise through equity or debt financings, arrangements with corporate partners or from other sources. Issuance of additional equity securities could result in dilution of ownership and control to the then existing shareholders of the Company. There can be no assurance that any such funds will be available to the Company on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of financing, the Company's business could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EXPOSURE TO PRODUCT LIABILITY CLAIMS; LIMITED INSURANCE COVERAGE

  The use of the Company's products entails an inherent risk of adverse effects which could expose the Company to product liability claims. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from such claims, that the Company's $2 million of insurance coverage would be adequate to protect the Company against potential liabilities, that any such insurance will continue to be available at acceptable costs, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company. See "Business--Product Liability and Insurance."

DEPENDENCE ON KEY PERSONNEL

  The Company's business and future operating results depend in significant part upon the continued contributions of its key technical personnel and senior management, many of whom would be difficult to replace. The Company's business and future operating results also depend in significant part upon its ability to attract and retain qualified management, manufacturing, technical, marketing and sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The loss of key employees, the failure of any key employee to perform adequately or the Company's inability to attract and retain skilled employees, as needed, could materially adversely affect the Company's business, financial condition and results of operations. See "Management--Executive Officers and Directors."

CONCENTRATION OF OWNERSHIP AND CONTROL

  Following completion of this offering, the Company's executive officers, directors and shareholders presently owning more than 5% of the outstanding shares of Common Stock, collectively, will beneficially own approximately 58.9% of the outstanding Common Stock. See "Principal Shareholders." Accordingly, such persons, if acting together, would have sufficient voting power to control the outcome of matters (including the election of a majority of the Board of Directors, and any merger, consolidation or sale of all or substantially all of the Company's assets) submitted to the shareholders for approval and also to have control over the management and affairs of the Company. As a result of such control, certain transactions may not be possible without the approval of such shareholders. These transactions include proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give shareholders of the Company the opportunity to realize a premium over the then-prevailing market price for their shares of Common Stock. See "Principal Shareholders."

EFFECT OF ANTI-TAKEOVER PROVISIONS

  Upon the closing of this Offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Amended and Restated Articles of Incorporation, which will be filed upon the closing of this Offering (the "Amended and Restated Articles"), will provide for a classified Board of Directors. Furthermore, the Company is subject to the anti-takeover provisions of the Florida Business Corporation Act, the application of which would also have the effect of delaying or preventing a merger, takeover or other change of control of the Company and therefore could discourage attempts to acquire the Company. See "Description of Securities--Certain Charter and By-Law Provisions" and "--Anti-Takeover Provisions of Florida Law."

SUBSTANTIAL DILUTION

  Purchasers of the Common Stock offered hereby will incur an immediate and substantial dilution of approximately $9.72 per share in pro forma net tangible book value from the $13.00 per share assumed initial public offering price. Additional dilution is likely to occur upon the exercise of outstanding options. See "Dilution."

NO PRIOR MARKET; STOCK PRICE VOLATILITY

  Prior to this Offering, there has been no public market for the Company's Common Stock. Consequently, the initial public offering price will be determined by negotiations among the Company and the representatives of the Underwriters. The initial public offering price of the Common Stock should not be considered as an indication of the actual value of the Common Stock offered hereby. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, governmental regulatory action, developments with respect to patents or proprietary rights, general conditions in the medical device or cardiovascular device industries, changes in earnings estimates by securities analysts, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many medical device companies and which have often been unrelated to the operating performance of such companies. The Company's revenue or operating results in future quarters may be below the expectations of securities analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. These Company-specific factors or broad market fluctuations may materially adversely affect the market price of the Company's Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market after this Offering could adversely affect the prevailing market price of the Common Stock. In addition to the 2,000,000 shares of Common Stock offered hereby, as of the date of this Prospectus (the "Effective Date"), based upon the shares outstanding as of May 10, 1996, there will be approximately 5,648,275 shares of Common Stock outstanding, all of which are "restricted" shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 131,509 Restricted Shares will be eligible for sale immediately following the Effective Date in reliance on Rule 144(k) promulgated under the Securities Act. Beginning 90 days and 180 days after the Effective Date, approximately 43,362 and 3,097,957 additional Restricted Shares, respectively, will first become eligible for sale in the public market pursuant to Rule 144 promulgated under the Securities Act, or pursuant to Rule 144 in combination with the expiration of certain lock-up agreements with the Company and Piper Jaffray Inc., as representative of the Underwriters. Of the Restricted Shares that will first become eligible for sale in the public market 90 and 180 days after the Effective Date, approximately 37,500 and 2,074,457 shares, respectively, will be subject to certain volume and other resale restrictions pursuant to Rule 144.

  The Company intends to file a registration statement on Form S-8 approximately 90 days after the Effective Date to register approximately 2,182,325 shares of Common Stock reserved for issuance under its Stock Option Plan. Shares of Common Stock issued pursuant to the Stock Option Plan after the effective date of the registration statement will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates. See "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS

  The Company has not paid any cash dividends and does not presently intend to pay cash dividends. It is not likely that any cash dividends will be paid in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $23,705,000 ($27,332,000 if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discount and estimated expenses of this Offering, and assuming an offering price of $13.00 per share.

  Of the net proceeds of this Offering, the Company intends to use approximately $7.0 million to fund human clinical trials, approximately $1.6 million to establish sales and marketing capabilities, approximately $1.0 million to expand manufacturing activities and approximately $6.7 million to conduct further research and development projects. In addition, a portion of the net proceeds of this Offering will be used to repay (i) approximately $1.5 million borrowed from certain of its principal shareholders in March and April 1996 under promissory notes which bear compound interest at 8% per annum and mature June 30, 1996 and (ii) $300,000 of bank indebtedness borrowed in March 1996 under a line of credit which expires on June 15, 1996 and bears interest at the prime rate plus one percent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions." The balance of the net proceeds of this Offering will be added to working capital. Exact allocation of the proceeds and the timing of such expenditures will depend on various factors, including the timing of the Company's regulatory applications and its clinical trials.

  A portion of the net proceeds of this Offering may also be used for investments in or acquisitions of complementary businesses, products or technologies, although no such transactions are currently under negotiation. Pending the use of the net proceeds of this Offering, the Company will invest the funds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Board of Directors currently intends to retain all future earnings, if any, to fund the growth and development of the Company's business, and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth, as of March 31, 1996: (i) the actual capitalization of the Company; (ii) the pro forma capitalization of the Company, after giving effect to the Recapitalization; and (iii) the pro forma as adjusted capitalization of the Company after giving effect to the Recapitalization and the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed offering price of $13.00 per share and the application of the estimated net proceeds therefrom after deducting underwriting discounts and commissions and estimated offering expenses. The information should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                     MARCH 31, 1996
                                            -----------------------------------
                                                                     PRO FORMA
                                                        PRO FORMA   AS ADJUSTED
                                            ACTUAL (1)    (1)(2)      (1)(2)
                                            ----------  ----------  -----------
Preferred Stock, $.01 par value; none
 authorized, actual; 5,000,000 shares
 authorized, no shares issued and
 outstanding pro forma and pro forma as
 adjusted.................................  $      --   $      --   $       --
Class B Common Stock, $.01 par value
 ($5,698,509 liquidation value), 6,000,000
 authorized, 1,611,269 issued and
 outstanding, actual; no shares
 authorized, issued or outstanding, pro
 forma or pro forma as adjusted...........      16,113         --           --
Common Stock, $.01 par value, 14,000,000
 shares authorized, 2,536,338 shares
 issued and outstanding, actual;
 25,000,000 shares authorized, 5,653,555
 shares issued and outstanding, pro forma;
 and 25,000,000 shares authorized,
 7,653,555 shares issued and outstanding,
 pro forma as adjusted....................      25,363      56,535       76,535
Additional paid-in capital................   8,053,389  10,431,255   34,116,255
Deficit accumulated during the development
 stage....................................  (8,677,294) (8,700,492)  (8,700,492)
                                            ----------  ----------  -----------
                                              (583,429)  1,787,298   25,492,298
Less treasury stock, 5,280 shares, at
 cost.....................................     (15,840)    (15,840)     (15,840)
                                            ----------  ----------  -----------
Total shareholders' equity (deficit)......  $ (599,269) $1,771,458  $25,476,458
                                            ==========  ==========  ===========

- --------

(1) Excludes 1,795,075 shares of Common Stock subject to outstanding options, as of March 31, 1996, which had a weighted average exercise price of $1.46 per share. Also excludes (i) 387,250 shares available for future grant under the Company's Stock Option Plan and (ii) 826 shares subject to issuance upon completion of consulting services.

(2) Gives effect to (i) the conversion of all shares of Class B Common Stock outstanding into 1,611,269 shares of Common Stock, (ii) the cashless exercise of certain stock purchase warrants outstanding for 861,300 shares of Common Stock, (iii) the exercise of the balance of all stock purchase warrants outstanding for an aggregate of 47,104 shares of Common Stock at an aggregate exercise price of $208,219, (iv) the issuance in April 1996 of promissory notes of approximately $761,700 and the conversion of all outstanding convertible notes (including accrued interest) into an aggregate of 497,349 shares of Common Stock, assuming a closing date of this Offering of May 30, 1996, (v) the conversion of accrued salaries into 100,195 shares of Common Stock and (vi) an amendment to the Company's Articles of Incorporation to remove the Company's existing Class B Common Stock and to create a class of authorized but undesignated Preferred Stock.

                                   DILUTION

  The following discussion and tables give pro forma effect to the Recapitalization and assume an offering price of $13.00 per share and a closing date of this Offering of May 30, 1996.

  The pro forma net tangible book value of the Company at March 31, 1996, was $1,374,100 or $0.24 per share. Pro forma net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1996, would have been approximately $25,079,100 or $3.28 per share. This represents an immediate increase in net tangible book value of $3.04 per share to existing shareholders and an immediate dilution in net tangible book value of $9.72 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

   Assumed initial public price per share........................       $13.00
     Pro forma net tangible book value per share as of March 31,
      1996....................................................... $0.24
     Increase per share attributable to new investors............  3.04
                                                                  -----
   Pro forma net tangible book value per share after the
    offering.....................................................         3.28
                                                                        ------
   Dilution per share to new investors...........................       $ 9.72
                                                                        ======

  The foregoing computations assume no exercise of outstanding stock options. In the event the 1,831,575 shares subject to options to purchase shares of Common Stock outstanding as of May 10, 1996 at a weighted average exercise price of $1.69 per share were exercised for cash and included in the foregoing calculations, the net tangible book value per share before the offering would be $0.60, the pro forma net tangible book value after the offering would be $2.97 and the dilution to new investors would be $10.03.

  If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share of the Common Stock after this offering would be $3.61 per share, which would result in dilution to new investors in this offering of $9.39 per share.

  Based on the foregoing assumptions, the following table set forth, as of March 31, 1996, the pro forma number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders and the new investors (before deducting the underwriting discount and estimated offering expenses):

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
   Existing shareholders... 5,648,275   73.9% $10,802,156   29.4%    $ 1.91
   New investors........... 2,000,000   26.1   26,000,000   70.6      13.00
                            ---------  -----  -----------  -----
     Total................. 7,648,275  100.0% $36,802,156  100.0%
                            =========  =====  ===========  =====

  The foregoing information excludes: 1,831,575 shares of Common Stock subject to outstanding options as of May 10, 1996 at a weighted average exercise price of $1.69 per share, granted under the Company's Stock Option Plan. In the event that all such options to purchase 1,831,575 shares of Common Stock at an aggregate exercise price of $3,097,231 were exercised, new investors would own 21.1% of the outstanding Common Stock and would have paid 65.2% of the total consideration paid for all outstanding Common Stock. See "Management--Stock Option Plan" and Note 7 of the Notes to the Financial Statements.

                            SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following table sets forth selected financial data of the Company. The selected financial data in the table as of and for the periods ended December 31, 1992, 1993, 1994 and 1995 are derived from the financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors, as indicated in their report included elsewhere in this Prospectus. The audit report includes an explanatory paragraph regarding certain conditions which raise substantial doubt about the Company's ability to continue as a going concern.

  The selected financial data presented below for the three-month periods ended March 31, 1995 and 1996 and the period from inception (May 22, 1992) to March 31, 1996 and as of March 31, 1996 are derived from the unaudited condensed financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, such unaudited condensed financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results of operations for such periods. Results of interim periods are not necessarily indicative of results to be expected for the full fiscal year. The data should be read in conjunction with the Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                             THREE MONTHS
                                                                                ENDED
                          PERIOD FROM INCEPTION  YEAR ENDED DECEMBER 31,      MARCH 31,      PERIOD FROM INCEPTION
                          (MAY 22, 1992) THROUGH -------------------------  ---------------  (MAY 22, 1992) THROUGH
                            DECEMBER 31, 1992     1993     1994     1995     1995    1996        MARCH 31, 1996
                          ---------------------- -------  -------  -------  ------  -------  ----------------------
STATEMENT OF
 OPERATIONS DATA:
Revenues................          $  200         $   --   $    70  $     3  $    1  $   --          $   273
Costs and expenses:
  General and
   administrative.......             720             724      924    1,327     251      372           4,067
  Research and
   development..........             192             500    1,094    1,659     313      741           4,185
  Depreciation and
   amortization.........              25             106      204      227      61       70             632
                                  ------         -------  -------  -------  ------  -------         -------
Loss from operations....            (737)         (1,330)  (2,152)  (3,210)   (624)  (1,183)         (8,611)
Other income (expense)..               9               5      (44)      (8)     (4)     (28)            (66)
                                  ------         -------  -------  -------  ------  -------         -------
Net loss................          $ (728)        $(1,325) $(2,196) $(3,218) $ (628) $(1,211)        $(8,677)
                                  ======         =======  =======  =======  ======  =======         =======
Net loss per share(1)...          $(0.24)        $ (0.38) $ (0.54) $ (0.69) $(0.14) $ (0.24)
                                  ======         =======  =======  =======  ======  =======
Shares used to compute
 net loss per share(1)..           3,030           3,443    4,031    4,671   4,541    4,947

                                           DECEMBER 31,
                                  ---------------------------------  MARCH 31,
                                   1992    1993     1994     1995      1996
                                  ------  -------  -------  -------  ---------
BALANCE SHEET DATA:
Working capital (deficit)........ $  445  $  (149) $(1,267) $  (906)  $(1,954)
Total assets.....................  1,157    1,583      982    2,057     3,005
Total liabilities................    306      976    1,396    1,739     3,604
Deficit accumulated during
 development stage...............   (728)  (2,053)  (4,249)  (7,467)   (8,677)
Total shareholders' equity
 (deficit).......................    851      608     (413)     318      (599)

- --------
(1) See Note 1 of the Notes to the Financial Statements for an explanation of the method used to determine the number of shares to compute net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Novoste, incorporated in January 1987, was first capitalized and commenced operations in May 1992. To date the Company has been engaged primarily in research and development efforts and clinical trials in interventional cardiology, electrophysiology and critical care products. Commencing in 1994, the Company has devoted its efforts to developing the KBC System. For the period since its capitalization to March 31, 1996, the Company received minimal non-recurring revenues from the sale of patent and option rights and license and contract fees and experienced significant losses in each year. At March 31, 1996, the Company had an accumulated deficit of approximately $8.7 million. Further, Novoste expects to continue to incur significant operating losses through at least 1998 and expects cumulative losses to increase significantly as the Company continues to initiate new research and development projects, conduct its clinical trials in the United States, Canada and Europe, seek regulatory approval or clearance for its products, expand its sales and marketing efforts in contemplation of product introduction and market development and increase its administrative activities to support growth of the Company. The Company has granted an option to purchase 100,000 shares of Common Stock at $3.20 per share as to which options with respect to 75,000 shares have not yet vested. Vesting would occur as to 25,000 shares upon the achievement of each of three specified milestones. Should any of such milestones be achieved, the Company will record a non-cash compensation expense to the extent the fair market value of the shares which vest exceeds the exercise price.

  The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The auditors' report states that the accumulated deficit (approximately $7.5 million at December 31, 1995) and the Company's need to raise additional financing to continue the development of its products raise substantial doubt about the Company's ability to continue a going concern. See "Financial Statements."

  There can be no assurance that the Company's research and development efforts will be successfully completed. Additionally, as clinical testing has only recently commenced, there can be no assurance that the KBC System will be safe and effective. There can be no assurance that the KBC System will be approved by the FDA or any foreign government agency or that the KBC System or any other product developed by Novoste will be successfully introduced or attain any significant level of market acceptance. See "Risk Factors--Early Stage of Clinical Testing; No Assurance of Safety and Efficacy," "--No Assurance of Timely Regulatory Approval; Government Regulation," "-- Uncertainty of Market Acceptance" and "--Dependence on KBC System."

RESULTS OF OPERATIONS

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1996 AND 1995

  REVENUE. No revenues were earned in the three months ended March 31, 1996 as compared to the $1,200 of miscellaneous sales in the three months ended March 31, 1995.

  RESEARCH AND DEVELOPMENT. Research and development expenses increased to $741,000 in the three months ended March 31, 1996 from $313,000 in the same period of 1995. This increase in expenses was due to the increase in outside consulting and services attributable to the development of the KBC System and the commencement of clinical studies.

  GENERAL AND ADMINISTRATIVE. General and administrative expenses in the three month period ended March 31, 1996 increased to $372,000 from $251,000 in the three months ended March 31, 1995. This increase in expenses was due to additions to the Company's management to support the Company's increased activities and increased occupancy costs and utility costs resulting from leasing additional space in mid 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

  Revenue. Revenues decreased to $3,000 in 1995 from $70,000 in 1994 as the Company did not receive any contract or license fee revenue in 1995. No revenues were earned in 1993.

  Research and Development. Research and development expenses increased to $1,659,000 in 1995 from $1,094,000 in 1994 and from $500,000 in 1993. This increase in expenses was due to the hiring of additional personnel, an increase in outside consulting and services attributable to the development of the KBC System, and the support of pre-clinical studies.

  General and Administrative. General and administrative expenses in 1995 increased to $1,327,000 from $924,000 in 1994 and from $724,000 in 1993. This increase in expenses was due to additions to the Company's management to support the Company's increased activities.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its activities since inception principally through private placements of its Common Stock, Class B Common Stock and promissory notes. Since inception through March 31, 1996, the Company had obtained funds aggregating approximately $6.7 million in net proceeds from the issuance of Common Stock and Class B Common Stock, and approximately $1.8 million in net proceeds from the issuance of convertible promissory notes. In March and April 1996 certain shareholders of the Company made loans to the Company in the aggregate of approximately $1.5 million. The Company intends to use the net proceeds of this Offering to repay such debt plus interest thereon. Cash used to fund operations since inception was approximately $6.7 million. The Company's capital expenditures have aggregated approximately $1.4 million through March 31, 1996. At March 31, 1996, the Company had cash and cash equivalents of $1.6 million.

  The Company has a revolving line of credit with a commercial bank under which the Company may borrow up to $300,000 at the prime rate plus one percent. The line of credit, which expires on June 15, 1996, is subject to commitment fees of .65% of the unused line of credit. As of April 1, 1996, borrowings of $300,000 were outstanding under this arrangement. The line of credit is guaranteed in the amount of $100,000 each by Messrs. Thomas Weldon, Norman Weldon and Charles Larsen. See "Certain Transactions."

  The Company expects to incur significant additional operating loses over each of the next several years and expects cumulative losses to increase significantly as the Company continues to expand its research and development, clinical trials and marketing efforts. The Company anticipates that the proceeds of the Offering and interest thereon, together with existing cash and cash equivalents, will be sufficient to fund its operations and planned new product development, including increased working capital expenditures, through at least 1997.

  Future liquidity and capital requirements of the Company will depend upon a number of factors. This will include the progress and costs of clinical trials, the potential requirement and related costs for product modifications, the timing and costs of various U.S. and foreign regulatory filings, the timing of receipt of various U.S. and foreign governmental approvals, the timing and extent to which the Company's products gain market acceptance, the timing and costs of product introduction, and the costs of developing marketing, servicing, and distribution capabilities, if regulatory approvals are received. The Company will be required to seek additional funds through debt or equity financing, arrangements with corporate partners or from other sources. Issuance of additional equity securities could result in substantial dilution in ownership and control to the then existing shareholders. There can be no assurance that any such funds will be available on terms acceptable to the Company, or at all. The Company's inability to fund its capital requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

  At December 31, 1995, the Company has net operating loss carryforwards for income tax purposes of approximately $7.1 million for federal and state purposes, which will expire at various dates through 2010, if not utilized. The Company also has research and development credits available to reduce future federal and state income taxes, if any, of approximately $127,000. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards and research and development credits available to be used in any given year should certain events occur, including additional sales of equity securities and other changes in ownership. The Company has concluded that it is more likely than not that these net operating loss carryforwards and development credits will not be realized based on a weighing of available evidence at December 31, 1995 and, as a result, a 100% deferred tax valuation allowance has been recorded against these assets. See Note 4 of the Notes to the Financial Statements.

  The Company is also subject to a recent accounting pronouncement concerning accounting for long-lived assets. See Note 1 of Notes to Financial Statements.

                                   BUSINESS

GENERAL

  Novoste Corporation ("Novoste" or the "Company") is developing the King Beta-Cath System, an intraluminal beta radiation catheter delivery system designed to reduce the frequency of restenosis subsequent to percutaneous transluminal coronary angioplasty ("PTCA"). The King Beta-Cath System ("KBC System") applies localized beta radiation to the site of the vascular injury caused by a PTCA procedure and is designed to inhibit long-term cell proliferation ("hyperplasia") and vascular remodeling, each primary causes of restenosis. The KBC System was developed in collaboration with certain physicians at Emory University Hospital, including its Director of Interventional Cardiology, Dr. Spencer B. King, III. The Company is conducting a human clinical trial at Emory under an Investigational Device Exemption ("IDE") granted by the U.S. Food and Drug Administration ("FDA") to determine the clinical safety of the KBC System for use in coronary arteries. As of May 10, 1996, 11 of the 15 patients to be included in the trial had been enrolled and treated without any adverse events or complications.

INDUSTRY OVERVIEW

  Coronary Artery Disease. Coronary artery disease is the leading cause of death in the United States. More than 13 million people in the United States currently have been diagnosed with coronary artery disease, which is generally characterized by the progressive accumulation of plaque as a result of the deposit of cholesterol and other fatty materials on the walls of the arteries. The accumulation of plaque leads to a narrowing of the interior passage, or lumen, of the arteries, reducing blood flow to the heart muscle. When blood flow to the heart muscle becomes insufficient, oxygen supply is restricted and a heart attack and death may result. Each year more than 900,000 revascularization procedures are performed in the United States, and approximately 1.5 million of such procedures are performed worldwide, to treat coronary artery disease to increase blood flow to the heart muscle.

  Coronary Artery Bypass Graft. Coronary artery bypass surgery ("CABG") was introduced as a treatment for coronary artery disease in the 1950s, when technology was developed to enable physicians to stop a patient's heart during surgery. CABG is a highly invasive, open surgical procedure in which blood vessel grafts are used to bypass the site of a blocked artery, thereby restoring blood flow. CABG, still considered the most effective and long-lasting treatment for coronary artery disease, is generally the primary treatment for severe coronary artery disease involving multiple vessels. In addition, CABG is often a treatment of last resort for patients who have undergone other less invasive procedures but require reintervention. However, CABG has significant limitations, including medical complications, such as stroke, multiple organ dysfunction, inflammatory response, respiratory failure and post-operative bleeding, each of which may result in death. In addition, CABG is a very expensive procedure and requires a long recovery period. In the United States, the cost of undergoing CABG is approximately $36,000, the average post-operative hospital stay following CABG is approximately five to seven days and the average recuperation period following discharge from the hospital is approximately six to eight weeks. In 1995, approximately 400,000 CABG procedures were performed in the United States. Currently, several minimally invasive surgical techniques are being developed to lessen the cost and trauma of CABG procedures.

  PTCA and Other Catheter Based Technologies. Since its clinical introduction in the late 1970s, PTCA has emerged as the principal, less invasive alternative to CABG. PTCA is a procedure performed in a cath lab by an interventional cardiologist. During PTCA, a guidewire is inserted into a blood vessel through a puncture in the leg (or arm in some cases) and guided through the vasculature to a diseased site in the coronary artery. A balloon-tipped catheter is then guided over the wire to the deposit of plaque ("lesion") occluding the artery. Once the balloon is positioned across the lesion inside the vessel, the balloon is inflated and deflated several times. Frequently, successively larger balloons are inflated at the lesion site, requiring the use of multiple balloon catheters. The inflation of the balloon cracks or reshapes the plaque and the arterial wall, thereby expanding the arterial lumen. Though injury to the arterial wall often occurs under balloon pressure, PTCA typically results in increased blood flow without the actual removal of any plaque. In 1995, more than 500,000 PTCA procedures were performed in the United States. The average cost of each PTCA procedure is approximately $15,000, or less than one-half of the average cost of CABG, and the length of stay and recuperation period are substantially less than those required for CABG.

  Though PTCA has grown rapidly as a highly effective, less invasive therapy to treat coronary artery disease, the principal limitation of PTCA is the high rate of restenosis, a re-narrowing of a treated artery, which generally requires reintervention. Due to the effects of restenosis, the long-term cost-effectiveness of PTCA has not proven greater than that of CABG. Studies have indicated that within six months after PTCA, between 25% and 45% of PTCA patients experience restenosis. In addition, 60% of patients with multi-vessel coronary artery disease who received PTCA have been shown to require reintervention within three years of treatment. Finally, although the average cost of PTCA is less than one-half of that of CABG, a recent study indicated that three years after the procedure, PTCA has no cost advantage over CABG due to the need for subsequent interventional treatment.

  A variety of other catheter-based, minimally invasive, interventional devices for coronary artery disease have been developed in an attempt to reduce the frequency of restenosis following PTCA. These devices include atherectomy devices (catheter devices that cut and remove plaque from the arterial wall), rotational ablation devices (catheter devices which use a rotating burr to remove plaque), and laser catheter devices (devices that use laser energy to reduce plaque in arteries). Although these new approaches to coronary artery disease have been found to be effective in certain lesion types and in certain locations in the coronary arteries, like PTCA they also exhibit high rates of restenosis.

  Pathology of Restenosis. Clinical restenosis is typically defined as a renarrowing of a coronary artery within six months of a revascularization treatment to less than 50% of its original size. Restenosis is a vascular response to arterial injury and occurs frequently after a revascularization procedure, which stretches coronary arteries or otherwise damages the treated segment of the artery. Due to multiple mechanisms controlling vascular repair, restenosis may occur within a short period after a revascularization procedure or may develop over the course of months or years. Restenosis that occurs shortly after a revascularization procedure is usually attributed to elastic recoil (acute loss of lumen diameter) of the artery.

  Longer term, restenosis may result from excessive proliferation of cells at the treatment site ("hyperplasia") or from a generalized geometric remodeling of the arterial segment, the causes of which are not well understood. Hyperplasia is a physiological response to injury, similar to scarring which occurs in wound healing. In response to an arterial injury from revascularization, the body sets off a biochemical response to repair the injury site and protect it from further harm. This response will include a signal to adjacent cells of the arterial wall to multiply. Often this cell proliferation goes unchecked, resulting in a much thicker and inelastic arterial wall and in reduced blood flow. The Company believes that hyperplasia and vascular remodeling are responsible for a large portion of the overall effect of restenosis.

  Coronary Stenting. Coronary stents are expandable, implantable metal devices permanently deployed at a lesion site. Stents maintain increased lumen diameter by mechanically supporting the diseased site in a coronary artery. Of all the non-surgical treatments which have sought to improve upon PTCA, stents have demonstrated the best results in reducing the rate of restenosis. In a typical stent procedure, the artery is pre-dilated at the lesion site with a balloon catheter and the stent is delivered to the site of the lesion and deployed with the use of a second balloon catheter, which expands the stent and firmly positions it in place. This positioning is often followed by a third dilatation using a high pressure balloon to fully expand and secure the stent. Once placed, stents exert radial force against the walls of the coronary artery to enable the artery to remain open and functional.

  Recent studies have concluded that the rate of restenosis in patients who receive coronary stents following PTCA is approximately 30% lower than in patients treated only by PTCA. Additional clinical studies with stents which incorporate a specialized coating may show a greater reduction in the rate of restenosis. Stents appear to be effective in reducing the frequency of restenosis resulting from elastic recoil and appear to limit vascular remodeling, but may increase, rather than decrease, hyperplasia.

  The use of stents has grown rapidly since commercial introduction in the United States in 1994, and they were utilized in approximately 100,000 of the approximately 500,000 PTCA procedures performed in the United States in 1995. Despite their rapid adoption, stents have certain drawbacks. Not only are they permanent implants which may result in unforeseen long-term adverse effects, but they cannot be used in cases where the coronary arteries are too tortuous or too narrow. In addition, the use of stents approximately doubles the cost of a PTCA procedure and restenosis may still occur, often requiring reintervention in patients who receive stents.

THE NOVOSTE SOLUTION

  The Company's KBC System is designed to reduce the frequency of restenosis following PTCA by applying localized beta radiation to the treatment site in the coronary artery. The KBC System is designed to be safe and cost-effective and to fit well with techniques currently used by interventional cardiologists in the cardiac catheterization lab. The KBC System targets the primary causes of restenosis by attempting to prevent or inhibit hyperplasia and long-term vascular remodeling. Its localized beta radiation sources can be handled with little risk to the health care workers or to the patients because the penetration of electrons associated with beta radiation is quite limited and easily shielded. The Company expects that the KBC System will provide significant cost savings, principally by reducing the costs associated with reintervention required following PTCA and coronary stenting.

  The KBC System is founded on the Company's belief, based on recent clinical and pre-clinical studies, that localized beta radiation is likely to reduce coronary artery restenosis rates by inhibiting cell proliferation which occurs in response to PTCA. Radiation has been used therapeutically in medicine for almost 50 years, and is extensively used for the treatment of proliferative cell diseases, such as cancer. Cancer therapy has primarily involved the use of gamma radiation, which is highly penetrating and may be dangerous unless handled and used with great care. The Company has designed the KBC System to use beta radiation, which is much less penetrating and thus easier to use and control than gamma radiation while providing equivalent efficacy. Beta radiation has been used less frequently in medicine (primarily in a topical application to treat certain skin and eye disorders) because of its more limited depth of penetration, but is viewed by the Company as well-suited for intraluminal use following PTCA, where the objective is to treat the inner surface and the wall of the artery with minimal exposure to adjacent tissues.

  The Company is aware of four clinical studies of the use of intraluminal radiation to reduce the frequency of restenosis in humans. Three of these studies have been conducted outside the United States: two used gamma radiation delivered using methods and equipment designed for use in cancer therapy, and one applied beta radiation using a wire positioned through the lumen of a special balloon catheter. The fourth study, using gamma radiation, was initiated by a researcher in the United States, but was halted by the FDA for the lack of a required IDE before results could be fully reported. These studies, while involving a limited number of patients, tend to show a reduction in restenosis rates and no adverse effects from intraluminal radiation. The Company's animal studies, conducted at Emory University under the direction of Dr. Spencer King and his colleagues, Ron Waksman, M.D., Ian Crocker, M.D. and Keith Robinson, Ph.D., have also supported the conclusion that intraluminal radiation, and particularly beta radiation, can be effective in reducing the frequency of restenosis whether used alone following PTCA or as a combination therapy with coronary stenting. See "--Clinical Status."

THE KBC SYSTEM

  The KBC System is designed to deliver localized, intraluminal beta radiation to reduce the frequency of restenosis following PTCA.




                   [INSERT DIAGRAM OF KBC SYSTEM (TO COME)]



  The primary components of the KBC System are:

    Radiation Source Train. The beta radiation administered by the KBC System emanates from a "train" of several miniature cylindrical sealed sources ("radiation sources") containing Strontium 90
  (/9//0/ Strontium//9//0/ Yttrium), a beta emitting radioisotope. The use of beta, rather than gamma, radiation is intended to make the KBC System safer and less invasive. The delivered dose of the Company's radiation sources has been validated by standards established by the U.S. Department of Commerce National Institute of Standards and Technology, enabling a physician to accurately determine appropriate dosing levels. In addition, due to their relatively long half lives (approximately 28 years) and because they will not come into contact with a patient's blood or tissue, the radiation sources are expected to be reused for numerous patients. Beta radiation from the Strontium 90 source can be easily shielded from health care workers by the use of approximately one-half inch thick quartz.

    Transfer Device. The transfer device is a multiple use, hand held instrument used to store the radiation sources while in the cath lab. The transfer device (i) transfers the radiation sources to and from the delivery catheter via a mechanical gating system, (ii) contains a switching device that directs hydraulic force to move the radiation sources to or from the treatment zone and (iii) completely shields the beta radiation energy from health care workers while being handled in the hospital setting.

    Delivery Catheter. The delivery catheter is a single use, disposable, multi-lumen catheter which provides a pathway for the radiation sources to be rapidly delivered and retrieved from the coronary arterial segment to be treated. The delivery catheter is positioned by advancing it over the same guidewire used during the immediately preceding PTCA procedure. The radiation sources are delivered through a dual lumen closed hydraulic circuit, which is powered by a standard syringe.

  The KBC System is intended to be used in a cath lab by an interventional cardiologist immediately after a PTCA procedure. The cardiologist uses a previously positioned guidewire utilized in the PTCA procedure to direct the delivery catheter into the vasculature of the patient until the treatment zone of the delivery catheter reaches the targeted site. The radiation sources are hydraulically driven from the transfer device to the target site in a matter of seconds through the radiation source train lumen of the delivery catheter. The radiation sources remain at the targeted site for less than five minutes to deliver a predetermined dose of radiation. They are then returned, through the same lumen, by the use of positive hydraulic pressure applied through the delivery catheter's fluid lumen. Upon completion of the procedure, the train of radiation sources is stored safely inside the transfer device and delivered to a designated radiation storage site within the hospital for safekeeping before use with another procedure. The procedure currently requires the participation of both an interventional cardiologist and a physician licensed to prescribe radiation therapy.

  The Company believes the KBC System, when fully developed and tested, will have the following advantages:

  . Non-implantable, Site-specific Therapy. The KBC System was designed to accurately treat only the area required to prevent restenosis without leaving a permanent implant in the body. The length of the radiation source train may be varied to coincide with lesion length.

  . Utilization of Existing PTCA Techniques. Although intracoronary radiation is a new concept in coronary artery disease treatment, the KBC System was designed to be easily adopted and used by the cardiologist. The delivery catheter is very similar to a balloon angioplasty catheter, and it is positioned by advancing it over the guidewire already in place from the previous PTCA procedure.

  . Flexibility. The cylinders that make up the KBC System's radiation source train, as well as the KBC System's delivery catheter material, are designed to be very flexible, giving the KBC System a very tight radius of curvature and the capability of navigating tortuous coronary anatomies.

  . Short Procedure Times. The KBC System was designed to enhance patient safety and comfort by delivering the recommended dosage in less than five minutes of radiation exposure time per lesion.

  . Multiple Use System. The radiation source train can be reused for numerous patients due to the long half-life of the isotope and because the source train does not come into contact with the patient's blood. As a result, inventory planning will be very straightforward, procedure costs will be attractive and last minute treatment decisions can be made. In addition, a single delivery catheter and source train may be used to treat multiple lesions within the same patient.

  . Ease and Accuracy of Dosing. Because of the relatively long half-life of the Company's radiation sources, prescribed treatment times will remain stable over the approved shelf life of the KBC isotope. Intracoronary radiation systems which utilize short half-life isotopes are likely to require complex case by case dose calculations based on the current decay state of the isotope.

  . Designed for Safety. The KBC System utilizes localized beta radiation, which results in total body radiation exposure significantly less than that received during routine x-ray during PTCA. Other safety mechanisms include: a closed source train lumen, special locking mechanisms to connect the delivery catheter to the transfer device and sufficient shielding in the transfer device to protect health care workers from radiation exposure.

OTHER INTRACORONARY RADIATION THERAPY APPROACHES

  The Company is aware of two other types of medical devices currently under development to deliver intracoronary radiation therapy: (i) a radioactive tipped guidewire, and (ii) a radioactive stent. Guidewires with gamma-emitting radioactive tips have been used for some time in cancer therapy, and some researchers have used them to deliver intracoronary radiation to prevent restenosis. Gamma radiation is more penetrating and therefore more hazardous than beta radiation. Accordingly, this method requires the automated administration of radiation with a complex and expensive piece of computerized equipment (an "afterloader"), while healthcare workers are out of the room behind a protective barrier. The Company believes this method is impractical, because the use of gamma radiation subjects patients and healthcare workers to excessive radiation exposure and the use of an afterloader does not fit easily into the cath lab. The Company is also aware of at least one company developing a beta radiation tipped guidewire to be used in conjunction with an afterloader.

  Novoste is also aware of at least one company developing a radioactive stent. In theory, such a stent would address both elastic recoil and vascular remodeling and inhibit longer term hyperplasia. However, this method retains the problems inherent in leaving a permanent implant in the coronary artery. In addition, this approach would not effectively treat areas of the artery beyond the ends of the stent, areas which have been known to be restenotic. Finally, because it is a permanent implant, a radioactive stent requires the use of a radiation source with a short half-life. As a result, a hospital would have difficulty keeping an inventory of stents that have sufficient radioactivity at the time of implant.

THE NOVOSTE BUSINESS STRATEGY

  The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

  The Company's objective is to become the leader in the commercialization of intravascular radiation devices for the treatment of restenosis. Elements of the Company's strategy include:

  . Achieve First to Market Position in United States. Novoste intends to be the first to market in the United States an intracoronary radiation device to treat coronary restenosis. The Company is conducting a human clinical trial in the United States under an IDE granted by the FDA to determine the clinical safety of the KBC System for use in coronary arteries. As of May 10, 1996, 11 of the 15 patients to be included in the trial had been enrolled and treated.

  . Establish Beta Radiation Therapy as the Standard Therapy to Prevent Restenosis. The Company's strategy is to introduce the KBC System into the cath lab as standard therapy to reduce the frequency of restenosis following PTCA, either on a stand-alone basis or in conjunction with coronary stenting. The Company seeks to establish interventional cardiologists as the primary providers of this therapy and plans to target top tier medical institutions and leading cardiologists for sale of the KBC System. In addition, the Company intends to conduct intensive physician training seminars to familiarize the cardiologists with the use of the KBC System.

  . International Commercialization. The Company anticipates marketing the KBC System in Canada and Europe through international distributors or corporate partners prior to its receipt of pre-marketing approval in the United States. A human clinical safety study by the Company similar to the initial study currently being conducted at Emory University Hospital is anticipated to commence at a single site in Canada by the end of June 1996 with two additional parallel studies anticipated to commence in Canada and Europe by the end of 1996.

  .  Establish Radiation Therapy for Peripheral Vascular
     Applications. Restenosis is common following angioplasty of the peripheral arteries. In addition, a similar phenomena frequently occurs in veins adjacent to an arterial-venous shunt used for patients undergoing hemodialysis for end stage renal disease. The Company intends to leverage its core catheter and localized radiation technologies to expand its product offerings to other vascular markets where cell proliferation is of clinical significance.

  . Protect and Enhance Proprietary Technology. The Company believes that its patent position may offer a significant competitive advantage. The Company currently has a pending U.S. patent application and a related continuation-in-part application covering key aspects of the KBC System. The Company has also filed a counterpart application under the Patent Cooperation Treaty preserving the Company's right to file applications in the European Patent Office and certain other countries. The Company intends to obtain further protection of its proprietary technology and to defend its intellectual property rights against infringement.

CLINICAL STATUS

  In June 1995, the Company applied for an IDE to conduct a human clinical trial to determine the short-term clinical safety of the KBC System for use in the coronary arteries, and received such approval 29 days later. The

IDE was based upon the Company's animal studies, conducted at Emory University under the direction of Dr. Spencer King and his colleagues Drs. Ron Waksman, Ian Crocker and Keith Robinson. These studies have supported the conclusion that intraluminal radiation, and particularly localized beta radiation, may be effective in reducing the frequency of restenosis whether used alone or as a combination therapy with coronary stenting. The Company has sponsored three such studies, the results of which have been published in three articles in Circulation, a primary cardiology journal. The objectives of the first two sets of animal experiments were to evaluate the effect of intraluminal gamma and beta radiation on neointimal cell formation in pig coronary arteries following balloon overstretch injury, a widely accepted method of modeling the restenosis response, and to determine whether the results would be similar using beta or gamma radiation. In both experiments, arteries treated with beta or gamma radiation equally demonstrated significantly decreased neointimal formation compared with control arteries, and a dose-response relationship was demonstrated. The objective of the third set of experiments was to determine whether intravascular radiation prior to stent implantation would also impact neointimal formation. Both gamma radiation and beta radiation were used with equal effectiveness to reduce the levels of neointimal formation after stent implantation.

  As approved in July 1995, the IDE authorized the Company to commence a single site human clinical trial at Emory University Hospital on a total of 15 patients, each of whom will have a single vessel de novo (previously untreated) lesion. In April 1996, the IDE was amended to authorize the Company to commence a parallel feasibility study utilizing substantially the same protocol on a total of eight patients at a second site at Rhode Island Hospital in Providence. The IDE protocol provides that the patient will be treated with standard PTCA and immediately thereafter with intravascular radiation using the KBC System. A follow-up review of the patient 30 days after treatment and a follow-up angiogram six months after the initial treatment will be performed to observe the treated artery. The IDE has four objectives: (i) to examine the safety of different dosing parameters; (ii) to evaluate the feasibility of the KBC System to deliver beta radiation to the coronary arteries; (iii) to confirm the operational specifications of the KBC System; and (iv) to compare the incidence of restenosis following PTCA coupled with the KBC System to results of a comparable trial showing the incidence of restenosis following PTCA alone.

  On January 31, 1996, employing the protocol approved by the FDA, the Company commenced a human clinical trial at Emory. As of May 10, 1996, 11 of the 15 patients to be enrolled and treated in the trial had been treated, none of whom demonstrated any adverse events or complications. The parallel feasibility study at Rhode Island Hospital is expected to commence by the end of May 1996. The Company also expects to commence a similar feasibility study in Canada by the end of July 1996 and two additional studies in Canada and Europe by the end of 1996. If the U.S. human clinical trials meet the objectives of the initial IDE (e.g., demonstrate safety), the Company anticipates commencing, subject to FDA approval of an additional IDE, multicenter, double-blinded, randomized human clinical trials in 1997. There can be no assurance that these or other trials will demonstrate the safety or efficacy of the KBC System. See "Risk Factors--Early Stage of Clinical Testing; No Assurance of Safety and Efficacy" and "--No Assurance of Timely Regulatory Approval; Government Regulation."

RESEARCH AND DEVELOPMENT

  Research and development activities are performed by a 14-person product development team. The Company has also retained consultants to assist in many research and development activities, including design of the KBC System, conducting and monitoring the clinical trials relating to the KBC System and advising on key aspects of radiation health physics and dosimetry.

  The focus of the Company's current development efforts is to design future generation components of the KBC System. The commercial design of the delivery catheter will have a smaller outer diameter and be more flexible than the design currently being used in clinical trials. Likewise, the transfer device will be modified to have a more ergonomic design and to incorporate additional safety features. Future development efforts will focus on modifying the KBC System for use in peripheral vascular applications and potentially in arterial-venous shunt applications. There can be no assurance that the Company will be successful in developing these or other products.

  Research and development expenses for the years ended December 31, 1993, 1994, and 1995 and for the three months ended March 31, 1996 were approximately $500,000, $1.1 million, $1.7 million, and $741,000, respectively.

OTHER PRODUCTS

  In addition to the KBC System, the Company has three other products in development, which the Company intends to commercialize through corporate partners (although the Company does not currently have any such corporate partners). The Company's patented PulsePlus(TM) product, for which the Company has received 510(k) clearance from the FDA, attaches to an entry needle to contain blood during vascular punctures so that healthcare workers are protected from inadvertent exposure to patient blood. This device provides tactile, as well as visual, feedback of proper arterial placement. Novoste is also developing a patented electronic catheter tip cooling technology which is intended to enable electrophysiology procedures to become safer and more efficient. The "cold-mapping" feature of the technology will enable physicians to confirm the correct site of an arrhythmia (irregular heartbeat) within the heart muscle before treating it with radiofrequency ablation, a currently unguided method which, although highly efficacious, can create unnecessary damage to healthy tissues because of the trial and error nature of its application. In addition, Novoste has designed a proprietary needleless valve for use in the critical care fluid delivery setting. This luer activated valve is intended to replace access sites containing a rubber septum, which require use of a needle to gain fluid access and thereby present an opportunity for an accidental needlestick to health care workers.

SALES AND MARKETING

  The Company anticipates marketing the KBC System through a small direct sales force in the United States and through a combination of international distributors and corporate marketing partners outside the United States. If marketing approval is obtained, the Company plans to focus its marketing efforts on a top tier of approximately 200 hospitals where the Company believes a vast majority of the PTCA procedures in the United States are performed, and on leading cardiologists at those institutions. Through this effort the Company initially aims to identify well-respected clinical supporters for the KBC System and to leverage their reputation in the clinical community to generate wider demand. The Company will also conduct physician training seminars to educate physicians about the KBC System. The Company believes that it can market the KBC System to these hospitals and cardiologists with a moderately sized direct sales organization, initially consisting of the Vice President of Marketing and Sales and approximately 6 to 10 sales representatives, augmented by a small number of clinical specialists. The Company's business and future operating results will depend in significant part upon its ability to attract and retain skilled sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The Company's inability to attract and retain skilled sales and marketing personnel, as needed, could materially adversely affect the Company's business, financial condition and results of operations. In addition, the Company plans to utilize distributors and/or one or more corporate marketing partners to market products outside the United States. The Company believes such distribution or corporate partnering arrangements will be cost-effective, will be implemented more quickly than a direct sales force established by the Company in such countries and will enable the Company to capitalize on local marketing expertise in such countries.

  The Company intends to select one or more established market leaders in the radiation isotope business to inventory and deliver the radiation sources and to provide related training, delivery, testing and disposal services to the purchasing hospital. Novoste does not intend to inventory or deliver the radiation sources used in the KBC System. There can be no assurance that the Company will be able to secure any arrangements with international distributors, corporate marketing partners or radiation isotope providers on satisfactory terms or at all.

MANUFACTURING

  Near term, the Company will focus its manufacturing resources on the production of the KBC System. The Company anticipates that it will manufacture the delivery catheter component of the KBC System directly and manufacture the transfer device jointly with third parties. The radiation source trains are expected to be supplied by a third party. The Company intends to manufacture its products at its 25,000 square foot facility in Norcross,

Georgia. The Company believes that if marketing approvals of the KBC System are obtained, it will be able to utilize its existing facility and the expertise of its management to manufacture commercial quantities of the catheter-based components of the KBC System at a reasonable cost. However, to date, the Company has not yet commercialized any of its products and its manufacturing activities have consisted of building a small number of prototypes of the KBC System for use in pre-clinical and clinical trials, and the Company does not have experience in manufacturing its products in commercial quantities. See "Risk Factors--Limited Manufacturing Experience; Scale-Up Risk."

  Any products of the Company, for which FDA clearances or approvals have been obtained, must be manufactured in accordance with GMP regulations which would impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The Company will rely on independent suppliers for certain components of the KBC System. Such components are either standard throughout the industry or will be built to the Company's specifications. All suppliers of such components also must be in compliance with GMP regulations. See "--Government Regulation."

  The Company has obtained all of its requirements of radiation source materials pursuant to an exclusive agreement (the "Supply Agreement") with a single European supplier (the "Supplier"). Under the Supply Agreement, the supplier has agreed to manufacture prototype radiation source "trains" at an agreed upon base price, which is subject to certain adjustment to accommodate significant changes in design specifications, materials costs, labor costs, currency exchange rates and to take into account multiple re-use of the trains by the Company's customers. The Supplier is required to comply with various regulatory requirements with respect to the supply of radiation sources. See "--Government Regulation."

  Under the Supply Agreement, which has an initial term ending in the year 2000 and renews automatically for successive three year periods unless notice of termination is given two years prior to a renewal date, the supplier has agreed not to sell, lease, license or otherwise transfer radioactive sources of a similar isotope to any other party for use in the treatment of restenosis and the Company, in turn, has agreed not to purchase, lease, or otherwise acquire directly or indirectly a radioactive source of "like" isotope for use in the treatment of restenosis from any other party.

  Although the Supply Agreement permits the Company to use an alternative source during any period in which the Supplier is unable to provide the materials, the Company believes that because of the technical expertise and capital investment required to manufacture the radiation source materials, it would be extremely difficult to find an alternate source of supply in the event that the Supplier is unable to provide the materials. In addition, portions of the process used to manufacture the materials may be proprietary to the Supplier, who has no obligation to make any of its know-how or technology available to any potential alternate source of supply.

  The Company holds an option to purchase those assets of the supplier used or useful in producing the radioactive isotopes sold to the Company by the supplier in connection with the KBC System. The option is exercisable at any time on or prior to August 22, 2002, for $5,000,000, 50% of which is payable upon exercise and the balance in 12 equal consecutive monthly installments following such exercise, and provides that the $90,000 payment made to obtain the option will be credited against the purchase price of the assets. Upon the exercise, if at all, of the option, the supplier is obligated for a period of up to three months, to assign to the Company personnel to assist the Company in facilitating the transfer of the assets, both for purposes of technical training and operations and for administrative and regulatory matters relating to licensure and governmental approvals. Nevertheless, the exercise of such option and the transfer of the required technology and expertise to the Company or an alternative source would be costly, time consuming, and uncertain of success.

  While the Company anticipates that the radiation source materials it purchases from the Supplier will be able to be used for numerous patients, the inability of the Supplier to provide radiation source materials would limit the Company's ability to increase its business beyond its then existing inventory of such radiation source material. As a result of the foregoing, any failure or disruption in the ability of the Supplier to provide the radiation source materials could have a material adverse effect on the business, financial condition and results of operation of the Company.

PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's policy is to protect its proprietary position by, among other methods, filing United States and foreign patent applications. The Company currently has one pending U.S. patent application and a related continuation-in-part application covering aspects of the KBC System, and has filed a counterpart application under the Patent Cooperation Treaty preserving the Company's right to file applications in the European Patent Office and certain other countries. The USPTO has taken an initial action on the Company's pending patent application, rejecting certain claims based solely on objections to the content, form or wording of the claims under Section 112 of the United States Patent Law. The Company believes based upon the advice of its patent counsel that such objections may be overcome to the examiner's satisfaction by appropriate changes to the claim language or format. Allowance of the claims is also subject to the examiner's review of additional prior art that may be more pertinent than the prior art considered previously by the examiner. The Company also holds seven issued United States patents and one issued foreign patent, and has filed nine pending United States patent applications and has filed, or will file, counterpart applications in several foreign countries with respect to its other products. The Company employs a full time intellectual property administrator to prepare invention records and to coordinate the prosecution of new intellectual property.

  There can be no assurance that the claims under the Company's pending U.S. patent applications covering certain aspects of the KBC System will be allowed, or if allowed, will offer any protection to the Company. In addition, there can be no assurance that the Company's United States and foreign patents or other pending applications will offer any protection or that they will not be rejected, challenged, reexamined, invalidated or circumvented. In addition, there can be no assurance that competitors will not obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products in either the United States or international markets.

  The Company received a letter from NeoCardia, L.L.C. ("NeoCardia") dated July 7, 1995, in which NeoCardia notified the Company that NeoCardia is the exclusive licensee of U.S. Patent No. 5,199,939 (the "Dake Patent") and requested that the Company confirm that its products did not infringe the claims of the Dake Patent. The Company had previously concluded based upon advice of patent counsel that the Company's proposed KBC System would not infringe any valid claim of the Dake Patent. On August 22, 1995, on behalf of the Company, its patent counsel responded that the Company did not infringe the Dake Patent. The USPTO has ordered reexamination of the Dake Patent, and the Company has been advised that on February 29, 1996, following reexamination of the Dake Patent, the USPTO preliminarily rejected all claims of the Dake Patent, as anticipated by or as obvious in view of prior art. In April 1996, the holder of the Dake Patent submitted a response to the USPTO, reasserting that the claims of the Dake Patent are valid and submitting additional claims as well. Based upon such submission, the USPTO will again consider the patentability of the claims and may make the rejection final, confirm the patentability of the original claims, or allow new or amended claims which might narrow or broaden the original claims. The holder of the Dake Patent has the right to appeal any final rejection of its patent claims. There can be no assurance that any or all claims of the Dake Patent will ultimately be rejected or limited in any material respect or that broader claims will not be allowed. In addition, there can be no assurance that the Company's products will not infringe any original, amended or new claims of the Dake Patent which survive the reexamination proceeding or that NeoCardia will not sue the Company for patent infringement and obtain damages from the Company and/or injunctive relief restraining the Company from commercializing the KBC System, or that the Company will not be required to obtain a license from NeoCardia or redesign the KBC System to avoid infringement, any of which could have a material adverse effect on the Company's business, financial condition and results of operations or could result in cessation of the Company's business.

  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement claims or litigation or interference proceedings declared by the USPTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time-consuming. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the

Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties or require the Company to redesign its products or processes to avoid infringement or prevent the Company from selling its products in certain markets, if at all. Although patent and intellectual property disputes regarding medical devices have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that the necessary licenses would be available to the Company on satisfactory terms, if at all, or that the Company could redesign its products or processes to avoid infringement. Any adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Accordingly, there can be no assurance that current and potential competitors or other third parties have not or will not file applications for, or have not or will not receive, patents and will not obtain additional proprietary rights relating to materials or processes used or proposed to be used by the Company.

  The Company has developed certain of its patent and proprietary rights relating to the KBC System in conjunction with Emory University ("Emory"), a leader in the use of intravascular radiation therapy. To obtain the exclusive rights to commercialize the KBC System for the treatment of restenosis, the Company entered into a license agreement with Emory, under which, Emory assigned to the Company all of Emory's rights to one pending U.S. patent application, as to which Emory made no representation or warranty with respect to its ownership thereof, and licensed other technology thereunder relating to the KBC System, but made only limited representations as to the ownership of such other technology. Under the agreement, Emory will be entitled to royalty payments based upon net sales of the KBC System. The term of the agreement runs through the later of (i) the expiration of the last patent covered by the agreement to expire or (ii) January 2016 (unless earlier terminated as provided in the agreement). Any inventions developed jointly by personnel of the Company and Emory during the term of the license agreement are owned jointly by the Company and Emory. If the agreement were terminated by Emory as a result of the Company's failure to pay such royalties or any other breach of its obligations under such agreement, the Company's rights to use jointly owned patents (including any patent covering the continuation-in-part application which has been filed) would become non-exclusive, it would have no rights to practice future patents owned exclusively by Emory and the Company could be required by Emory to cooperate in licensing the pending U.S. patent application and its foreign counterparts to third parties so that they would be able to commercialize and sell the KBC System.

  All of the physicians on staff at Emory who were involved in the development of the KBC System, including Spencer B. King, III, M.D., have assigned their rights in the technology, if any, to Novoste and/or Emory, except one physician has not executed a formal assignment of his rights in the technology covered by the Company's continuation-in-part application. Such physician could assert non-exclusive ownership rights in such application. If he were successful in this assertion, such physician would have the right to exploit any technology covered by the continuation-in-part application but not covered by the original application, and the Company's rights to such technology would be non-exclusive. See "Risk Factors--Uncertainty Regarding Patents and Protection of Proprietary Technology."

  In addition, the Company has entered into a license agreement with Dr. King pursuant to which Dr. King is entitled to receive a royalty on the net sales of the KBC System (excluding consideration paid for the radioactive isotope), subject to a maximum of $5,000,000 to be paid to Dr. King, in exchange for the right granted thereunder to the Company to use his name in connection with sales and marketing of the KBC System.

  The Company is a party to a license/product supply agreement with, among others, Sumitomo Bakelite Co., Ltd., a Japanese corporation ("SBL"). Under the agreement, the Company granted to SBL a right of first refusal, expiring on May 11, 2002, on all licenses of certain technology in Japan, China, Korea, Singapore, Taiwan, The Philippines, Thailand, Indonesia, Hong Kong and Malaysia. Specifically, in the event that the Company, on or before the above date, proposes to license, in any such country, technology relating to any of its products to a third party, it must first offer such license to SBL on the same terms.

  The Company typically obtains confidentiality and invention assignment agreements in connection with employment, consulting and advisory relationships. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology.

COMPETITION

  Competition in the medical device industry, and specifically the markets for cardiovascular devices and devices to improve the outcome of coronary revascularization procedures, is intense. Guidant Corporation, Boston Scientific Corporation, Medtronic Inc. and Johnson & Johnson, among others, are developing devices to improve the outcome of coronary revascularization procedures. Many companies are developing therapies to reduce the frequency of restenosis. Johnson & Johnson, among others, currently markets coronary stents which have been successful in reducing the frequency of restenosis. Other companies have under development various radiation therapy products to reduce restenosis. In addition, drugs, gene therapy and other minimally invasive catheter-based procedures are currently being developed. Many of the Company's competitors and potential competitors have substantially greater capital resources than does the Company and also have greater resources and expertise in the areas of research and development, obtaining regulatory approvals, manufacturing and marketing. There can be no assurance that the Company's competitors and potential competitors will not succeed in developing, marketing and distributing technologies and products that are more effective than those developed and marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. Additionally, there is no assurance that the Company will be able to compete effectively against such competitors and potential competitors in terms of manufacturing, marketing and sales.

  Any product developed by the Company that gains regulatory clearance or approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, gain regulatory approval and reimbursement acceptance and supply commercial quantities of the product to the market are expected to be important competitive factors. In addition, the Company believes that the primary competitive factors for products addressing restenosis include safety, efficacy, ease of use, reliability, suitability for use in cath labs, service and price. The Company also believes that physician relationships, especially relationships with leaders in the interventional cardiology community, are important competitive factors. Although the Company believes that it is the first in the United States to have initiated an FDA-approved human clinical trial of a radiation system for reducing the frequency of restenosis, there can be no assurance that the Company will be first to market such a system in the United States or to market such a system effectively.

GOVERNMENT REGULATION

 United States

  The Company's KBC System is regulated in the United States as a medical device. As such, the Company is subject to extensive regulation by the FDA, and, in some instances, by foreign governments. The FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals, a recommendation by the FDA that the Company not be permitted to enter into government contracts and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

  In the United States, medical devices are classified into one of three classes (Class I, II or III) on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and efficacy. Under FDA regulations, Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to Good Manufacturing Procedures ("GMPs")) and Class II devices are subject to general and special controls (for example, performance standards, patient registries, and FDA guidelines). Generally, Class III devices are those that must receive premarket approval by the FDA after evaluation of their safety and efficacy (for example, life-sustaining, life-supporting and implantable devices, or new devices that have not been found substantially equivalent to legally marketed devices). The KBC System is a Class III device which will require pre-market approval ("PMA") by the FDA prior to its commercialization.

   A PMA application must be supported by valid scientific evidence which typically includes extensive data, including preclinical and human clinical trial data to demonstrate safety and efficacy of the device. If human clinical trials of a device are required and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) is required to file an IDE application with the FDA prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA.

  The PMA application must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature and training methods (if required). Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing and begin an in-depth review of the PMA. An FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information previously submitted. During the review period, an advisory committee, primarily comprised of clinicians, will likely be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. The FDA is not bound by those recommendations. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with the applicable GMP requirements.

  If the FDA's evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an "approvable letter" containing a number of conditions which must be satisfied in order to secure the final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter, authorizing commercial marketing of the device for certain indications. If the FDA's evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "not approvable letter." The FDA may also determine that additional clinical trials are necessary, in which case PMA approval could be delayed for several years while additional clinical trials are conducted and submitted in an amendment to the PMA. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

  To date, the Company has obtained an IDE for a feasibility clinical trial to collect data necessary to gain FDA approval to begin a multi-center, randomized, prospective clinical trial needed to support a PMA application. There can be no assurance as to when, or if, the Company will complete clinical trials of its KBC System or that data from such trials, if completed, will be adequate to support approval of a PMA. Furthermore, there can be no assurance that the Company will be able to obtain PMA approval on a timely basis, or at all, and delays in the receipt of, or failure to receive, such approvals would have a material adverse effect on the Company's business, financial condition and results of operations, and could result in cessation of the Company's business.

  For Class I and Class II devices, FDA approval may be obtained through a 510(k) notification, pursuant to which the FDA determines that a medical device is "substantially equivalent" to an existing, legally marketed device. The Company's PulsePlus device has been cleared for marketing under a 510(k) notification.

  Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record keeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and certain state agencies, and are subject to periodic inspections by the FDA and certain state agencies. The FDA Act requires devices to be manufactured in accordance with GMP regulations which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA has proposed changes to the GMP regulations that would, among other things, require design controls and maintenance of service records, which if finalized, would likely increase the cost of complying with GMP requirements.

  Because the KBC System utilizes radiation sources, its manufacture, distribution, transportation, import/export, use and disposal will also be subject to federal, state and/or local laws and regulations relating to the use and handling of radioactive materials. Specifically, after PMA approval is obtained, approval by the U.S. Nuclear Regulatory Commission ("NRC"), or an equivalent state agency, of the Company's radiation sources for certain medical uses will be required to commercially distribute the radiation sources to licensed recipients in the United States. In addition, the Company and/or its supplier of radiation sources must obtain a specific license from the NRC to commercially distribute such radiation sources as well as comply with all applicable regulations. The Company and/or its supplier of radiation sources must also comply with NRC and U.S. Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of the KBC System. In addition, hospitals may be required to obtain or expand their licenses to use and handle beta radiation prior to receiving radiation sources for use in the KBC System. Comparable radiation regulatory requirements and/or approvals are anticipated in markets outside the United States. If any of the foregoing approvals are significantly delayed or not obtained, the Company's business, financial condition and results of operations could be materially adversely affected.

  The Company is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

  Changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

 International

  Sales of the KBC System outside the United States are subject to regulatory requirements that vary from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval, and the requirements may differ. In addition, there may be foreign regulatory barriers other than premarket approval (including regulations concerning the distribution, use and handling of the radiation sources), and the FDA must approve exports of devices that require a PMA but are not yet approved domestically. The current rules provide that, in order to obtain FDA export approval, the Company must provide the FDA with documentation related to the medical device. The Company anticipates commencing a clinical trial in Canada by the end of June 1996 and additional clinical trials in Canada and Europe by the end of 1996. In Europe, commencing in 1998 the Company will be required to obtain certifications necessary to enable the CE mark to be affixed to the KBC System, to market the KBC System throughout the European Union. Additionally, to market products in Europe, the Company is required to maintain ISO 9001/EN 46001 certification subject to periodic surveillance audits.

  Other countries in which the Company intends to market the KBC System may adopt regulations in the future that could prevent the Company from marketing its KBC System in those countries. In addition, the Company may be required to spend significant amounts of capital in order to respond to requests for additional information by foreign regulatory bodies or may otherwise be required to spend significant amounts of capital in order to obtain foreign regulatory approvals. Any such events could substantially delay or preclude the Company from marketing the KBC System in foreign countries.

THIRD-PARTY REIMBURSEMENT

  The KBC System, if approved for commercial sale, will be purchased primarily by hospitals. Hospitals and physicians bill various third-party payors, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care services provided to their patients. The FDA has classified the KBC System as an experimental device and accordingly its use in the human clinical trials will not be reimbursable under the Medicare program or by private insurers until after the PMA approval is achieved, if ever. The classification of the KBC System as experimental will materially increase the costs of conducting clinical trials in the United States, and such costs could have a material adverse effect on the Company's business, financial condition and results of operations. Such classification may cause the Company to conduct the majority of its clinical trials outside the United States. Relying on foreign clinical trials may subject the Company to certain risks, including the necessity to obtain FDA approval to export the products from the United States, the risk that the FDA may not accept data from certain foreign countries, the difficulty in identifying clinical sites able to conform to FDA requirements, foreign medical regulations and foreign radiation regulations. Even if the KBC System were to receive approval for marketing by the FDA, there can be no assurance that third-party payors will cover the KBC System, or, if covered, that third-party payors will not place certain restrictions on the circumstances in which coverage will be available. In addition, payors may deny reimbursement if they determine that a product was not used in accordance with established payor protocol regarding cost-effective treatment methods or was used for an unapproved indication. Third-party payors are also increasingly challenging the prices charged for medical products and services and, in some instances, have put pressure on medical device suppliers to lower their prices. The Company is unable to predict what changes will be made in the reimbursement methods used by third-party health care payors. There can be no assurance that the KBC System will be considered cost effective by third-party payors, that reimbursement for the KBC System will be available or, if available, that payors' reimbursement levels will not adversely affect the Company's ability to sell the KBC System on a profitable basis. In addition, the cost of health care has risen significantly over the past decade, and there have been and may continue to be proposals by legislators, regulators and third-party payors to curb these costs. Failure by hospitals and physicians to obtain reimbursement from third-party payors, changes in third-party payors' policies toward reimbursement for the KBC System or legislative action could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY AND INSURANCE

  The business of the Company entails the risk of product liability claims. Although the Company has not experienced any product liability claims to date, there can be no assurance that such claims will not be asserted or that the Company will have sufficient resources to satisfy any liability resulting from such claims. The Company maintains product liability insurance with coverage of an annual aggregate maximum of $2 million. There can be no assurance that product liability claims will not exceed such insurance coverage limits, that such insurance will continue to be available on commercially reasonable terms or at all, or that a product liability claim would not materially adversely affect the business, financial condition or results of operations of the Company.

FACILITIES

  The Company occupies approximately 25,600 square feet of office and laboratory space in an office park in Norcross, Georgia under a five-year lease expiring in 2000. All of the Company's operations (other than clinical research activities and services of its consultants) are conducted in that facility. The Company believes that such facility is adequate for its immediate needs, but that additional facilities may be needed within two years in order to commercialize the KBC System.

EMPLOYEES

  As of March 31, 1996, the Company directly employed 30 full-time individuals. Most of the Company's employees have prior experience with medical device or pharmaceutical companies. The Company believes it maintains good relations with its employees. None of the Company's employees is represented by a union or covered by a collective bargaining agreement. The Company's success will depend, in large part, upon its ability to attract and retain qualified employees. The Company faces competition in this regard from other companies, research and academic institutions and other organizations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

NAME                     AGE POSITION
- ----                     --- --------
Thomas D. Weldon........  40 President, Chief Executive Officer and Director
Charles E. Larsen.......  44 Senior Vice President, Chief Operating Officer and Director
Jonathan J. Rosen,
 Ph.D...................  48 Vice President, Product Development
William P. Lane.........  56 Vice President, Finance, Chief Financial Officer and Treasurer
Thomas K. Brooks........  39 Vice President, Sales, Marketing and Business Development
Joan M. Macdonald,
 Ph.D...................  38 Vice President, Regulatory and Clinical Affairs
Cheryl R. Johnson.......  33 Director of Administration and Business Development and Secretary
Norman R. Weldon,
 Ph.D...................  61 Chairman of the Board of Directors
J. Stephen Holmes.......  51 Director (1)
Richard M. Johnston.....  61 Director (1)(2)
Pieter J. Schiller......  58 Director (2)
Jack R. Kelly, Jr.......  62 Director (1)
William E. Whitmer......  63 Director (2)

- --------
(1) Member of Stock Option and Compensation Committee.
(2) Member of Audit Committee.

  Thomas D. Weldon. Mr. Weldon co-founded the Company and has served as its President and Chief Executive Officer and as a Director since its capitalization in May 1992. Mr. Weldon co-founded and was President, Chief Executive Officer and a Director of Novoste Puerto Rico Inc. ("Novoste Puerto Rico"), a manufacturer of disposable cardiovascular medical devices, from 1987 to May 1992, prior to its sale. Previous responsibilities included management positions at Arthur Young & Co. and Key Pharmaceuticals. Mr. Weldon received a B.S. in industrial engineering from Purdue University and an M.B.A. in operations and systems management from Indiana University.

  Charles E. Larsen. Mr. Larsen co-founded the Company and has served as its Senior Vice President and Chief Operating Officer and as a Director since its capitalization in May 1992. Mr. Larsen co-founded and was Vice President and a Director of Novoste Puerto Rico from 1987 to May 1992. From 1983 through 1987, Mr. Larsen was a manager of manufacturing engineering at Cordis Corporation. Mr. Larsen received a B.S. in mechanical engineering from New Jersey Institute of Technology.

  Jonathan J. Rosen, Ph.D. Dr. Rosen has served as Vice President, Product Development of the Company since July 1992. From March 1990 until joining the Company, Dr. Rosen was President and a Director of CDX Corporation, a publicly-traded medical device company. From 1979 through March 1990, Dr. Rosen served in various senior management product development capacities at Johnson & Johnson. Dr. Rosen received the following degrees: a Ph.D. in Biomaterials Science from Case Western Reserve University, an M.S. in Business Policy from Columbia University, and an M.S. in Materials Science and a B.S.E. in Metallurgical Engineering from the University of Michigan.

  William P. Lane. Mr. Lane has served as Vice President, Finance and Chief Financial Officer since January 1994. From 1988 to 1993, Mr. Lane was the general partner and majority owner of Professional Health Care Services, L.P., an employment agency providing temporary professional personnel to the healthcare industry. Prior thereto, Mr. Lane served in various senior management positions with Naragansett Capital Corporation, a publicly-traded venture capital firm, most recently as Vice President and Treasurer. Mr. Lane received a B.S. in accounting from Boston College and is a certified public accountant.

  Thomas K. Brooks. Mr. Brooks has served as the Company's Vice President, Sales, Marketing and Business Development since January 1995. From 1986 through December 1994, Mr. Brooks served in various sales, marketing and business development positions with Boston Scientific Corporation, a manufacturer of medical devices, most recently as manager of new business development. From 1983 through 1986, Mr. Brooks held various sales positions for the Ethicon Endo-Surgery Division of Johnson & Johnson. Mr. Brooks received a B.A. in business administration from Monmouth College.

  Joan M. Macdonald, Ph.D. Dr. Macdonald joined the Company in January 1994, as its Director of Regulatory Affairs, and has been its Vice President, Regulatory and Clinical Affairs since January 1996. From September 1990 through September 1993, Dr. Macdonald worked for CIBA Vision Corporation, a manufacturer of ophthalmic products, having served most recently as Director, Worldwide Regulatory Strategy. Dr. Macdonald received a Ph.D. degree in physiology from the Medical College of Wisconsin, and M.S. and B.S. degrees in zoology from the University of Wisconsin and has currently completed more than 50% of the course work for an M.P.H. degree at Emory University.

  Cheryl R. Johnson. Ms. Johnson joined the Company in July 1992 as Director of Marketing and Business Development and Secretary and has served as Director of Administration and Business Development of the Company since January 1996. From August 1989 to June 1992, Ms. Johnson worked in planning and business development capacities at BOC Health Care, most recently as its business development manager. Ms. Johnson received an M.B.A. from the Kellogg School at Northwestern University and a B.S. degree in Chemical Engineering from the Georgia Institute of Technology.

  Norman R. Weldon, Ph.D. Dr. Weldon co-founded the Company and has been Chairman of the Board since its capitalization in May 1992. Dr. Weldon is Managing Director of Partisan Management Group, a venture capital fund he co-founded four years ago. From 1986 until May 1996, Dr. Weldon served as President and Chief Executive Officer and as a Director of Corvita Corporation, a publicly-traded medical device company Dr. Weldon co-founded in 1986. In April 1996, Pfizer Corporation agreed to acquire Corvita. From 1979 to 1987, Dr. Weldon served as President and Chief Executive Officer of Cordis Corporation. From 1964 to 1979, Dr. Weldon served CTS Corporation in various capacities, including as its President and Chief Executive Officer beginning in 1976. Dr. Weldon also serves as a Director of The New Economy Fund and SmallCap World Fund and as a member of the Advisory Board of The Investment Company of America. Dr. Weldon received, from Purdue University, a Ph.D. in economics, an M.S. in industrial management and a B.S. in biochemistry.

  J. Stephen Holmes. Mr. Holmes has served as a Director of the Company since August 1992. In 1994, Mr. Holmes founded Paincare Associates, Inc. and has served as its Chief Executive Officer since its inception. Mr. Holmes has founded several start-ups during the past fifteen years, including Adler Instrument Company, Inc., SOLOS Ophthalmology, Inc. and SOLOS Endoscopy, Inc., which he founded in 1982, 1988 and 1990, respectively, and in which he sold his interest in 1988, 1991 and 1991, respectively. From 1970 to 1979 Mr. Holmes served in various marketing and sales positions with Baxter/American Hospital Supply. Mr. Holmes received a B.S. in marketing from the University of Evansville and an M.B.A. from Northwestern University.

  Richard M. Johnston. Mr. Johnston has served as a Director of the Company since December 1993. Mr. Johnston has been employed by The Hillman Company, an investment holding company with diversified operations, since 1961 and has been Vice-President--Investments since 1970 and a Director since 1993. Mr. Johnston is Chairman of the Board of Metrocall, Inc. Mr. Johnston has also served as Chairman of the Board of Western Pennsylvania Healthcare System since 1978. Mr. Johnston received an M.B.A. from the Wharton School of Finance and Commerce, University of Pennsylvania and a B.S. in commerce from Washington & Lee University.

  Pieter J. Schiller. Mr. Schiller has served as a Director of the Company since March 1996. Since 1986, Mr. Schiller has been a general partner of Advanced Technology Ventures, a venture capital firm located in Boston, Massachusetts, where he specializes in healthcare investing. Mr. Schiller served Allied Signal and its predecessor companies from 1961 through 1986 in various capacities, including Treasurer and Vice-President, Planning and Development. From 1983 to 1986, he served as Executive Vice-President of Allied Health and

Scientific Products Company, a multi-national manufacturer of biomedical and analytical instruments and supplies. Mr. Schiller received his M.B.A. from New York University and a B.A. in economics from Middlebury College.

  Jack R. Kelly, Jr. Mr. Kelly has served as a director of the Company since January 1995. Since July 1983, Mr. Kelly has been a general partner of Noro-Moseley Partners, a venture capital firm. From 1958 to 1983, Mr. Kelly served Scientific-Atlanta, Inc., most recently as Vice President, Chief Operating Officer and a Director. Mr. Kelly is a Director of Minnesota Power & Light Company and its subsidiary, ADESA Corporation. Mr. Kelly received an Associate Degree in engineering technology from Southern Tech University and a B.S. in physics from Georgia State University.

  William E. Whitmer. Mr. Whitmer has served as a Director of the Company since August 1992. Mr. Whitmer is a certified public accountant and management consultant. From 1989 until his retirement in 1992, he was a partner of Ernst & Young, having served as the Associate Managing Director of that firm's southern U.S. management consulting group. From 1968 through 1989, Mr. Whitmer was a partner of Arthur Young & Company, having served as the managing partner of its East and Southeast U.S. regions of the management consulting practice from 1975 through 1989. Mr. Whitmer received a B.A. in Economics from Denison University.

  Dr. Norman R. Weldon is the father of Mr. Thomas D. Weldon. Because of their managerial positions and stock ownership in the Company, and their activities relating to the organization of the Company, Dr. Weldon and Messrs. Weldon and Larsen may be deemed "promoters" as that term is defined in the Securities Act.

  The Company's Board of Directors is divided into three classes, each of which will serve a term of three years, with one class being elected each year. Each of the Company's directors has been elected to serve until his successor has been elected and duly qualified. See "Description of Securities--Certain Charter and Bylaw Provisions--Classified Board of Directors." The terms of J. Stephen Holmes and William E. Whitmer will expire at the annual meeting of shareholders in 1997; the terms of Richard M. Johnston, Pieter J. Schiller and Jack R. Kelly, Jr. will expire at the annual meeting of shareholders in 1998; and the terms of Thomas D. Weldon, Charles E. Larsen and Norman R. Weldon will expire at the annual meeting of shareholders in 1999.

  The Board of Directors has a Stock Option and Compensation Committee, comprised of Richard M. Johnston, Jack R. Kelly, Jr. and J. Stephen Holmes, which establishes the compensation policies and determines compensation for the executive officers of the Company. The Board of Directors also has an Audit Committee, comprised of Messrs. William E. Whitmer, Pieter J. Schiller and Richard M. Johnston, which is responsible for reviewing the scope of the work performed by the Company's independent accountants.

  Officers are elected annually and serve at the pleasure of the Board of Directors, subject to rights, if any, under contracts of employment.

  The Company has obtained key-man life insurance policies on the lives of Mr. Thomas D. Weldon, Mr. Larsen and Dr. Rosen in the amount of $1,000,000, $750,000 and $500,000, respectively, under each of which the Company is the sole beneficiary.

EXECUTIVE COMPENSATION

  The following table sets forth a summary of the compensation paid or accrued by the Company during 1995 to the Company's Chief Executive Officer and to the only other executive officer during 1995 whose compensation exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                   1995 ANNUAL COMPENSATION        COMPENSATION
                                 --------------------------------  ------------
                                                     OTHER ANNUAL
NAME AND PRINCIPAL POSITION       SALARY   BONUS     COMPENSATION   OPTIONS(1)
- ---------------------------      -------- -------    ------------  ------------
Thomas D. Weldon................ $102,812     --           --            --
 Chief Executive Officer
Thomas K. Brooks................ $ 65,708 $80,000(2)   $15,000(3)    120,000
 Vice President, Sales,
 Marketing and
 Business Development

- --------
(1) Number of shares of Common Stock purchasable. See Option Grant Table below for exercise price and vesting terms.
(2) Of which, $60,000 consists of the issuance of 16,000 shares of Common Stock on March 24, 1995 and 2,750 shares of Common Stock on February 12, 1996, based on the $3.20 per share fair market value of the Common Stock on March 24, 1995, the date of grant of the sign-on bonus.
(3) Consists of reimbursement of moving expenses.

  The following table sets forth certain information concerning options granted in 1995 to Thomas K. Brooks, the only individual named in the Summary Compensation Table who was granted options in 1995:

                           OPTION GRANTS DURING 1995

                                                                                    POTENTIAL REALIZABLE VALUE
                         NUMBER OF      % OF TOTAL                                    AT ASSUMED ANNUAL RATES
                         SECURITIES      OPTIONS                                    OF STOCK PRICE APPRECIATION
                         UNDERLYING     GRANTED TO                                      FOR OPTION TERM(3)
                          OPTIONS       EMPLOYEES    EXERCISE PRICE                 ----------------------------
NAME                      GRANTED     IN FISCAL YEAR   PER SHARE    EXPIRATION DATE      5%            10%
- ----                     ----------   -------------- -------------- --------------- ------------- --------------
Thomas K. Brooks........  100,000(1)                     $3.20        01/23/2005         $201,246      $509,998
                           20,000(2)       36.4%          3.20        11/17/2005           40,249       102,000

- --------
(1) Ten-year stock option granted under the Company's stock option plan, exercisable cumulatively at the annual rate of one quarter of the number of underlying shares, commencing one year from the date of grant, such vesting to accelerate in full upon the closing of this Offering, based upon the valuation of the Company immediately prior to this Offering. See "Stock Option Plan."
(2) Ten-year stock option granted under the Company's stock option plan, exercisable cumulatively at the annual rate of one quarter of the number of underlying shares, commencing one year from the date of grant. See "-- Stock Option Plan."
(3) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, in stock option exercises are dependent on the time of such exercise and the future performance of the Common Stock.

  The following table sets forth certain information concerning the number of unexercised options as at December 31, 1995 held by the individuals named in the Summary Compensation Table. No options were exercised by such individuals in 1995.

                      OPTION VALUES AT DECEMBER 31, 1995

                                                                VALUE OF UNEXERCISED
                              NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
NAME                     OPTIONS AT DECEMBER 31, 1995(#)      AT DECEMBER 31, 1995 (1)
- ----                     ----------------------------------   -------------------------
                          EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
                         ---------------   ----------------   ----------- -------------
Thomas D. Weldon........           391,875          --        $4,996,406        --
Thomas K. Brooks........         --                   120,000      --      $1,176,000

- --------
(1) Based on the $13.00 per share assumed initial public offering price of the Common Stock offered hereby minus the applicable exercise price.

  In 1993, the Company granted to Thomas Weldon, Norman Weldon and Charles Larsen the right to convert, at any time on or prior to December 31, 1998, their respective accrued salaries through December 31, 1993, which aggregated $320,629, into shares of Common Stock at a conversion price equal to $3.20 per share. Simultaneously with the consummation of this offering, the accrued salaries will be converted into 100,195 shares of Common Stock, with Thomas Weldon, Norman Weldon and Charles Larsen receiving 56,394, 5,312 and 38,489 shares, respectively.

  Each of the individuals named in the Summary Compensation Table is employed at will, but is subject to an agreement containing certain non-competition and confidentiality provisions.

  Compensation of Directors Directors who are not full-time employees of the Company are reimbursed their expenses and receive a fee of $750 per board meeting attended and, upon their election and reelection to the Board, options to purchase 5,000 shares of Common Stock at the fair market value of the Common Stock on the date of the grant pursuant to the formula award provision of the Company's Stock Option Plan. See "Stock Option Plan" below.

  In November 1995, prior to the amendment to the Stock Option Plan to provide for formula awards for outside directors, J. Stephen Holmes, William E. Whitmer and Richard Johnston and Noro-Moseley Partners, of which Mr. Jack R. Kelly, Jr., a director of the Company, is a general partner, were each granted a ten-year option to purchase 5,000 shares of Common Stock at an exercise price of $3.20 per share, all of which options became exercisable in full on the date of grant.

STOCK OPTION PLAN

  Under the Company's Stock Option Plan, as amended, (the "Plan"), which was approved by the Company's shareholders, an aggregate of 2,500,000 shares are reserved for issuance upon exercise of options thereunder. Under the Plan, incentive stock options, as defined in section 422 of the Internal Revenue Code, may be granted to employees and non-incentive stock options may be granted to employees, directors and such other persons as the Stock Option and Compensation Committee appointed by the Board of Directors (the "Committee") determines will contribute to the Company's success, at exercise prices equal to at least 100% (with respect to incentive stock options) and at least 85% (with respect to non-incentive stock options) of the fair market value of the Common Stock on the date of grant. In addition to selecting the optionees, the Committee determines the number of shares of Common Stock subject to each option, the term of each non-incentive stock option, the time or times when the non-incentive stock option becomes exercisable, and otherwise administers the Plan. Options are granted for a term determined by the Committee and incentive stock options are exercisable cumulatively at the annual rate of one quarter of the number of shares underlying the option commencing one year from the date of grant. Generally, options granted under the Plan may not be exercised following termination of employment, death or disability. However, the Committee may in its discretion extend the time required to exercise an option up to six months following such an event. Under the terms of the Plan, directors who are not full-time employees of the Company are granted five-year options to purchase 5,000 shares of Common Stock upon their election and reelection at an exercise price equal to the fair market value on the date of grant, exercisable cumulatively at the annual rate of one third of the number of shares underlying the option, commencing one year from the date of grant, and subject to earlier termination in the event of termination of service as a director. Options to purchase 2,149,250 shares of Common Stock have been granted under the Plan.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth as of May 10, 1996, giving pro forma effect to the Recapitalization assuming a closing date of this Offering of May 30, 1996, information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially five percent or more of such Common Stock, (ii) each director of the Company, (iii) each person named in the Summary Compensation Table and (iv) all executive officers and directors as a group, together with their respective percentage ownership of such shares before this offering and as adjusted to reflect the sale of the Common Stock offered hereby:

                                                          PERCENTAGE OF OUTSTANDING
                                                               SHARES OWNED (1)
                                                        ------------------------------
NAME AND ADDRESS          SHARES BENEFICIALLY OWNED (1) BEFORE OFFERING AFTER OFFERING
- ----------------          ----------------------------- --------------- --------------
Thomas D. Weldon(2).....              814,831                13.5%          10.1%
 c/o Novoste Corporation
 4350-C International
 Blvd.
 Norcross, GA 30093
Charles E. Larsen.......              781,311                12.9%           9.7%
 c/o Novoste Corporation
 4350-C International
 Blvd.
 Norcross, GA 30093
Henry L. Hillman, Elsie
 Hilliard Hillman and                 441,935                 7.8%           5.8%
 C.G. Grefenstette,
 Trustees(3)(7) ........
 2000 Grant Building
 Pittsburgh, PA 15219
C.G. Grefenstette and                 578,178                10.2%           7.6%
 Thomas G. Bigley,
 Trustees(4)............
 2000 Grant Building
 Pittsburgh, PA 15219
Venhill Limited                       433,588                 7.7%           5.7%
 Partnership(5).........
 158 Main Street
 New Canaan, Connecticut
 06840
Advanced Technology                   784,153                13.9%          10.3%
 Ventures IV, L.P. .....
 10 Post Office Square
 #970
 Boston, MA 02109
Noro-Moseley Partners-                527,944                 9.3%           6.9%
 III, L.P...............
 4200 Northside Parkway
 N.W.
 Atlanta, GA 30327
Norman R. Weldon,                     395,383                 7.0%           5.2%
 Ph.D.(6)...............
 2968 Birkdale
 Fort Lauderdale, FL
 33332
J. Stephen Holmes.......               20,000                    *              *
William E. Whitmer......               10,000                    *              *
Richard M. Johnston(7)..                  --                     *              *
Pieter J. Schiller(8)...                  --                     *              *
Jack R. Kelly, Jr.(9)...                  --                     *              *
Thomas K. Brooks........              118,750                 2.1%           1.5%
All executive officers
 and directors as a
 group
 (13 persons)(10).......            2,470,850                35.9%          27.8%

- --------
*Less than 1%.

(1) A person is deemed to be the beneficial owner of Common Stock that can be acquired within 60 days from May 10, 1996 upon the exercise of options, and that person's options are assumed to have been exercised (and the underlying shares of Common Stock outstanding) in determining such person's percentage ownership. Accordingly, the following shares issuable upon exercise of options have been included in the shares beneficially owned by the following persons: Thomas D. Weldon--391,875 shares; Charles
    E. Larsen

   --391,875 shares; J. Stephen Holmes--10,000 shares; William E. Whitmer-- 10,000 shares; Thomas K. Brooks--100,000 shares; Richard Johnston--8,334 shares; and Noro-Moseley Partners-III, L.P.--5,000 shares.
(2) Includes 15,000 shares held in trust for the benefit of Mr. Weldon's children.

(3) Consists of 433,398 shares held by a trust for the benefit of Henry L. Hillman (the "HLH Trust") and 8,334 shares subject to options which were granted to Richard M. Johnston, an officer of The Hillman Company, which are exercisable within 60 days following the date hereof. Pursuant to an agreement with The Hillman Company, if Mr. Johnston exercises these options, he does so on behalf of The Hillman Company or a wholly-owned subsidiary thereof. The Trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). The HLH Trustees share voting and investment power with respect to the shares of record held by the HLH Trust. Does not include an aggregate of 577,860 shares held by four trusts for the benefit of members of the Hillman family (see note 4 below) or 433,398 shares owned by Venhill Limited Partnership (see note 5 below), as to which shares the HLH Trustees (other than Mr. Grefenstette with respect to the shares described in note 4 below) disclaim beneficial interest.
(4) Includes 144,465 shares held by each of four irrevocable trusts for the benefit of members of the Hillman family (the "Hillman Family Trusts"). Mr. Grefenstette and Mr. Bigley are trustees of these four trusts and share voting and dispositive power over the trusts' assets.
(5) Consists of 433,398 shares held by Venhill Limited Partnership. Howard B. Hillman is the general partner of Venhill Limited Partnership and is a step-brother of Henry L. Hillman.
(6) Includes 14,250 shares held by Dr. Weldon's spouse but excludes all shares held by Dr. Weldon's adult children, none of whom reside with Dr. Weldon.

(7) Does not include shares held by the HLH Trust, the Hillman Family Trusts and Venhill Limited Partnership (collectively, the "Hillman Related Shareholders"), as to which Mr. Johnston disclaims beneficial ownership. Mr. Johnston is Vice President-Investments and a Director of The Hillman Company, a private firm engaged in diversified investments and operations which is controlled by the HLH Trust. Mr. Johnston also disclaims beneficial ownership of any of the 8,334 shares subject to options which were granted to him. Pursuant to an agreement with The Hillman Company, if Mr. Johnston exercises these options, he does so on behalf of The Hillman Company or a wholly-owned subsidiary thereof. See note 3 above.

(8) Does not include shares held by Advanced Technology Ventures IV, L.P. ("ATV"), for which Mr. Schiller serves as a General Partner. Mr. Schiller disclaims beneficial ownership of such shares, except to the extent of his proportionate interest in ATV.

(9) Does not include shares held by Noro-Moseley Partners-III, L.P. ("Noro-Moseley"), for which Mr. Kelly serves as a member of the General Partner. Mr. Kelly disclaims beneficial ownership of such shares, except to the extent of his proportionate interest in Noro-Moseley.

(10) See notes 1, 2 and 6 above. Also includes options to purchase 330,575 shares by executive officers other than Messrs. T. Weldon, Larsen and Brooks. Does not include options described in note 7 above.

                             CERTAIN TRANSACTIONS

  The Company was incorporated on January 8, 1987 and remained dormant until May 22, 1992, at which time it acquired certain assets valued at approximately $186,700 from Novoste Puerto Rico Inc. ("Novoste Puerto Rico"), for 746,894 shares of Common Stock. None of the assets so acquired related to the KBC System. Novoste Puerto Rico thereafter made a dividend of the Common Stock to its shareholders, including Thomas D. Weldon, Norman R. Weldon, Ph.D., and Charles E. Larsen, co-founders, executive officers, directors and principal shareholders of the Company, who received 122,312, 64,571 and 117,697 shares, respectively (valued at $0.25 per share). Thomas Weldon, Norman Weldon and Charles Larsen also had co-founded and Messrs. Thomas Weldon and Charles Larsen were senior executives of Novoste Puerto Rico.

  On May 26, 1992, the Company granted the following executive officers options to purchase shares of Common Stock (at $0.25 per share) for the number of shares set forth opposite their respective names: Thomas Weldon--400,000 shares; Norman Weldon--200,000 shares: Charles Larsen--400,000 shares; Jonathan J. Rosen, Ph.D., Vice President, Product Development--200,000 shares; and Cheryl R. Johnson, Director of Administration and Business Development and Secretary--140,000 shares. On June 3, 1992, Norman Weldon exercised in full his options to purchase 200,000 shares with the Company, the purchase price for which was paid by conversion of $35,000 of salary relating to current and future services and $15,000 in cash. The other executives have exercised such options in part from time to time, by purchasing an aggregate of 102,675 shares, each executive exercising options to purchase the number of shares set forth opposite his or her name: Thomas Weldon--8,125 shares; Charles Larsen-- 8,125 shares; Jonathan Rosen--60,125 shares; and Cheryl Johnson--26,300 shares with the Company receiving an aggregate $25,669 in proceeds therefrom. (Certain of such executives received additional options subsequent to the May 1992 grants that to the extent currently exercisable are reflected, either individually or as part of all directors and executive officers as a group, in the table of beneficial ownership set forth in the section of this Prospectus entitled "Principal Shareholders.")

  In June 1992, the Company issued Thomas Weldon, Norman Weldon and Charles Larsen 500,000 shares of Common Stock for $500,000 (or $1.00 per share) with Norman Weldon receiving 100,000 shares and Thomas Weldon and Charles Larsen each receiving 200,000 shares.

  In December 1992, the Company issued 10,000 shares of Common Stock, Thomas Weldon and Charles Larsen each receiving 5,000 shares, for an aggregate of $30,000 (or $3.00 per share) for their services.

  On July 7, 1993, the Company issued three Senior Secured Promissory Notes, each in the principal amount of $100,000, payable with interest accruing thereon at 8% per annum to Thomas Weldon, Norman Weldon and Charles Larsen, such promissory notes being convertible into one share of Common Stock at a conversion price equal to the greater of $3.20 or the fair market value of the Common Stock on the date of conversion. In December 1995, the holder of each promissory note converted in full his promissory note into, and was issued, 31,250 shares of Common Stock.

  In September 1993, the Company issued 312,500 shares of Common Stock to a certain entity and trustees of certain Hillman family trusts, which together are principal shareholders of the Company (collectively, the "Hillman Related Shareholders"), for $1,000,000 (or $3.20 per share) and warrants to purchase an additional 750,000 shares of Common Stock (at $3.75 per share). In March 1994, the Hillman Related Shareholders purchased an additional 312,500 shares of Common Stock from the Company for $1,000,000 (or $3.20 per share).

  In October 1993, the Company granted to Thomas Weldon, Norman Weldon and Charles Larsen the right to convert, at any time on or prior to December 31, 1998, their respective accrued salaries through December 31, 1993, which aggregated $320,629, into shares of Common Stock at $3.20 per share. As part of the

Recapitalization, the accrued salaries will be converted into 100,195 shares of Common Stock, with Thomas Weldon, Norman Weldon and Charles Larsen receiving 56,394, 5,312 and 38,489 shares, respectively.

  In September 1994, Messrs. Thomas Weldon and Charles Larsen each guaranteed $100,000 of $200,000 of debt borrowed by the Company from a commercial bank. Such debt, which was payable on demand at any time after January 1, 1995 with interest accrued thereon at 10% per annum was repaid on January 27, 1995. In June 1995, the Company entered into a line of credit with the same commercial bank under which the Company may borrow up to $300,000 at the prime rate of such bank plus 1%. The line of credit, which expires on June 15, 1996, is subject to commitment fees of .65% of the unused line of credit. The line of credit is guaranteed by the September 1994 guarantees of Messrs. Thomas Weldon and Charles Larsen and a June 1995 guaranty of Norman R. Weldon, also in the amount of $100,000. As of April 1, 1996, the entire $300,000 available under such line of credit was drawn down. A portion of the net proceeds of this Offering will be used to repay this indebtedness.

  In November 1994, the Company received a bridge loan from an affiliate of the Hillman Related Shareholders in the amount of $250,000. The note was payable on demand at any time after January 1, 1995, with accrued interest at 10% per annum. The loan was repaid on January 27, 1995.

  In January 1995, the Company issued 266,667 shares of Common Stock to Noro-Moseley Partners-III, L.P. ("Noro-Moseley"), a principal shareholder, for $1,000,000 (or $3.75 per share) and warrants to purchase an additional 266,667 shares of Common Stock at $4.50 per share. Also in January 1995, the Hillman Related Shareholders exercised warrants to purchase 266,664 shares of Class B Common Stock, with the Company receiving proceeds therefrom of $999,990.

  In July 1995, the Company issued 400,000 shares of Class B Common Stock to Advanced Technology Ventures IV, L.P. ("ATV") for $1,500,000 (or $3.75 per share) and warrants to purchase an additional 400,000 shares of Class B Common Stock (at $4.50 per share). As part of the ATV financing, the Hillman Related Shareholders and Noro-Moseley exchanged their shares of Common Stock for an equivalent number of shares of Class B Common Stock and their warrants to purchase an aggregate of 750,000 shares of Class B Common Stock for new warrants adding a cashless exercise provision and extending the expiration date to December 31, 1999, but otherwise containing substantially similar terms, including the right to purchase the identical number of shares of Class B Common Stock.

  In December 1995 and January 1996, the Company issued a series of Fixed Rate Convertible Promissory Notes to Noro-Moseley, the Hillman Related Shareholders, ATV and Dr. Weldon's daughter, in the principal amounts of $295,380, $761,550, $443,070 and $300,000, respectively. Each of these notes accrued interest at a rate of 8% compounded annually on the unpaid principal amount, and provided that the holder thereof may convert all or a portion of the outstanding principal amount plus accrued interest into one share of Class B Common Stock for each $3.75 in principal amount plus accrued interest of such note being converted. As part of the Recapitalization, the holders are converting the principal of and accrued interest on such notes into 497,349 shares of Common Stock assuming a closing date of this Offering of May 30, 1996.

  See "Management--Executive Compensation" for shares issued and options granted to one executive officer as compensation for services rendered in 1995.

  In March and April 1996, the Company received bridge loans from the Hillman Related Shareholders, Noro-Moseley and ATV of $761,700, $295,350 and $443,100, respectively, or an aggregate of $1,500,150. The promissory notes evidencing such indebtedness mature June 30, 1996 with compounded interest at 8% per annum. A portion of the net proceeds of this Offering will be applied to repay such indebtedness.

  Messrs. Jack R. Kelly, Jr. and Pieter J. Schiller, directors of the Company, are affiliates of Noro-Moseley and ATV, respectively. Richard M. Johnston is an officer and a director of The Hillman Company, a corporation controlled by one of the Hillman Related Shareholders. See "Management."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, based on the number of shares of Common Stock outstanding as of May 10, 1996, and assuming no exercise of the options to purchase 1,831,575 shares of Common Stock outstanding on such date, and giving effect to the Recapitalization and assuming a closing date of this Offering of May 30, 1996, the Company will have 7,648,275 shares of Common Stock outstanding. Of these shares, 2,000,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALE OF RESTRICTED SHARES

  The remaining 5,648,275 shares of Common Stock are deemed "Restricted Shares" under Rule 144. Of the Restricted Shares, up to 131,509 may be eligible for sale in the public market immediately after this Offering pursuant to Rule 144(k) under the Securities Act. Of the remaining 5,516,766 outstanding Restricted Shares, 43,362 will be eligible for resale under Rule 144 commencing 90 days after the effective date of this Offering. 5,438,661 shares of Restricted Shares are subject to lock-up agreements as described below (the "Lock-up Agreements"). In addition, 2,645,173 of the Restricted Shares are entitled to registration rights as described below.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 76,000 shares immediately after this offering) and (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning the availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Also, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two and three year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k). If this proposal is adopted, an additional 1,476,369 shares will be eligible for sale to the public 180 days after the Effective Date.

OPTIONS

  As of May 10, 1996, options to purchase an aggregate of 1,831,575 shares of Common Stock were outstanding (of which options to purchase 1,214,409 shares were then currently exercisable); 1,825,075 shares issuable pursuant to such outstanding options are subject to Lock-up Agreements. An additional 350,750 shares of Common Stock are available for future grants under the Company's Stock Option Plan. See "Management--Stock Option Plan."

  The Company intends to file a Registration Statement on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding options and Common Stock issuable pursuant to the Company's Stock Option Plan. The Company expects to file such Registration Statement 90 days following the closing of this Offering, and such Registration Statement is expected to become effective upon filing. Shares covered by such Registration Statement will thereupon be eligible for sale in the public markets, subject (to the extent applicable) to Rule 144 limitations for Affiliates and to the Lock-up Agreements described below.

LOCK-UP AGREEMENTS

  The Company, certain security holders and all officers and directors of the Company, who in the aggregate will hold, following this Offering, 5,438,661 shares of Common Stock and options to purchase 1,825,075 shares of Common Stock, have agreed, pursuant to the Lock-up Agreements, not to directly or indirectly, without the prior written consent of Piper Jaffray Inc., as representative of the Underwriters, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus.

REGISTRATION RIGHTS

  At the completion of this Offering, the holders of an aggregate of 2,645,173 shares of Common Stock (the "Registrable Shares") will be entitled to certain rights to register the sale of their shares of Common Stock under the Securities Act under certain circumstances.

  The Hillman Related Shareholders, ATV and Noro-Moseley, which hold an aggregate of 2,338,140 Registrable Shares, may give written notice to the Company at any time and from time to time six months after the date of this Prospectus to require the Company to use its best efforts to register all or a portion of such holder's Registrable Shares under the Securities Act, provided the Registrable Shares to be registered have a proposed maximum aggregate offering price (to be set forth on the facing page of the applicable registration statement) of at least $5,000,000, and the holders making such election must in the aggregate hold at least 40% of such shares of Common Stock. Additionally, a holder of 79,208 shares of Common Stock may give written notice to the Company at any time after April 26, 1999, to require the Company to use its best efforts to register all or a portion of such holder's Registrable Shares under the Securities Act. The Company is obligated to register the Registrable Shares of any such holder pursuant to any such election on only two occasions, and is not obligated to cause to become effective more than one registration statement of any such holder in any six-month period. Certain exceptions exist to the demand elections, including the right of the managing underwriter of an offering to require a limitation of the number of shares to be registered.

  The Hillman Related Shareholders, ATV and Noro-Moseley (either individually or in any combination) may also require the Company at any time to file a registration statement on Form S-3 or any successor thereto for a public offering of all or a portion of their Registrable Shares, provided that the reasonably anticipated aggregate price to the public of such offering would exceed $1,000,000 and the Company is entitled to use Form S-3. There is no limitation on the number or frequency of registrations on Form S-3 that may be requested by these investors.

  In addition, if, at any time, the Company proposes to file a registration statement with the Securities and Exchange Commission to register any of its Common Stock or any of its other equity securities under the Securities Act for its own account or for the account of selling securityholders, then the Company generally must give notice of such registration to all holders of Registrable Shares at least 20 business days prior to the filing of any such registration statement with the Securities and Exchange Commission. These holders generally may elect, within 15 business days of their receipt of the Company's notice, to require the Company to include all or a portion of their respective Registrable Shares within the registration statement. Certain exceptions exist to a "piggyback" election including the right of a managing underwriter to require a limitation on the number of shares to be registered.

  The Company is generally required to bear all registration and selling expenses (apart from underwriters' discounts and commissions and attorneys' fees and disbursements, in which holders of Registrable Shares included within such registration statement are to pay their pro rata share) in connection with the registration of Registrable Shares.

  No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

                           DESCRIPTION OF SECURITIES

  After giving effect to the Recapitalization and assuming a closing date of this Offering of May 30, 1996, the Company will be authorized to issue 5,000,000 shares of Preferred Stock, $.01 par value, none of which is outstanding, and 25,000,000 shares of Common Stock, $.01 par value, 7,648,275 of which will be issued and outstanding and held by approximately 114 shareholders.

PREFERRED STOCK

  The Preferred Stock, may be issued from time to time by the Board of Directors in one or more series and classes and with such dividend rights, conversion rights, voting rights, redemption provisions, liquidation preferences and other rights and restrictions as the Board of Directors may determine. The issuance of the Preferred Stock permits the Board of Directors, without shareholder approval, to utilize the Preferred Stock as an anti-takeover device which could have an adverse effect on shareholders. The Company has no present intention to issue any shares of Preferred Stock.

COMMON STOCK

  The holders of outstanding shares of Common Stock are entitled to share ratably on a share-for-share basis with respect to any dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Each holder of Common Stock is entitled to one vote for each share held of record. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock (and the holders of any series of Preferred Stock that do not possess preferential rights upon liquidation, dissolution or winding up) are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will upon issuance and payment be, fully paid and nonassessable.

CERTAIN CHARTER AND BY-LAW PROVISIONS

  Classified Board of Directors. The Restated Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors, with the terms of each class expiring in a different year. See "Management." The Restated Articles of Incorporation provide that the number of directors will be fixed from time to time exclusively by the Board of Directors, but shall consist of not more than twelve nor less than six directors with no class of directors consisting of more than four nor less than two directors. A vacancy on the Board may be filled by vote of a majority of the Board of Directors then in office or by the shareholders by the affirmative vote of a majority of the shares of capital stock present in person or represented by proxy at a duly convened meeting of the shareholders (excluding for purposes of calculating the number of votes cast, broker non-votes and abstentions).

  Limited Liability and Indemnification. Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director unless (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly,
(3) a circumstance under
which an unlawful distribution is made; (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA. The Company may elect to purchase such insurance on behalf of its directors and officers.

  The Restated Articles of Incorporation provide that the Company shall indemnify all directors and officers of the Company, as well as any employees or agents of the Company to whom the Company has agreed to grant indemnification. Section 607.0850(1) of the FBCA provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who is or was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, to the fullest extent permitted by applicable law, as amended from time to time. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

  In addition, the Restated Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the Restated Articles of Incorporation do not eliminate or limit the liability of a director for any of the following reasons: (i) a breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) a violation under Section 607.0834 of the FBCA (which imposes liability upon directors for unlawful dividends and other distributions); (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Articles.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

  Following the offering to which this Prospectus relates, the Company may be subject to the anti-takeover provisions of Section 607.0901 of the Florida Business Corporation Act (the "Affiliated Transaction Statute"). In general, the Affiliated Transaction Statute requires the approval of the holders of two-thirds of the voting shares of a corporation, other than shares owned by an "interested shareholder," in order to effectuate an "affiliated transaction," such as a merger, sale of assets, or sale of shares, between a corporation and an interested shareholder. An "interested shareholder" is defined as the beneficial owner of more than 10% of the outstanding voting securities of the corporation. Such approval is not required where (i) the affiliated transaction is approved by a majority of the disinterested directors, (ii) the interested shareholder owns 90% or more of the corporation's outstanding voting stock, or has owned 80% or more for five years, or (iii) the consideration paid in connection with the affiliated transaction satisfies the statutory "fair price" formula and the transaction meets certain other requirements. A corporation may elect, by the vote of a majority of the outstanding voting securities of the corporation (not including shares held by an interested shareholder), or by amendment to the articles or bylaws of the corporation, not to be subject to the provisions of the Affiliated Transaction Statute. The election will not be effective until 18 months after it is made, and will not apply to any affiliated transaction between the corporation and someone who was an interested shareholder prior to the effective date of the election.

  The application of the Affiliated Transaction Statute could prohibit or delay a merger, takeover or other change in control of the Company, and therefore could discourage attempts to acquire the Company.

TRANSFER AGENT

  American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 is the transfer agent and registrar for the Common Stock.

                                 UNDERWRITING

  The Company has entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"), for whom Piper Jaffray Inc. and Montgomery Securities are acting as representatives (the "Representatives"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the following number of shares of Common Stock set forth opposite each Underwriter's name in the table below:

                                                                        NUMBER
         NAME                                                          OF SHARES
         ----                                                          ---------
      Piper Jaffray Inc...............................................
      Montgomery Securities...........................................


                                                                       ---------
        Total......................................................... 2,000,000
                                                                       =========

  Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Purchase Agreement, if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Purchase Agreement provides that in certain circumstances purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

  The Representatives have advised the Company that the Underwriters propose to offer Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not more than $   per share. Additionally, the
Underwriters may allow, and such dealers may reallow a concession not in
excess of $    per share to certain other dealers. After the public offering, the public offering price and other selling terms may be changed by the Underwriters.

  The Company has granted to the Underwriters an option, exercisable by the Representatives within 30 days after the date of the Purchase Agreement, to purchase up to an additional 300,000 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

  The Representatives have informed the Company that neither they, nor any other member of the National Association of Securities Dealers, Inc. (the "NASD") participating in the distribution of this offering, will make sales of the Common Stock offered hereby to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The officers and directors of the Company and certain other shareholders designated by the Representatives, who will beneficially own in the aggregate 5,438,661 shares of Common Stock after the Offering, have agreed that they will not sell, offer to sell, issue, distribute or otherwise dispose of any shares of Common Stock owned by them prior to the date of this Prospectus for a period of 180 days after the date of this Prospectus, without the prior written consent of Piper Jaffray Inc. See "Shares Eligible for Future Sale-- Lock-up Agreements." The Company has agreed that it will not, without the Representatives' prior written consent, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under the Stock Option Plan.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price will be prevailing market and economic conditions, the Company's revenue and earnings, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuations of companies in related businesses. The initial public offering price for the Common Stock should not be considered as an indication of the actual value of the Common Stock offered hereby. In addition, there can be no assurance that the Common Stock may be resold at a price equal to or greater than the initial public offering price. See "Risk Factors--No Prior Market; Potential Volatility of Common Stock Price."

  The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Epstein Becker & Green, P.C., New York, New York. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1994 and 1995, and for each of the three years ended December 31, 1995, and for the period from inception (May 22, 1992) through December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to certain factors which raise substantial doubt about the Company's ability to continue as a going concern as discussed in Note 1 to the Financial Statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Reference is made to "Risk Factors-- Accumulated Deficit; Substantial Doubt about the Company's Ability to Continue as a Going Concern; and Expectation of Future Losses."

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract or any other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.

  The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon completion of this offering, the Company will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected, without charge, and copies may be obtained at prescribed rates, at the offices of the Commission referenced above.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                                          PAGE
                                                                          ----
Financial Statements at December 31, 1994 and 1995 and for the Years
 Ended December 31, 1993, 1994 and 1995 and the Period from Inception
 (May 22, 1992) Through December 31, 1995
   Report of Independent Auditors........................................ F-2
   Balance Sheets........................................................ F-3
   Statements of Operations.............................................. F-4
   Statements of Shareholders' Equity (Deficit).......................... F-5
   Statements of Cash Flows.............................................. F-6
   Notes to Financial Statements......................................... F-7
Unaudited Condensed Financial Statements at March 31, 1996 and for the
 Three Months Ended March 31, 1995 and 1996
   Balance Sheets........................................................ F-15
   Statements of Operations.............................................. F-16
   Statements of Cash Flows.............................................. F-17
   Notes to Unaudited Condensed Financial Statements..................... F-18

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Novoste Corporation

  We have audited the accompanying balance sheets of Novoste Corporation (a Development Stage Company) (the "Company") as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (May 22, 1992) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception (May 22, 1992) through December 31, 1995 in conformity with generally accepted accounting principles.

  We also previously have audited, in accordance with generally accepted auditing standards, the balance sheets as of December 31, 1992 and 1993 and the related statements of operations, shareholders' equity, and cash flows for the period from inception (May 22, 1992) through December 31, 1992 (none of which are presented separately herein), and we expressed unqualified opinions on those financial statements. In our opinion, the information set forth in the selected financial data for each of the four periods in the period ended December 31, 1995, and for the period from inception (May 22, 1992) through December 31, 1995, appearing on page 18, is fairly stated in all material respects in relation to the financial statements from which it has been derived.

  The accompanying financial statements and selected financial data have been prepared assuming that the Company will continue as a going concern. The Company is a Development Stage Company engaged primarily in developing the King Beta-Cath System. As discussed in Note 1 to the financial statements, the Company has accumulated a significant deficit during the development stage and requires additional financing to continue the development of its products. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. Such financial statements and selected financial data referred to above do not include any adjustments that might result from the outcome of these uncertainties.

                                          Ernst & Young LLP

Atlanta, Georgia
February 9, 1996

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents..........................  $    79,496  $   817,587
  Prepaid expenses and other.........................       48,769       14,628
                                                       -----------  -----------
Total current assets.................................      128,265      832,215
Property and equipment...............................      640,110      932,681
License agreements...................................      155,603      166,934
Other................................................       58,438      125,388
                                                       -----------  -----------
                                                       $   982,416  $ 2,057,218
                                                       ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Fixed rate convertible promissory notes with re-
   lated parties.....................................  $       --   $ 1,038,450
  Demand note payable to related party...............      100,000          --
  Bridge loan payable to related party...............      250,000          --
  Note payable to bank...............................      200,000          --
  Accounts payable...................................      122,157      217,543
  Accrued expenses and taxes withheld................       90,725      137,955
  8% notes payable to shareholders...................      300,000          --
  Accrued compensation...............................      332,629      344,629
                                                       -----------  -----------
Total current liabilities............................    1,395,511    1,738,577
Shareholders' equity (deficit):
  Common stock, $.01 par value, 14,000,000 shares
   authorized; 2,960,759 and 2,482,622 shares
   issued............................................       29,607       24,826
  Class B common stock, $.01 par value ($5,698,509
   liquidation value), 6,000,000 shares authorized;
   1,611,269 shares issued...........................          --        16,113
Additional paid-in capital...........................    3,821,745    7,760,175
Deficit accumulated during the development stage.....   (4,248,607)  (7,466,633)
                                                       -----------  -----------
                                                          (397,255)     334,481
Less treasury stock, 5,280 shares of common stock, at
 cost................................................      (15,840)     (15,840)
                                                       -----------  -----------
Total shareholders' equity (deficit).................     (413,095)     318,641
                                                       -----------  -----------
                                                       $   982,416  $ 2,057,218
                                                       ===========  ===========

                            See accompanying notes.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                FROM INCEPTION
                                                                (MAY 22, 1992)
                          FOR THE YEARS ENDED DECEMBER 31,         THROUGH
                         -------------------------------------   DECEMBER 31,
                            1993         1994         1995           1995
                         -----------  -----------  -----------  --------------
Revenues:
  Option fees........... $       --   $       --   $       --    $   110,000
  Contract fees.........         --        29,740          --         29,740
  Miscellaneous sales...         --           --         3,600         3,600
  License fees..........         --        40,000          --        130,000
                         -----------  -----------  -----------   -----------
                                 --        69,740        3,600       273,340
Costs and expenses:
  General and
   administrative.......     724,045      929,591    1,327,366     3,695,429
  Research and
   development..........     500,185    1,087,591    1,659,114     3,444,483
  Depreciation and
   amortization.........     105,534      204,373      227,373       561,793
                         -----------  -----------  -----------   -----------
                           1,329,764    2,221,555    3,213,853     7,701,705
                         -----------  -----------  -----------   -----------
Loss from operations....  (1,329,764)  (2,151,815)  (3,210,253)   (7,428,365)
Other income (expense):
  Miscellaneous.........         165        2,037       12,907        15,109
  Interest, net.........       4,369      (45,911)     (20,680)      (53,377)
                         -----------  -----------  -----------   -----------
                               4,534      (43,874)      (7,773)      (38,268)
                         -----------  -----------  -----------   -----------
Net loss................ $(1,325,230) $(2,195,689) $(3,218,026)  $(7,466,633)
                         ===========  ===========  ===========   ===========
Net loss per share ..... $     (0.38) $     (0.54) $     (0.69)
                         ===========  ===========  ===========
Weighted average shares
 outstanding ...........   3,442,590    4,031,307    4,671,147
                         ===========  ===========  ===========


                            See accompanying notes.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

       FOR THE PERIOD FROM INCEPTION (MAY 22, 1992) TO DECEMBER 31, 1995

                                                                             DEFICIT
                                                   CLASS B                 ACCUMULATED
                            COMMON STOCK        COMMON STOCK    ADDITIONAL DURING THE
                          ------------------  -----------------  PAID-IN   DEVELOPMENT  TREASURY
                           SHARES    AMOUNT    SHARES   AMOUNT   CAPITAL      STAGE      STOCK       TOTAL
                          ---------  -------  --------- ------- ---------- -----------  --------  -----------
Exchange of stock for
 license agreement at
 $.25 per share.........    746,894  $ 7,469        --  $   --  $  179,255 $       --   $    --   $   186,724
Sale of stock at $1.00
 per share..............    820,000    8,200        --      --     811,800         --        --       820,000
Sale of stock at $3.00
 per share..............     86,667      867        --      --     259,133         --        --       260,000
Exercise of stock
 options at $.25
 per share..............    205,000    2,050        --      --      49,200         --        --        51,250
Issuance of stock for
 consulting services,
 117,500 shares at $.25
 per share, 88,500
 shares at $1.00 per
 share and 37,585 shares
 at $3.00 per share.....    243,585    2,435        --      --     228,195         --        --       230,630
Issuance of stock to
 employees for
 settlement of
 obligation for
 consulting services, at
 $3.00 per share........     10,000      100        --      --      29,900         --        --        30,000
Net loss................        --       --         --      --         --     (727,688)      --      (727,688)
                          ---------  -------  --------- ------- ---------- -----------  --------  -----------
Balance at December 31,
 1992...................  2,112,146   21,121        --      --   1,557,483    (727,688)      --       850,916
Sale of stock at $3.20
 per share, net of
 $138,932 of offering
 costs..................    331,250    3,312        --      --     917,756         --        --       921,068
Exercise of stock
 options at $.25 to
 $1.00 per share........     67,875      679        --      --      23,790         --        --        24,469
Issuance of stock for
 consulting services, at
 $3.00 per share........     50,862      509        --      --     152,077         --        --       152,586
Repurchase of stock at
 $3.00 per share........     (5,280)     --         --      --         --          --    (15,840)     (15,840)
Net loss................        --       --         --      --         --   (1,325,230)      --    (1,325,230)
                          ---------  -------  --------- ------- ---------- -----------  --------  -----------
Balance at December 31,
 1993...................  2,556,853   25,621        --      --   2,651,106  (2,052,918)  (15,840)     607,969
Sale of stock at $3.20
 per share..............    312,500    3,125        --      --     996,875         --        --     1,000,000
Exercise of stock
 options at $.25 to
 $1.00 per share........     35,500      355        --      --      12,270         --        --        12,625
Issuance of stock for
 consulting services, at
 $3.20 per share........     50,626      506        --      --     161,494         --        --       162,000
Net loss................        --       --         --      --         --   (2,195,689)      --    (2,195,689)
                          ---------  -------  --------- ------- ---------- -----------  --------  -----------
Balance at December 31,
 1994...................  2,955,479   29,607        --      --   3,821,745  (4,248,607)  (15,840)    (413,095)
Sale of stock at $3.75
 per share, net of
 $191,274 of offering
 costs..................        --       --     986,269   9,863  3,497,372         --        --     3,507,235
Exercise of stock
 options at $.25
 per share..............      9,300       93        --      --       2,232         --        --         2,325
Issuance of stock for
 consulting services, at
 $3.20 per share........     27,813      278        --      --      88,724         --        --        89,002
Issuance of stock for
 compensation to an
 employee, at $3.20 per
 share..................     16,000      160        --      --      51,040         --        --        51,200
Conversion of debt to
 common.................     93,750      938        --      --     299,062         --        --       300,000
Exchange of common for
 Class B common.........   (625,000)  (6,250)   625,000   6,250        --          --        --           --
Net loss................        --       --         --      --         --   (3,218,026)      --    (3,218,026)
                          ---------  -------  --------- ------- ---------- -----------  --------  -----------
Balance at December 31,
 1995...................  2,477,342  $24,826  1,611,269 $16,113 $7,760,175 $(7,466,633) $(15,840) $   318,641
                          =========  =======  ========= ======= ========== ===========  ========  ===========

                            See accompanying notes.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                  FROM INCEPTION
                                                                  (MAY 22, 1992)
                                                                     THROUGH
                            FOR THE YEARS ENDED DECEMBER 31,       DECEMBER 31,
                           -------------------------------------       1995
                              1993         1994         1995        CUMULATIVE
                           -----------  -----------  -----------  --------------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net loss.................  $(1,325,230) $(2,195,689) $(3,218,026)  $(7,466,633)
Adjustments to reconcile
 net loss to net cash
 used by operating
 activities:
 Depreciation and
  amortization...........      105,534      204,373      227,373       561,793
 Issuance of stock for
  services or
  compensation...........       95,586      162,000      140,202       539,280
 Change in assets and
  liabilities:
  Prepaid expenses and
   other.................      (22,924)     (18,866)      34,141       (14,628)
  Other assets...........          --           --          (100)       (7,459)
  Accounts payable.......       61,413       48,249       95,386       217,543
  Accrued expenses and
   taxes withheld and
   accrued compensation..       95,927       33,677       59,230       482,584
                           -----------  -----------  -----------   -----------
Net cash used in
 operations..............     (989,694)  (1,766,256)  (2,661,794)   (5,687,520)
CASH FLOWS FROM INVESTING
 ACTIVITIES
Sale (purchase) of short-
 term investments........      (94,280)     194,280          --            --
Purchase of property and
 equipment...............     (190,653)    (510,939)    (489,579)   (1,307,929)
Option to purchase
 assets..................          --           --       (90,000)      (90,000)
Proceeds from sale of
 property and equipment..          --           --         5,233         5,233
License agreements.......          --           --       (23,779)      (23,779)
                           -----------  -----------  -----------   -----------
Net cash used by
 investing activities....     (284,933)    (316,659)    (598,125)   (1,416,475)
CASH FLOWS FROM FINANCING
 ACTIVITIES
Proceeds from issuance of
 notes payable...........      300,000      550,000    1,358,450     2,208,450
Repayment of notes
 payable.................          --           --      (870,000)     (870,000)
Proceeds from issuance of
 common stock............      945,537    1,012,625    3,509,560     6,598,972
Purchase of treasury
 stock...................      (15,840)         --           --        (15,840)
                           -----------  -----------  -----------   -----------
Net cash provided by
 financing activities....    1,229,697    1,562,625    3,998,010     7,921,582
                           -----------  -----------  -----------   -----------
Net increase (decrease)
 in cash and cash
 equivalents.............      (44,930)    (520,290)     738,091       817,587
Cash and cash equivalents
 at beginning of period..      644,716      599,786       79,496           --
                           -----------  -----------  -----------   -----------
Cash and cash equivalents
 at end of period........  $   599,786  $    79,496  $   817,587   $   817,587
                           ===========  ===========  ===========   ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW INFORMATION
Cash paid for interest...  $       --   $    25,084  $    38,741   $    63,825
                           ===========  ===========  ===========   ===========

                            See accompanying notes.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

 Organization

  Novoste Corporation (the "Company") was incorporated on January 8, 1987 and remained dormant until May 22, 1992 (date of inception) at which time it was capitalized. In connection with the Company's capitalization, a license agreement valued at approximately $186,700 was transferred to the Company in exchange for 746,894 shares of the Company's common stock.

  The Company is primarily engaged in developing the King Beta-Cath System, an intraluminal beta radiation catheter delivery system designed to reduce restenosis subsequent to percutaneous transluminal coronary angio- plasty.

  The majority of the Company's efforts to date have been in the organization of the Company, establishing its management team, raising capital and initiating new product development. All revenues received to date have been from the sale of certain patent rights, option payments made by a potential strategic partner to the Company in exchange for the sole right for the potential partner to enter into future agreements with the Company and contract fees. Substantially all of the Company's products are in research or various stages of development. To achieve profitable operations, the Company must successfully complete the development and clinical trials of its products, obtain required regulatory approvals and achieve market acceptance. There can be no assurance that these efforts will be successful.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has accumulated a significant deficit during the development stage and requires additional financing to continue funding the development of its products. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management will seek additional funds through private financings in order to continue funding the development of its products. There can be no assurance that any such financings can be accomplished. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. Management will seek on behalf of the Company additional public or private financings to meet the Company's capital requirements in order to continue funding the development of the Company's products.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Net Loss Per Share

  The net loss per share is computed based on the weighted average number of common shares outstanding after giving effect to certain adjustments described below. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be antidilutive, except that, in accordance with Securities and Exchange Commission requirements, common and common stock equivalent shares issued during the twelve-month period prior to the proposed initial public offering have been included in the calculation as if they were outstanding for all periods, using the treasury stock method and an estimated initial public offering price of $13.00 per share.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Historical net loss per share information presented in accordance with GAAP is as follows:

                                                YEARS ENDED DECEMBER 31,
                                              -------------------------------
                                                1993       1994       1995
                                              ---------  ---------  ---------
   Net loss per share........................ $   (0.59) $   (0.77) $   (0.87)
                                              =========  =========  =========
   Shares used in computing net loss per
    share.................................... 2,248,179  2,836,896  3,679,361
                                              =========  =========  =========

 Cash and Cash Equivalents

  The Company considers all highly liquid investment instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of amounts invested in money market accounts and certain government securities.

 Property and Equipment

  Property and equipment are stated at cost and depreciated using the straight-line method based on the estimated useful lives of the related assets ranging from approximately 5 to 7 years. Leasehold improvements are amortized over the remaining term of the related lease using the straight-line method.

  Property and equipment is comprised of the following:

                                                             1994       1995
                                                           --------- ----------
   Furniture and fixtures................................. $ 147,051 $  232,112
   Office equipment.......................................   146,663    220,851
   Laboratory equipment...................................    57,202     98,001
   Leasehold improvements.................................   258,335    334,162
   Production equipment...................................   209,099    412,382
                                                           --------- ----------
                                                             818,350  1,297,508
   Less accumulated depreciation and amortization ........   178,240    364,827
                                                           --------- ----------
                                                           $ 640,110 $  932,681
                                                           ========= ==========

 Other Assets

  License agreements are amortized on a straight-line basis over periods ranging from fifteen to twenty years. The amortization periods are based on the lives of the license agreements or the approximate remaining lives of the related patents, whichever is appropriate. Accumulated amortization at December 31, 1994 and 1995 totaled $31,121 and $43,569, respectively.

  Deferred compensation costs are charged to expense on the straight-line basis over the term of the related agreements, principally one to three years.

  At December 31, 1995 other assets includes $90,000 paid to a supplier for an option, exerciseable through August 25, 2002, to purchase certain assets of the supplier for $5,000,000. The amount paid for the option will be credited toward the purchase price of the assets upon its exercise or expensed upon the Company's decision not to exercise the option or upon the option's expiration.

 Research and Development

  All research and development costs are charged to operations as incurred.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 Patent Costs

  Legal fees and other direct costs incurred in obtaining and protecting patents are expensed as incurred.

 Stock Based Compensation

  The Company grants stock options generally for a fixed number of shares to employees, directors, consultants and independent contractors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for stock option grants for which the terms are fixed. Compensation expense is recognized for increases in the estimated fair value of common stock for stock options with variable terms.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. However, the Company plans to continue to account for stock-based compensation in accordance with APB Opinion No. 25.

 Impact Of Recently Issued Accounting Standards

  In March 1995 the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recognized on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in 1996 and, based on current circumstances, does not believe such adoption will have a material effect on the Company's financial position or results of operations.

2. CONSULTING AGREEMENTS

  The Company has agreements with the members of its Scientific Advisory Board, various consultants and others with terms ranging from one to five years. Substantially all of these agreements provide for stock grants on the agreement dates with such shares valued at per share amounts ranging from $.25 to $3.00 per share and include certain registration rights. During the years ended December 31, 1993, 1994 and 1995 $58,792, $50,000 and $21,348,
respectively, were charged to operations as amortization of amounts capitalized under these consulting agreements ($141,751 from inception through December 31, 1995).

3. COMMITMENTS

  The Company is committed under an operating lease for a facility which is used as a research and development and commercial production facility. Rent expense was approximately $62,800, $62,400 and $116,400 for the years ended December 31, 1993, 1994 and 1995, respectively ($273,200 from inception through December 31, 1995). The total future minimum rental payments are as follows for the years ending December 31:

            1996................................ $154,880
            1997................................  154,880
            1998................................  154,880
            1999................................  154,880
            2000................................   64,533
                                                 --------
                                                 $684,053
                                                 ========

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
  Under the terms of a license agreement to manufacture and market certain technology (see Note 1), the Company has agreed to pay royalties ranging from 3.5% to 10% of net sales of the related products and a one time fee of $115,000. Such fee is payable when gross revenues from the sales of a specified product total $1,000,000.

4. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
   Deferred tax assets:
     Net operating loss carryforwards ................ $ 1,504,146  $ 2,697,752
     R&D tax credit carryforwards.....................      71,063      127,069
     Other............................................     139,840      140,504
                                                       -----------  -----------
                                                         1,715,049    2,965,325
   Valuation allowance................................  (1,715,049)  (2,965,325)
                                                       -----------  -----------
                                                       $       --   $       --
                                                       ===========  ===========

  The Company has approximately $7,065,000 of net operating losses for income tax reporting purposes available to offset future taxable income. Such losses expire $470,000 in 2007, $1,335,000 in 2008, $2,140,000 in 2009 and $3,120,000
in 2010 and may be subject to certain limitations for changes in ownership. Approximately $309,000 of the net operating loss carryforwards will result in a credit to contributed capital when recognized. Additionally, the Company has research and development tax credits of approximately $24,000 expiring in 2008, $47,000 expiring in 2009 and $56,000 expiring in 2010 unless utilized earlier.

  The actual income tax expense (benefit) differs from the "expected" amount (computed by applying the U.S. Federal corporate income tax rate of 34% to income or loss before income taxes) as follows:

                                                YEAR ENDED DECEMBER 31,
                                            ---------------------------------
                                              1993       1994        1995
                                            ---------  ---------  -----------
   Tax benefit computed at statutory
    rates.................................. $(450,578) $(746,534) $(1,094,129)
   State income taxes, net of Federal
    effect.................................   (53,009)   (87,828)    (128,721)
   Other, net..............................   (26,499)  (100,622)     (27,426)
   Change in valuation allowance...........   530,086    934,984    1,250,276
                                            ---------  ---------  -----------
   Income tax expense (benefit) ........... $     --   $     --   $       --
                                            =========  =========  ===========

5. SHORT-TERM DEBT

  The bridge loan payable to related party was payable to an affiliate of certain shareholders together with accrued interest at the rate of 10%, upon demand at any time after January 1, 1995. This loan was repaid on January 27, 1995.

  The note payable to bank with interest at 2% over the prime rate (10.5% at December 31, 1994) was repaid on January 27, 1995.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  On June 15, 1995 the Company entered into a line-of-credit arrangement for short-term debt with a bank under which the Company may borrow up to $300,000 at the prime rate plus one percent. The line of credit, which expires on June 15, 1996, is subject to commitment fees of .65% of the unused line-of-credit and borrowings thereunder are guaranteed up to $100,000 each by three officer/directors of the Company. No borrowings were outstanding at December 31, 1995 under this line-of-credit.

  The fixed rate convertible promissory notes with related parties, bear interest at the rate of 8% and are payable to certain shareholders, together with accrued interest, on June 1, 1996. At any time prior to the payment of these notes, the holders may convert all or any portion of the outstanding principal balance (plus accrued interest ) into Class B common stock at the rate of $3.75 per share. The conversion price of $3.75 per share is subject to adjustment in the event the Company issues or sells, or is deemed to have issued or sold, any of its common stock for consideration of less than $3.75 per share.

  Additionally, in connection with the placement of this indebtedness, the Company issued to a third party a warrant for the purchase of 9,395 shares of common stock at $3.75 per share exercisable through December 1, 2000. The carrying amounts of the promissory notes approximate their fair values at December 31, 1995.

  Subsequent to December 31, 1995, the Company issued to certain other shareholders $761,550 of additional fixed rate convertible promissory notes with the same terms as described above.

  The weighted average interest rates on short-term borrowings as of December 31, 1994 and 1995 were 9.7% and 8.0%, respectively.

6. 8% NOTES PAYABLE TO SHAREHOLDERS

  The 8% notes payable to shareholders and related accrued interest were payable to the extent that the Company met certain earnings requirements and raised a minimum of $1,000,000 of equity capital prior to March 24, 1995, excluding the 312,500 shares sold in 1994. Any unpaid balances of principal and accrued interest at March 24, 1995 were convertible into common stock of the Company at the greater of fair market value or $3.20 per share on that date. On December 1, 1995 the Company elected to have those notes converted at the estimated fair market value of $3.20 per share into 93,750 shares of common stock. The accrued interest on those notes was paid effective that same date.

7. SHAREHOLDERS' EQUITY (DEFICIT)

 Stock Purchase Agreements

  The Company has entered into a stock purchase agreement under which it sold 312,500 shares of common stock at $3.20 per share for cash in each of 1993 and 1994. The Company also granted to these investors warrants for the purchase of an additional 750,000 shares of common stock at $4.00 per share, which were subsequently canceled (see January 25, 1995 transaction below). The stock purchase agreement contains restrictions and covenants primarily related to limitations on indebtedness, payment of dividends, registration rights and changes in authorized capital stock. In conjunction with this agreement, the Company and certain of its shareholders entered into a shareholders' agreement defining certain rights as to the transfer or sale of common stock owned by such shareholders. Additionally, as related to the placement of this equity capital, the Company issued to a third party a warrant for the purchase of 31,250 shares of common stock at $3.20 per share in each of 1993 and 1994 exercisable through September 23, 1998.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
  On January 25, 1995 the Company amended its Articles of Incorporation to designate 2,000,000 of its 10,000,000 authorized shares of common stock as Class B common stock, $.01 par value. The Company further amended the Articles of Incorporation on July 27, 1995 and December 18, 1995 to increase the total authorized shares of the Company to 20,000,000, of which 14,000,000 shares are designated as common stock and 6,000,000 shares are designated as Class B common stock. The Class B common stock has certain liquidation preferences and holders thereof are entitled to elect three members of the board of directors.

  On January 25, 1995 the Company entered into a stock and warrant purchase agreement with an investor under which it sold 266,667 shares of Class B common stock at $3.75 per share for cash ($1,000,000). The Company also granted to the investor warrants for the purchase of an additional 266,667 shares of Class B common stock at $4.50 per share which were subsequently cancelled (see April, July and September 1995 transactions below). This agreement contains restrictions and covenants primarily related to limitations on indebtedness, payment of dividends, registration rights and changes in authorized capital stock. In conjunction with this agreement the Company and certain of its shareholders entered into a shareholders' agreement granting the investor and certain prior investors certain preemptive rights and placing certain restrictions on stock transactions by such shareholders. Additionally, in connection with this transaction, the Company issued to a third party a warrant for the purchase of 26,667 shares of common stock at $3.75 per share exercisable through January 24, 2000.

  Concurrent with the above investment, prior investors surrendered 625,000 shares of common stock of the Company for the same number of Class B common shares, and warrants held by such investors for the purchase of an additional 750,000 shares of common stock at $4.00 per share were canceled in exchange for the purchase of 266,664 shares of Class B common stock at $3.75 per share for cash ($999,990) and warrants to purchase an additional 483,336 shares of Class B common stock (see April, July and September 1995 transactions below).

  A portion of the proceeds from the January 25, 1995 equity investments were used to pay off $550,000 of the Company's short-term debt and accrued interest of $18,708.

  In April, July and September 1995 the Company entered into stock and warrant purchase agreements with investors under which it sold 452,938 shares of its Class B common stock at $3.75 per share for cash ($1,698,519). The Company also granted to the investors warrants for the purchase of an additional 452,938 shares of Class B common stock at $4.50 per share. Such warrants expire on December 31, 1999. These stock purchase agreements contain the same restrictions and covenants as those described above.

  Concurrent with the July investment, warrants to purchase 483,336 and 266,667 shares of Class B common stock at $3.75 and $4.50 per share, respectively, which had earlier expiration dates, were canceled in exchange for the same number of warrants at the same per share amounts with an expiration date of December 31, 1999. The new warrants received include a cashless exercise provision, but otherwise contain substantially the same terms as the cancelled warrants.

 Stock Option Plan

  The Company's Board of Directors adopted, on May 26, 1992, the Novoste Corporation Stock Option Plan (the "Plan") under which options designated as either incentive or non-qualified stock options may be issued to employees, officers, directors, consultants and independent contractors of the Company or any parent, subsidiary or affiliate of the Company. Options granted under the Plan are at prices not less than the fair market value on the date of grant and may be exercised for a period of ten years from the date of grant. Options granted under the Plan have vesting periods ranging from immediately to four years or, in the case of options as to 75,000 shares at $3.20 per share, upon achieving three specified milestones at the rate of 25,000 shares per milestone. Should such milestones be achieved, the Company will record a non-cash compensation expense to the extent the fair market value of the shares which vest exceeds the exercise price.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Activity under the Plan is summarized as follows:

                                                            NUMBER      PRICE
                                                           OF SHARES  PER SHARE
                                                           ---------  ----------
   Options granted........................................ 1,380,000  $ .25-1.00
   Options exercised......................................  (205,000)        .25
                                                           ---------
   Outstanding at December 31, 1992....................... 1,175,000    .25-1.00
   Options granted........................................   223,000   3.00-3.20
   Options exercised......................................   (67,875)   .25-1.00
                                                           ---------
   Outstanding at December 31, 1993....................... 1,330,125    .25-3.20
   Options granted........................................   166,000   3.00-3.20
   Options exercised......................................   (35,500)   .25-1.00
   Options canceled.......................................   (16,000)       3.20
                                                           ---------
   Outstanding at December 31, 1994....................... 1,444,625    .25-3.20
   Options granted........................................   359,750        3.20
   Options exercised......................................    (9,300)        .25
                                                           ---------
   Outstanding at December 31, 1995....................... 1,795,075    .25-3.20
                                                           =========
   Exercisable at December 31, 1995....................... 1,164,159    .25-3.20
                                                           =========

 Stock Warrants

  The Company grants warrants to consultants, investors and certain third parties. In conjunction with a sale of common stock in 1993, the Company issued warrants to the investors to purchase an additional 22,500 shares of common stock at $4.00 per share. Such warrants expire as to 15,000 and 7,500 shares on March 24, 1996 and March 24, 1997, respectively. Stock warrant activity, including the activity discussed in this note under Stock Purchase Agreements, is summarized as follows:

                                  COMMON STOCK          CLASS B COMMON STOCK
                            ------------------------- ------------------------
                            NUMBER OF  EXERCISE PRICE NUMBER OF EXERCISE PRICE
                            WARRANTS     PER SHARE    WARRANTS    PER SHARE
                            ---------  -------------- --------- --------------
   Outstanding at December
    31, 1992 ..............      --      $      --          --    $     --
   Granted.................  803,750      3.20-4.00         --          --
                            --------                  ---------
   Outstanding at December
    31, 1993...............  803,750      3.20-4.00         --          --
   Granted.................   31,250           3.20         --          --
                            --------                  ---------
   Outstanding at December
    31, 1994...............  835,000      3.20-4.00         --          --
   Cancelled............... (750,000)          4.00         --          --
   Granted.................   36,062           3.75   1,202,941   3.75-4.50
                            --------                  ---------
   Outstanding at December
    31, 1995...............  121,062      3.20-3.75   1,202,941   3.75-4.50
                            ========                  =========


 Other

  During 1993 the Company granted to three officers, directors and shareholders the right to convert their respective accrued salaries earned through December 31, 1993 into shares of the Company's common stock for a period of five years at a conversion rate of $3.20 per share. At December 31, 1995 accrued salaries of $320,629 were convertible into 100,195 shares of common stock.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)
  At December 31, 1995 the Company had reserved 2,403,583 shares of common stock for issuance upon future exercise of options and warrants and conversion of accrued salaries. The Company had also reserved 1,481,382 shares of Class B common stock for future exercise of warrants and conversion of fixed rate convertible promissory notes to shareholders outstanding at December 31, 1995.

8. SUBSEQUENT EVENTS

  On January 30, 1996 the Company entered into a license agreement whereby the licensor assigned its claim for certain of the Company's technology back to the Company for royalties based on net sales (as defined in the agreement) of products derived from such technology, subject to certain minimum royalties. The royalty agreement term is consistent with the life of the related patent and applies to assignments of the patent technology to a third party. The royalty agreement provides for a reduction of the royalty fees and term of the agreement if the patent for the technology is not received within three years of execution of the agreement. Under the terms of this license, the Company agreed to issue as additional consideration 10,000 shares of Novoste common stock to the licensor and its affiliates.

                            NOVOSTE CORPORATION

                       (A DEVELOPMENT STAGE COMPANY)

                    UNAUDITED CONDENSED BALANCE SHEETS

                                                                   PRO FORMA
                                                  MARCH 31, 1996 MARCH 31, 1996
                                                  -------------- --------------
ASSETS
Current assets:
  Cash and cash equivalents......................  $ 1,629,208    $ 2,599,121
  Prepaid expenses and other.....................       20,366         20,366
                                                   -----------    -----------
Total current assets.............................    1,649,574      2,619,487
Property and equipment...........................      957,708        957,708
License agreements...............................      163,822        163,822
Other............................................      233,536        233,536
                                                   -----------    -----------
                                                   $ 3,004,640    $ 3,974,553
                                                   ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Fixed rate convertible promissory notes with
   related parties...............................  $ 1,800,000    $       --
  Fixed rate promissory notes with related par-
   ties..........................................      738,450      1,500,150
  Note payable to bank...........................      300,000        300,000
  Accounts payable...............................      302,809        302,809
  Accrued expenses and taxes withheld............      115,021         73,136
  Accrued compensation...........................      347,629         27,000
                                                   -----------    -----------
Total current liabilities........................    3,603,909      2,203,095
Shareholders' equity (deficit):
  Common stock, $.01 par value, 14,000,000 shares
   authorized; 2,536,338 shares issued at March
   31, 1996, 5,653,555 pro forma shares issued...       25,363         56,535
  Class B common stock, $.01 par value
   ($5,698,509 liquidation value), 6,000,000
   shares authorized; 1,611,269 shares issued at
   March 31, 1996, no pro forma shares issued....       16,113            --
Additional paid-in capital.......................    8,053,389     10,431,255
Deficit accumulated during the development
 stage...........................................   (8,677,294)    (8,700,492)
                                                   -----------    -----------
                                                      (583,429)     1,787,278
Less treasury stock, 5,280 shares of common
 stock, at cost..................................      (15,840)       (15,840)
                                                   -----------    -----------
Total shareholders' equity (deficit).............     (599,269)     1,771,458
                                                   -----------    -----------
                                                   $ 3,004,640    $ 3,974,553
                                                   ===========    ===========

    See accompanying notes to unaudited condensed financial statements.

                              NOVOSTE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

               UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

                                                                 FROM INCEPTION
                                         FOR THE THREE MONTHS    (MAY 22, 1992)
                                            ENDED MARCH 31,         THROUGH
                                         ----------------------    MARCH 31,
                                           1995        1996           1996
                                         ---------  -----------  --------------
Revenues:
  Option fees........................... $     --   $       --    $   110,000
  Contract fees.........................       --           --         29,740
  Miscellaneous sales...................     1,200          --          3,600
  License fees..........................       --           --        130,000
                                         ---------  -----------   -----------
                                             1,200          --        273,340
Costs and expenses:
  General and administrative............   251,026      371,943     4,067,372
  Research and development..............   312,591      740,714     4,185,197
  Depreciation and amortization.........    61,051       70,217       632,010
                                         ---------  -----------   -----------
                                           624,668    1,182,874     8,884,579
                                         ---------  -----------   -----------
Loss from operations....................  (623,468)  (1,182,874)   (8,611,239)
Other income (expense):
  Miscellaneous.........................        54        2,438        17,547
  Interest, net.........................    (4,129)     (30,225)      (83,602)
                                         ---------  -----------   -----------
                                            (4,075)     (27,787)      (66,055)
                                         ---------  -----------   -----------
Net loss................................ $(627,543) $(1,210,661)  $(8,677,294)
                                         =========  ===========   ===========
Net loss per share ..................... $   (0.14) $     (0.24)
                                         =========  ===========
Weighted average shares outstanding .... 4,541,355    4,947,222
                                         =========  ===========

    See accompanying notes to unaudited condensed financial statements.

                            NOVOSTE CORPORATION

                       (A DEVELOPMENT STAGE COMPANY)

               UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                                                 FROM INCEPTION
                                                                 (MAY 22, 1992)
                                           FOR THREE MONTHS         THROUGH
                                            ENDED MARCH 31,        MARCH 31,
                                         ----------------------       1995
                                           1995        1996        CUMULATIVE
                                         ---------  -----------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...............................  $(627,543) $(1,210,661)  $(8,677,294)
Adjustments to reconcile net loss to
 net cash used by operating activities:
 Depreciation and amortization.........     61,051       70,217       632,010
 Issuance of stock for services or
  compensation.........................        --       139,511       678,791
 Change in assets and liabilities:
  Prepaid expenses and other...........     39,170       (5,738)      (20,366)
  Other assets.........................        --       (21,499)      (28,958)
  Accounts payable.....................    (38,946)      85,266       302,809
  Accrued expenses and taxes withheld
   and accrued compensation............    (23,947)     (19,934)      462,650
                                         ---------  -----------   -----------
Net cash used in operations............   (590,215)    (962,838)   (6,650,358)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment.....   (119,929)     (83,081)   (1,391,010)
Option to purchase assets..............        --           --        (90,000)
Proceeds from sale of property and
 equipment.............................        --           --          5,233
License agreements.....................        --           --        (23,779)
                                         ---------  -----------   -----------
Net cash used by investing activities..   (119,929)     (83,081)   (1,499,556)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes
 payable...............................     20,000    1,800,000     4,008,450
Repayment of notes payable.............   (570,000)         --       (870,000)
Proceeds from issuance of common
 stock.................................  1,831,732       57,540     6,656,512
Purchase of treasury stock.............        --           --        (15,840)
                                         ---------  -----------   -----------
Net cash provided by financing
 activities............................  1,281,732    1,857,540     9,779,122
                                         ---------  -----------   -----------
Net increase (decrease) in cash and
 cash equivalents......................    571,588      811,621     1,629,208
Cash and cash equivalents at beginning
 of period.............................     79,496      817,587           --
                                         ---------  -----------   -----------
Cash and cash equivalents at end of
 period................................  $ 651,084  $ 1,629,208   $ 1,629,208
                                         =========  ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
Cash paid for interest.................  $  21,024  $     8,986   $    72,811
                                         =========  ===========   ===========

    See accompanying notes to unaudited condensed financial statements.

                           NOVOSTE CORPORATION

                      (A DEVELOPMENT STAGE COMPANY)

            NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Article 10 of Regulation S-X. Accordingly, such financial statements do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

2. NET LOSS PER SHARE

  The net loss per share is computed based on the weighted average number of common shares outstanding after giving effect to certain adjustments described below. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be antidilutive, except that, in accordance with Securities and Exchange Commission requirements, common and common stock equivalent shares issued during the twelve-month period prior to the proposed initial public offering have been included in the calculations as if they were outstanding for all periods, using the treasury stock method and an estimated initial public offering price of $13.00 per share.

  Historical net loss per share information presented in accordance with GAAP is as follows:

                                                         THREE  MONTHS  ENDED
                                                              MARCH  31,
                                                         ----------------------
                                                            1995        1996
                                                         ----------  ----------
Net loss per share...................................... $    (0.19) $    (0.29)
                                                         ==========  ==========
Shares used in computing net loss per share.............  3,346,944   4,110,195
                                                         ==========  ==========

3. LICENSE AGREEMENT

  On January 30, 1996 the Company entered into a license agreement whereby the licensor assigned its claim for certain of the Company's technology back to the Company for royalties based on net sales (as defined in the agreement) of products derived from such technology, subject to certain minimum royalties. The royalty agreement term is consistent with the life of the related patent and applies to assignments of the patent technology to a third party. The royalty agreement provides for a reduction of the royalty fees and term of the agreement if the patent for the technology is not received within three years of execution of the agreement. Under the terms of this license, the Company agreed to issue as additional consideration 10,000 shares of Novoste common stock to the licensor and its affiliates.

4. DEBT

  During the three months ended March 31, 1996, the Company borrowed an additional $761,550 under fixed rate convertible promissory notes with related parties under the same terms as the amounts outstanding under such notes at December 31, 1995.

  The $738,450 of fixed rate promissory notes with related parties at March 31, 1996 represents amounts borrowed by the Company in March 1996. The notes mature June 3, 1996 with interest at 8% per annum. The Company borrowed an additional $761,700 in April 1996 from related parties under notes with the same terms.

  During the three months ended March 31, 1996, the Company borrowed $300,000 under its line-of-credit arrangement with a bank, as more fully described in
Note 5 to the audited financial statements.

                           NOVOSTE CORPORATION

                      (A DEVELOPMENT STAGE COMPANY)

      NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

5. SHAREHOLDERS' EQUITY

  During the three months ended March 31, 1996, the Company issued 38,716 shares of common stock valued at $237,339 related principally to payment for consulting services. In addition, warrants to purchase 15,000 shares of common stock were exercised for gross proceeds of $60,000.

  Unaudited pro forma shareholders' equity as of March 31, 1996 is set forth in the accompanying pro forma balance sheet, as adjusted to reflect the following actions which shall occur on or immediately prior to the closing of the Offering, as follows: (i) the conversion of all shares of Class B Common Stock outstanding into 1,611,269 shares of Common Stock, (ii) the cashless exercise of certain outstanding stock purchase warrants for an aggregate of 861,300 shares of Common Stock, assuming an offering price of $13.00 per share, (iii) the exercise of the balance of all outstanding stock purchase warrants for an aggregate of 47,104 shares of Common Stock at an aggregate exercise price of $208,219, (iv) the conversion of all outstanding convertible notes and accrued interest into an aggregate of 497,349 shares of Common Stock, assuming a closing date of this Offering of May 30, 1996, (v) the conversion of accrued salaries into 100,195 shares of Common Stock, (vi) an amendment to the Company's Articles of Incorporation to remove the Company's existing Class B Common Stock and to create a class of authorized but undesignated Preferred Stock and (vii) the issuance of an additional $761,700 of fixed rate promissory notes with related parties in April 1996.

                              [LOGO] NOVOSTE/TM/

The above is an artist's rendering of a future generation of the KBC System, currently under development. The KBC System is in an early stage of development, and therefore the final design of the KBC System may differ from that shown here.

The Company's KBC System is an investigational device and has not been approved by the FDA for commercial sale in the United States. The KBC System is in the early stage of clinical testing, and clinical data obtained to date are insufficient to demonstrate safety and efficacy. There can be no assurance that the KBC System will receive FDA approval if such approval is sought.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMA-TION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE AF-FAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                              -------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  21
Management...............................................................  37
Principal Shareholders...................................................  43
Certain Transactions.....................................................  45
Shares Eligible for Future Sale..........................................  47
Description of Securities................................................  49
Underwriting.............................................................  52
Legal Matters............................................................  53
Experts..................................................................  53
Available Information....................................................  54
Index to Financial Statements............................................ F-1
Report of Independent Auditors........................................... F-2

                              -------------------

UNTIL , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                               2,000,000 Shares

                              [LOGO] NOVOSTE/TM/

                                 Common Stock

                              -------------------

                                  PROSPECTUS

                              -------------------

                              Piper Jaffray inc.
                             Montgomery Securities

                                       , 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses of this offering are as follows:

   S.E.C. Registration Fee............................................ $ 11,104
   N.A.S.D. Filing Fee................................................    3,720
   Nasdaq National Market Qualification Fee...........................   36,616
   Accounting Fees....................................................   80,000
   Legal Fees and Expenses............................................  180,000
   Blue Sky Qualification Fees and Expenses...........................   25,000
   Printing and Engraving.............................................   90,000
   Transfer Agent's Fees and Expenses.................................   10,000
   Miscellaneous Expenses.............................................   38,560
                                                                       --------
     Total............................................................ $475,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 607.0850 of the Florida Business Corporation Act grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions thereof, Article VI of Registrant's Amended and Restated Articles of Incorporation and Article VIII of Registrant's By-laws provide for indemnification of Registrant's directors, officers, agents and employees to the full extent permissible under Section 607.0850 of the Florida Business Corporation Act.

  See also Section 6 of the Purchase Agreement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  From April 8, 1993 to June 9, 1993, Registrant issued an aggregate of 26,862 shares of Common Stock to four consultants for services valued at an aggregate of $80,586 (or $3.00 per share) as follows:

      DATE OF ISSUANCE             NAME OF CONSULTANT                     NO. OF SHARES
      ----------------             ------------------                     -------------
                4/8/93             Towey & Associates                             8,000
               5/18/93             Longbow Partners                              18,000
                6/9/93             William Mack                                     431
                6/9/93             Jack Snoke                                       431

  On July 7, 1993, Registrant issued three Senior Secured Promissory Notes, each in the principal amount of $100,000, payable with interest accruing thereon at 8% per annum to Thomas Weldon, Norman Weldon and Charles Larsen, such promissory notes being convertible into one share of Common Stock at a conversion price equal to the greater of $3.20 or the fair market value of the Common Stock on the date of conversion. In December 1995, the holder of each promissory note converted in full his promissory note into, and was issued, 31,250 shares of Common Stock.

  On October 16, 1993, Registrant granted to Thomas Weldon, Norman Weldon and Charles Larsen the right to convert, at any time on or prior to December 31, 1998, their respective accrued salaries through December 31, 1993, which aggregated $320,629, into shares of Common Stock at $3.20 per share. Simultaneously with the consummation of this offering, the accrued salaries will be converted into 100,196 shares of Common Stock, with Thomas Weldon, Norman Weldon and Charles Larsen receiving 56,395, 5,313 and 38,488 shares, respectively.

  In September 1993, Registrant issued 312,500 shares of Common Stock to Venhill Limited Partnership, Henry L. Hillman, Elsie Hilliard and C.G. Grefenstette, Trustees, and C.G. Grefenstette and Thomas G. Bigley,

Trustees, which together are principal shareholders of Registrant (collectively, the "Hillman Related Shareholders"), for $1,000,000 (or $3.20 per share) and, for no additional consideration, warrants to purchase an additional 750,000 shares of Class B Common Stock (at $3.75 per share). Concurrently therewith, as a finder's fee for securing the investment by the Hillman Related Shareholders, Registrant issued The Kriegsman Group warrants to purchase 31,250 shares of Common Stock at $3.20 per share.

  In November 1993, two private investors were issued an aggregate of 18,750 shares of Common Stock for $60,000 (or $3.20 per share) and, for no additional consideration, warrants to purchase an aggregate of 22,500 shares of Common Stock at $4.00 per share as follows:

      DATE OF ISSUANCE              NAME OF PURCHASER                     NO. OF SHARES
      ----------------            ---------------------                   -------------
               11/8/93            G&G Diagnostics LP II                          15,625
               11/8/93            Irwin Gruverman                                 3,125

  In December 1993, Registrant issued 13,000 shares of Common Stock to two consultants for services valued at $39,000 (or $3.00 per share) as follows:

      DATE OF ISSUANCE             NAME OF CONSULTANT                     NO. OF SHARES
      ----------------             ------------------                     -------------
              12/27/93             Longbow Partners                              12,000
              12/28/93             Raphael Meloul                                 1,000

  On each of February 23, 1994 and July 8, 1994, Registrant issued 7,500 shares of Common Stock to Towey & Associates for consulting services valued at $24,000 (or $3.20 per share).

  In March 1994, the Hillman Related Shareholders purchased 312,500 shares of Common Stock from Registrant for $1,000,000 (or $3.20 per share). Concurrently therewith, in payment of finder's fee for securing the investment by the Hillman Related Shareholders, Registrant issued The Kriegsman Group warrants to purchase 31,250 shares of Common Stock at $3.20 per share.

  In November 1994, the Registrant received a bridge loan from an affiliate of the Hillman Related Shareholders in the amount of $250,000. The note was payable on demand at any time after January 1, 1995, with accrued interest at 10% per annum. The loan was repaid on January 27, 1995.

  On December 29, 1994, Registrant issued an aggregate of 21,563 shares of Common Stock to two consultants for an aggregate of $69,002 (or $3.20 per share) as follows:

      DATE OF ISSUANCE             NAME OF CONSULTANT                     NO. OF SHARES
      ----------------             ------------------                     -------------
              12/29/94             Towey & Associates                             7,500
              12/29/94             Longbow Partners                              14,063

  In January 1995, Registrant issued 266,667 shares of Common Stock to Noro-Moseley Partners III, L.P. ("Noro-Moseley"), a principal shareholder, for $1,000,000 (or $3.75 per share) and, for no additional consideration, warrants to purchase an additional 266,667 shares of Common Stock at $4.50 per share. Concurrently therewith, in payment of a finder's fee for securing the Noro-Moseley investment, Registrant issued The Kriegsman Group warrants to purchase 26,667 shares of Common Stock at $3.75 per share. Also in January 1995, the Hillman Related Shareholders exercised warrants to purchase 266,664 shares of Class B Common Stock, with Registrant receiving proceeds therefrom of $999,990.

  On April 25, 1995, Registrant issued to ABS Employees' Venture Fund Limited Partnership 39,604 shares of Class B Common Stock for $148,515 (or $3.75 per share) and, for no additional consideration, warrants to purchase an additional 39,604 shares of Class B Common Stock at $4.50 per share.

  In July 1995, Registrant issued 400,000 shares of Class B Common Stock to Advanced Technology Ventures IV, L.P. ("ATV") for $1,500,000 (or $3.75 per share) and, for no additional consideration, warrants to purchase an additional 400,000 shares of Class B Common Stock (at $4.50 per share). As part of the ATV financing, the Hillman Related Shareholders and Noro-Moseley exchanged their shares of Common Stock for an equivalent number of shares of Class B Common Stock and their warrants to purchase an aggregate of 750,000 shares of Class B Common Stock for new warrants adding a cashless exercise provision and extending the expiration date to December 31, 1999, but otherwise containing substantially similar terms, including the right to purchase the identical number of shares of Class B Common Stock.

  On September 18, 1995, Registrant issued to Karen Vinjamuri 13,334 shares of Class B Common Stock for $50,003 (or $3.75 per share) and warrants to purchase 13,334 shares of Class B Common Stock at $4.50 per share.

  On December 6, 1995, Registrant issued 27,813 shares of Common Stock to two consultants for services valued at $89,002 (or $3.20 per share) as follows:

      DATE OF ISSUANCE             NAME OF CONSULTANT                     NO. OF SHARES
      ----------------             ------------------                     -------------
               12/6/95             Longbow Partners                              25,313
               12/6/95             Herbert Kontges                                2,500

  In December 1995 and January 1996, Registrant issued a series of Fixed Rate Convertible Promissory Notes to Noro-Moseley, the Hillman Related Shareholders, ATV and Cynthia Weldon, in the principal amounts of $295,380, $761,550, $443,070 and $300,000, respectively. Each of these notes had a maturity date of June 1, 1996 and accrued interest at a rate of 8% compounded annually on the unpaid principal amount, and provided that the holder thereof may convert all or a portion of the outstanding principal amount plus accrued interest into one share of Class B Common Stock for each $3.75 in principal amount plus accrued interest of such note being converted. As part of the Recapitalization, offering, the holders are converting the principal of and accrued interest on such notes into 495,766 shares of Class B Common Stock, assuming a closing date of this Offering of May 15, 1996. As part of the December 1995 debt financing, in payment of a finder's fee, Registrant issued The Kriegsman Group warrants to purchase 9,395 shares of Common Stock at $3.75 per share.

  On January 30, 1996, Registrant issued 2,433 shares of Common Stock to Ian Crocker, M.D., for consulting services rendered in the fourth quarter of 1995 valued at $14,598 (or $6.00 per share).

  On January 30, 1996, Registrant issued 3,800 shares of Common Stock to Emory University valued at $24,244 (or $6.38 per share) as partial consideration for the rights granted under the license agreement between Emory University and Registrant of even date. Registrant also issued 6,200 shares of Common Stock to two physicians employed by Emory University valued at $39,556 (or $6.38 per share) as consideration for services rendered under the license agreement of even date as follows:

      DATE OF ISSUANCE             NAME OF CONSULTANT                     NO. OF SHARES
      ----------------             ------------------                     -------------
               1/30/96             Ian Crocker, M.D.                              1,800
               1/30/96             Ron Waksman, M.D.                              4,400

  On February 5, 1996, the Company granted 15,000 shares of Common Stock to Spencer B. King, III, M.D., for consulting services valued at $95,700 (or $6.38 per share) as follows:

  On March 31, 1996, Registrant issued 1,010 shares of Common Stock to Ian Crocker, M.D., for consulting services rendered in the first quarter of 1996 valued at $6,450 ( or $6.38 per share).

  On March 31, 1996, Registrant issued 7,523 shares of Common Stock to Towey & Associates for consulting services valued at $48,000 (or $6.38 per share).

  See "Management--Executive Compensation" of the Prospectus for shares issued in 1995 and 1996 to one executive officer as compensation for services rendered in 1995.

  From April 1, 1993 through April 1, 1994, Registrant granted under its Stock Option Plan 182,000 options at $3.20 per share to 8 holders.

  From April 1, 1994 through April 1, 1995, Registrant granted under its Stock Option Plan 294,000 options at $3.20 per share to 9 holders.

  From April 1, 1995 through December 31, 1995, Registrant granted under its Stock Option Plan 224,750 options at $3.20 per share to 24 holders.

  From January 1, 1996 through May 10, 1996, Registrant granted under its Stock Option Plan 36,500 options at the greater of $13.00 per share or the initial public offering price per share in the offering covered by this Registration Statement.

  In March and April 1996, Registrant received bridge loans in the aggregate amount of $1,500,150 from the Hillman Related Shareholders, Noro-Moseley and ATV in exchange for Fixed Rate Promissory Notes in the aggregate principal amount of the loan, due June 30, 1996 with interest at the rate of 8.0% compounded annually.

  The foregoing transactions of Registrant were exempt from registration under the Securities Act of 1933, as amended, under Sections 3(a)(9) and 4(2) thereunder, and all stock certificates issued in connection therewith were legended to reflect their restricted status.

ITEM 16.  EXHIBITS

  (a) EXHIBITS:

       *1  --Form of Underwriting Agreement.
     *3.1  --Articles of Incorporation of Registrant, as amended.
     *3.2  --Form of Amended and Restated Articles of Incorporation of
            Registrant to be filed prior to the closing of this offering.
     *3.3  --Form of Amended and Restated By-Laws of Registrant to be adopted prior to the closing of this Offering.
      4.1  --Form of Specimen Common Stock Certificate of Registrant.
     *4.2  --Registration Rights Agreement, dated July 28, 1995, by and among
            Registrant, Norman R. Weldon, Thomas D. Weldon, Charles E.
            Larsen, the Hillman Investors (as defined therein), Noro-Moseley
            Partners-III, L.P. and Advanced Technology Ventures IV, L.P.
     *4.3  --Registration Rights Agreement, dated April 26, 1995, between
            Registrant and ABS Employees' Venture Fund Limited Partnership.
     *4.4  --Registration Rights Agreement, dated September 20, 1995, between
            Registrant and Karen C. Vinjamuri.
     *4.5  --Stock Purchase Warrant, dated September 24, 1993, between
            Registrant and The Kriegsman Group.
     *4.6  --Stock Purchase Warrant, dated March 24, 1994, between Registrant and The Kriegsman Group.
     *4.7  --Stock Purchase Warrant, dated August 1995, between Registrant and The Kriegsman Group.
     *4.8  --Stock Purchase Warrant, dated December 1, 1995, between
            Registrant and The Kriegsman Group.
     *4.9  --Consulting Agreement, dated July 30, 1992, between Registrant and Spencer B. King III, M.D.
     *4.10 --Consulting Agreement, dated February 1, 1996, between Registrant and Spencer B. King III, M.D.
     *4.11 --Consulting Agreement, dated February 1, 1993, between Registrant and Harry A. Kopelman, M.D.

       *4.12   --Consulting Agreement, dated October 4, 1992, between
                Registrant and Robert Langer.
       *4.13   --Consulting Agreement, dated July 30, 1992, between
                Registrant and John B. Martin.
       *4.14   --Consulting Agreement, dated November 4, 1992, between
                Registrant and Raphael Meloul.
       *4.15   --Consulting Agreement, dated June 30, 1992, between
                Registrant and David O. Williams, M.D.
       *4.16   --Form of Fixed Rate Promissory Notes by Registrant, in the
                aggregate principal amount of $1,500,150, at the interest
                rate of 8.0% compounded annually.
        5      --Opinion by Epstein Becker & Green, P.C., as to legality.
      *10.1    --Form of Stock Option Plan of Registrant, as amended.
     *+10.2    --License Agreement, dated January 30, 1996, between Emory
                University and Registrant.
     *+10.3    --Clinical Research Study Agreement, dated January 30, 1996, by Emory University and Registrant.
     *+10.4    --License Agreement, dated January 31, 1996, between Spencer
                B. King III, M.D. and Registrant.
     *+10.5    --Restenosis Therapy Project Development and Supply Agreement,
                dated November 28, 1994, with Registrant, relating to the
                supply of radioactive beta isotopes.
     *+10.6    --Option to Purchase Assets Agreement dated August 22, 1995, with Registrant relating to the purchase of assets of
                Registrant's supplier of radioactive beta isotopes.
      *10.7    --License/Product Supply Agreement, dated as of May 11, 1992, by and among Sumitomo Bakelite Co., Ltd., Sumitomo Plastics
                America, Inc., Norman R. Weldon,
                Thomas D. Weldon, Charles E. Larsen and Registrant.
      *10.8    --Lease, dated July 9, 1992, between Weeks Master Partnership,
                L.P. and Registrant, as amended.
      *10.9(a) --Agreement, dated June 15, 1995, between NationsBank of
                Georgia, N.A. and Registrant, superseding the indebtedness originally evidenced by documents dated September 1994.
      *10.9(b) --Continuing and Unconditional Guaranty dated September 15,
                1994, by Charles Larsen.
      *10.9(c) --Continuing and Unconditional Guaranty dated September 15,
                1994, by
                Thomas D. Weldon.
      *10.9(d) --Continuing and Unconditional Guaranty, dated June 15, 1995, by Norman R. Weldon.
       11      --Computation of Per Share Earnings.
       23.1    --Consent of Ernst & Young LLP (contained on page II-9).
       23.2    --Consent of Epstein Becker & Green, P.C. (included in Exhibit
                5).
       *24     --Power of Attorney.

- --------

* Previously filed.

+ Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

  (B) FINANCIAL STATEMENT SCHEDULES:

  Schedules have been omitted for the reason that they are not required or are not applicable or because the required information is included in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Purchase Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended (the "Act") may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions of its Amended and Restated Certificate of Incorporation, its By-Laws, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant for expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  Registrant hereby further undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON THE 14TH DAY OF MAY, 1996.

                                          Novoste Corporation

                                              * Norman R. Weldon, Ph.D.
                                          By: _________________________________

                                                Norman R. Weldon, Ph.D.

                                                 Chairman of the Board

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                                       Chairman of the
   * Norman R. Weldon, Ph.D.            Board and Director       May 14, 1996
- -------------------------------------
       NORMAN R. WELDON, PH.D.

                                       President, Chief
       * Thomas D. Weldon               Executive Officer        May 14, 1996
- -------------------------------------   and Director
          THOMAS D. WELDON              (Principal
                                        Executive Officer)

                                       Vice President,
       * William P. Lane                Finance and Chief        May 14, 1996
- -------------------------------------   Financial Officer
           WILLIAM P. LANE              (Principal
                                        Financial and
                                        Accounting Officer)

                                       Director
      * Charles E. Larsen                                        May 14, 1996
- -------------------------------------
          CHARLES E. LARSEN

      * J. Stephen Holmes              Director                  May 14, 1996
- -------------------------------------
       J. STEPHEN HOLMES

     * Richard M. Johnston             Director                  May 14, 1996
- -------------------------------------
      RICHARD M. JOHNSTON

              SIGNATURE                         TITLE                DATE

                                        Director
      * Pieter J. Schiller                                       May 14, 1996
- -------------------------------------
         PIETER J. SCHILLER

                                        Director
      * Jack R. Kelly, Jr.                                       May 14, 1996
- -------------------------------------
         JACK R. KELLY, JR.

                                        Director
      * William E. Whitmer                                       May 14, 1996
- -------------------------------------
         WILLIAM E. WHITMER


   /s/ Norman R. Weldon, Ph.D.
*By: ___________________________

     NORMAN R. WELDON, PH.D.,
       ATTORNEY-IN-FACT

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated February 9, 1996 in the Registration Statement (Form S-1 No. 333-3374) and related Prospectus of Novoste Corporation for the Registration of 2,000,000 shares of its Common Stock.

                                          Ernst & Young LLP

Atlanta, Georgia

May 14, 1996

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION                           PAGE NO.
 -------                         -----------                           --------
   *1    --Form of Underwriting Agreement.
   *3.1  --Articles of Incorporation of Registrant, as amended.
   *3.2  --Form of Amended and Restated Articles of Incorporation of
          Registrant to be filed prior to the closing of this
          offering.
   *3.3  --Form of Amended and Restated By-Laws of Registrant to be
          adopted prior to the closing of this Offering.
    4.1  --Form of Specimen Common Stock Certificate of Registrant.
   *4.2  --Registration Rights Agreement, dated July 28, 1995, by and among Registrant, Norman R. Weldon, Thomas D. Weldon,
          Charles E. Larsen, the Hillman Investors (as defined
          therein), Noro-Moseley Partners-III, L.P. and Advanced
          Technology Ventures IV, L.P.
   *4.3  --Registration Rights Agreement, dated April 26, 1995, between Registrant and ABS Employees' Venture Fund Limited
          Partnership.
   *4.4  --Registration Rights Agreement, dated September 20, 1995, between Registrant and Karen C. Vinjamuri.
   *4.5  --Stock Purchase Warrant, dated September 24, 1993, between
          Registrant and The Kriegsman Group.
   *4.6  --Stock Purchase Warrant, dated March 24, 1994, between
          Registrant and The Kriegsman Group.
   *4.7  --Stock Purchase Warrant, dated August 1995, between
          Registrant and The Kriegsman Group.
   *4.8  --Stock Purchase Warrant, dated December 1, 1995, between
          Registrant and The Kriegsman Group.
   *4.9  --Consulting Agreement, dated July 30, 1992, between
          Registrant and Spencer B. King III, M.D.
   *4.10 --Consulting Agreement, dated February 1, 1996, between
          Registrant and Spencer B.
          King III, M.D.
   *4.11 --Consulting Agreement, dated February 1, 1993, between
          Registrant and Harry A. Kopelman, M.D.
   *4.12 --Consulting Agreement, dated October 4, 1992, between
          Registrant and Robert Langer.
   *4.13 --Consulting Agreement, dated July 30, 1992, between
          Registrant and John B. Martin.
   *4.14 --Consulting Agreement, dated November 4, 1992, between
          Registrant and Raphael Meloul.
   *4.15 --Consulting Agreement, dated June 30, 1992, between
          Registrant and David O. Williams, M.D.
   *4.16 --Form of Fixed Rate Promissory Notes by Registrant, in the
          aggregate principal amount of $1,500,150, at the interest
          rate of 8.0% compounded annually.
    5    --Opinion by Epstein Becker & Green, P.C., as to legality.
  *10.1  --Form of Stock Option Plan of Registrant, as amended.
 *+10.2  --License Agreement, dated January 30, 1996, between Emory
          University and Registrant.
 *+10.3  --Clinical Research Study Agreement, dated January 30,
          1996, by Emory University and Registrant.

  EXHIBIT
  NUMBER                          DESCRIPTION                          PAGE NO.
  -------                         -----------                          --------
 *+10.4    --License Agreement, dated January 31, 1996, between
            Spencer B. King III, M.D. and Registrant.
 *+10.5    --Restenosis Therapy Project Development and Supply
            Agreement, dated November 28, 1994, with Registrant,
            relating to the supply of radioactive beta isotopes.
 *+10.6    --Option to Purchase Assets Agreement dated August 22,
            1995, with Registrant relating to the purchase of assets
            of Registrant's supplier of radioactive beta isotopes.
  *10.7    --License/Product Supply Agreement, dated as of May 11,
            1992, by and among Sumitomo Bakelite Co., Ltd., Sumitomo
            Plastics America, Inc., Norman R. Weldon,
            Thomas D. Weldon, Charles E. Larsen and Registrant.
  *10.8    --Lease, dated July 9, 1992, between Weeks Master
            Partnership, L.P. and Registrant, as amended.
  *10.9(a) --Agreement, dated June 15, 1995, between NationsBank of
            Georgia, N.A. and Registrant, superseding the
            indebtedness originally evidenced by documents dated
            September 1994.
  *10.9(b) --Continuing and Unconditional Guaranty dated September
            15, 1994, by Charles Larsen.
  *10.9(c) --Continuing and Unconditional Guaranty dated September
            15, 1994, by
            Thomas D. Weldon.
  *10.9(d) --Continuing and Unconditional Guaranty, dated June 15,
            1995, by Norman R. Weldon.
   11      --Computation of Per Share Earnings.
   23.1    --Consent of Ernst & Young LLP (contained on page II-9).
   23.2    --Consent of Epstein Becker & Green, P.C. (included in
            Exhibit 5).
   *24     --Power of Attorney.

- --------

* Previously filed.

+ Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.